  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1996
                                                      REGISTRATION NO. 333-4793
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   AMENDMENT

                                    NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                             SILICON GAMING, INC.
       CALIFORNIA                    7372                    77-0357939
 (STATE OR JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
   OF INCORPORATION OR     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
      ORGANIZATION)
                             2800 W. BAYSHORE ROAD
                             PALO ALTO, CA 94303
                                (415) 842-9000
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)
                               ----------------
                              DONALD J. MASSARO
                           CHIEF EXECUTIVE OFFICER
                             SILICON GAMING, INC.
                            2800 W. BAYSHORE ROAD
                             PALO ALTO, CA 94303
                                (415) 842-9000
          (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                  COPIES TO:

  JAMES M. KOSHLAND, ESQ.                                JOHN HALLE, ESQ.
 PAUL A. BLUMENSTEIN, ESQ.                            RONALD J. LONE, ESQ,
  WILLIAM A. RODONI, ESQ.                            CHRISTOPHER J. VOSS, ESQ.
GRAY CARY WARE & FREIDENRICH                             STOEL RIVES LLP
 A Professional Corporation                             900 SW Fifth Avenue
    400 HAMILTON Avenue                                 Portland, OR 97204
    Palo Alto, CA 94301                                   (503) 224-3380
      (415)328-6561


                               ----------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                              PROPOSED
                                              MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
- --------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value.................       4,025,000       $12.00        $48,300,000        $16,656

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 525,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purposes of computing the registration fee.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              SILICON GAMING, INC.

    CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
                                  LOCATION IN
                    PROSPECTUS OF ITEMS REQUIRED IN FORM S-1

              FORM S-1 ITEM                      LOCATION IN PROSPECTUS
              -------------                      ----------------------
  1. Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus...............   Outside Front Cover Page
  2. Inside Front and Outside Back
      Cover Pages of Prospectus........   Inside Front and Outside Back Cover
                                           Pages; Additional Information
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges..........................   Prospectus Summary; Risk Factors
  4. Use of Proceeds...................   Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price...   Underwriting
  6. Dilution..........................   Dilution
  7. Selling Security Holders..........   Not Applicable
  8. Plan of Distribution..............   Outside Front Cover Page;
                                           Underwriting
  9. Description of Securities to Be
      Registered.......................   Description of Capital Stock
 10. Interests of Named Experts and
      Counsel..........................   Experts
 11. Information with Respect to the
      Registrant.......................   Front Cover Page; Prospectus Summary;
                                          Risk Factors; Dividend Policy;
                                          Selected Consolidated Financial
                                          Data; Management's Discussion and
                                          Analysis of Financial Condition and
                                          Results of Operations; Business;
                                          Management; Certain Transactions;
                                          Principal Shareholders; Description
                                          of Capital Stock; Shares Eligible
                                          for Future Sale; Consolidated
                                          Financial Statements
 12. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
SUBJECT TO COMPLETION, DATED JULY 8, 1996

[LOGO APPEARS HERE]
- --------------------------------------------------------------------------------
 3,500,000 SHARES
 COMMON STOCK
- --------------------------------------------------------------------------------
 All of the 3,500,000 shares of Common Stock, par value $0.001 per share
 ("Common Stock"), are being sold by Silicon Gaming, Inc. ("SGI" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Following the offering, the Company's executive officers and directors, together with entities affiliated with them, will own approximately 35.0% of the Company's outstanding Common Stock (33.4% if the Underwriters' overallotment option is exercised). See "Risk Factors--Control by Existing Shareholders." The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SGIC."

 AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE COMMON STOCK OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             PRICE     UNDERWRITING PROCEEDS TO
             TO PUBLIC DISCOUNT(1)  COMPANY(2)
  Per Share  $         $            $
  Total(3)   $         $            $

 (1) The Company has also agreed (i) to issue to Deutsche Morgan Grenfell/C.
     J. Lawrence Inc., Bear, Stearns & Co. Inc., Montgomery Securities and Oppenheimer & Co., Inc. warrants (the "Representatives' Warrants") to purchase up to an aggregate of 177,777 shares of Common Stock for $
     per share (120% of the initial public offering price of the Common Stock offered hereby) and (ii) to grant certain registration rights with respect to such shares. See "Underwriting."
 (2) Before deducting expenses of this offering of approximately $1,250,000 payable by the Company.
 (3) The Company has granted to the Underwriters an option to purchase up to 525,000 additional shares of Common Stock to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting
     Discount and Proceeds to Company will be $   , $    and $   ,
     respectively. See "Underwriting."

 The shares of Common Stock are offered by the Underwriters, subject to prior sale, when and as if delivered to and accepted by them, and subject to the right to reject orders in whole or in part and to certain other conditions. Delivery of shares of Common Stock offered hereby to the Underwriters is
 expected to be made in New York, New York, on or about    , 1996.

 DEUTSCHE MORGAN GRENFELL

          BEAR, STEARNS & CO. INC.

                     MONTGOMERY SECURITIES

                                                         OPPENHEIMER & CO., INC.

 The date of this Prospectus is      , 1996.

                             [Graphic Appears Here]

Photograph of the Company's slot machine with logos for Phantom Belle, Krazy Keno, Buccaneer Gold, Fort Knox, Meteors! and Win-O-Matic, a suite of games that are currently in production or under development, depicted on the device's touch screen display


                               ----------------

                              A NEW GENERATION OF
                       INTERACTIVE WAGERING ENTERTAINMENT

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Depictions of sample game screens for Fort Knox, Win-O-Matic, Buccaneer Gold and Phantom Belle with the following accompanying description alongside each depiction: Fort Knox - Silicon Gaming merges PC technology with casino
                 ---------
entertainment to create a new generation of innovative wagering products, Win-O-Matic - An old-fashioned slot machine with a 50's flair, the Win-O-Matic
- -----------
is simple to play and features traditional real symbols like cherries, lemons and plums, Buccaneer Gold - Buccaneer Gold is a pirate-themed version of a
           --------------
traditional reel slot that features lively, animated jackpot celebrations and a swashbuckling bonus feature and Phantom Belle - Draw poker on a 19th century
                                -------------
river boat, Phantom Belle pits players against a ghostly dealer and a host of other haunted characters. All such games are footnoted with the following text:
"The images shown reflect games that are currently in production or under development."

     Graphic showing overlapping circles which represent the Company's focus on gaming entertainment, customer needs and technology with the accompanying text, "Our understanding of casino gaming, entertainment, and multimedia technology results in a fresh, innovative approach to creating wagering products that we believe offer higher revenue potential to casino operators."


     Bar graph depicting the revenue spent or estimated to be spent on casino gaming in the United States from 1990 through 1997 with the following accompanying text, "Casino gaming is a significant component of the entertainment economy. In the U.S. last year, more money was spent in casinos than on movies and video rentals combined."


     Additional text reads as follows: "Silicon Gaming intends to become the gaming industry's leading provider of innovative wagering games and related products. Our strategy is to focus on: Enhancing Entertainment Value. We believe that the next generation of slot machines must offer players a richer, more interactive, more entertaining experience than what is currently available. Our games are wrapped in engaging stories and feature a combination of computer animation, live-action video, and digital audio. As a result, we feel these products will attract both new and existing slot players and will hold their interest for longer periods of time. Developing Customer Intimacy-Understanding both the casino operator and the slot" (text continued on next page).

        Depictions of sample game screens for Fort Knox (carryover picture and text from previous page), Krazy Keno, Roulette Royale and Meteors! with the following accompanying descriptions alongside each depiction: Krazy Keno- The
                                                              ----------
balls shoot through the air to hit or miss the player's spots. Krazy Keno uses dazzling animation to add color and heighten anticipation in this old-time favorite. Roulette Royale - The wheel spins and spins as players adjust their bets in Roulette Royale, a faithful representation of the classic table game
        ---------------
and Meteors! - Three-reel gaming launches into outer space in Meteors, a Magic
    --------
Windows game where bonus rounds warp trigger-happy players into double-jackpot hyperspace. All such games are footnoted (from the previous page) with the following text. "The images shown reflect games that are currently in production or under development."

        Pictures showing the Company's slot machine platform with the accompanying text, "The Silicon Gaming platform is designed to resemble a traditional slot machine in terms of its footprint, size, shape and features - such as the side-mounted handle."

        A depiction of the Company's Machine Management System, the slot machine's on-line help and information system with the accompanying text, "To make our machines even easier to use our on-line help and information system offers players step-by-step instructions."

        Additional text continued from the previous page) reads as follows:
"player allows us to develop a range of products that are responsive to their needs. We believe our wagering experiences reflect the more sophisticated tastes of today's entertainment consumer. And our proprietary machine Management System gives casino personnel a powerful, yet easy-to-use set of diagnostic and auditing tools. INTEGRATING PC TECHNOLOGY -- In order for us to build a machine that is flexible enough to meet the anticipation demands of a changing industry, we leverage computer technology. Our Pentium-based multimedia platform can support a wide range of game production styles and techniques. And by integrating off-the-shelf components into the modular design of our platform, the machine is easy to service, configure, and upgrade."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the information, including financial information, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus, including financial information, shares and per share data: (i) gives effect to a 2-for-3 reverse stock split to be effected prior to or concurrently with this offering; (ii) reflects the automatic conversion of the Company's outstanding Redeemable Preferred Stock (other than the Series A1 and Series B1 Redeemable Preferred Stock) into an aggregate of 3,528,349 shares of Common Stock upon the completion of this offering; and (iii) assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting."

                                  THE COMPANY

  Silicon Gaming, Inc. ("SGI" or the "Company"), a development stage company, is engaged in the design and development of what it believes will be the next generation of interactive slot machines for use in casinos and other gaming establishments. The Company's product combines an advanced multimedia gaming platform with software-based games that the Company believes will be more engaging and entertaining than other gaming devices currently available and will, as a result, generate increased gaming revenue per device ("win per machine") for the casino operator. The Company has manufactured several fully functioning prototypes and has applied for product approval in Nevada, and, if approved, expects to be able to ship its first product for commercial trial in late 1996. As of July 3, 1996, the Company had received nonbinding commitments to install and evaluate its gaming platform from Bally's Las Vegas, Boulder Station Hotel & Casino, Caesars Palace Las Vegas, Circus Circus Hotel & Casino, Excalibur Hotel Casino, the Flamingo Hilton, Grand Casino Biloxi, Grand Casino Gulfport, Grand Casino Tunica, Hard Rock Hotel & Casino, Harrah's Las Vegas, ITT Sheraton Desert Inn, Sheraton Tunica, Luxor Hotel Casino, MGM Grand Hotel/Casino, New York-New York Hotel/Casino, Palace Station Hotel & Casino, Station Casino Kansas City, St. Charles Riverfront Station, Stratosphere Hotel & Casino and Texas Station, each of which has agreed to install and evaluate from eight to 30 of the Company's machines. Collectively, these casinos have agreed to install approximately 400 units. Notwithstanding these nonbinding commitments, SGI has generated no revenues to date and does not expect to become profitable until at least the third quarter of 1998.

  The Company's gaming platform features high resolution video presented across the full surface of a large touchscreen display. The games feature high quality animation, video clips, digital sound and a level of visual appeal and interactivity that the Company believes is unattainable by the current generation of slot machines. The Company is attempting to maximize the entertainment value offered by the two-dimensional surface of the video screen by providing multiple levels of achievement within the same game, so that, through successful play over a period of time, a player may advance to a bonusing sequence and win additional jackpots. Utilizing these features, SGI believes that its products will encourage longer and more frequent periods of play by existing slot machine customers and attract new gaming customers who are seeking greater entertainment value than that offered by the current generation of slot machines. In addition, the Company has designed its machines with a number of features, such as play stoppage entertainment, modular components, and the Company's Machine Management System software, which provides easy-to-use diagnostics designed to minimize player inconvenience and machine down-time.

HISTORY

  The Company was founded in 1993 by executives in the high technology and multimedia entertainment industries who believed that existing "hardware dominant" slot machines were not fully utilizing available technology and entertainment capabilities. These founders believed that the slot machine experience, enhanced by the application of multimedia technology and production practices, would be more entertaining to slot players, resulting in longer and more frequent periods of play and thus greater win per machine for casino operators. In October 1994, the Company hired Andrew S. Pascal from The Mirage Hotel and Casino, where he served as Director of Slot Operations and Marketing. Based on his experience, Mr. Pascal agreed that SGI had identified a significant market opportunity that was not being addressed by existing slot machine vendors. Since joining the Company, Mr. Pascal has had principal responsibility for the design specifications of the Company's game platform and has supervised development of the various games that will be offered on the Company's machines. In June 1995, the Company hired its first full-time Chief Executive Officer, Donald J. Massaro, a founder and Chief Executive Officer of several technology companies.

  In the course of its development, SGI has built relationships with a number of organizations and individuals in the high technology and gaming industries. In addition, the Company has attracted investment capital from venture capital firms and institutional investors including Kleiner Perkins Caufield & Byers, Technology Partners, Benchmark Capital Management and Capital Research and Management Company. Investors from relevant industries include Station Casinos, Inc. and International Game Technology, Inc. ("IGT") from the gaming industry, The Interpublic Group of Companies, Inc. from the advertising industry and RSA Data Security, Inc. from the data security industry. IGT, a competitor of the Company, will own approximately 2.5% of the Company's Common Stock after this offering.

STRATEGY

  Although the gaming industry has enjoyed significant growth over the past five years, the Company believes that most of the investment over this period has been made in physical assets such as large hotels and themed attractions, and that comparatively little has been invested in further developing the actual casino games which, in the aggregate, account for a majority of the average casino's revenue. In contrast, the Company has focused its resources primarily on developing what it believes will be the next generation of interactive slot machines and on implementing its strategy of providing a gaming platform that offers slot machine players a more entertaining and engaging experience than is available from current gaming machines. The Company believes that its machines will encourage casino patrons to play more frequently and for longer periods of time and will also attract new gaming customers, particularly younger patrons who typically are not attracted to current generation slot machines. The Company believes that, as a result, its machines will outperform most existing machines in win per machine and thus motivate casino operators to supplement or replace existing slot machines with SGI products.

  SGI intends initially to sell its hardware platform bundled with a suite of six gaming options, play stoppage entertainment and the Company's Machine Management System. The Company believes that over time, as casino operators reach the target mix of SGI machines within their slot portfolios, software sales and upgrades will constitute an increasing percentage of its overall sales. If this occurs, the Company believes that its corporate and financial profile will resemble that of a software developer more than that of a hardware manufacturer.

THE SGI PRODUCT

  The majority of today's slot machines are "hardware dominant," consisting of a fixed and unvarying game played out on spinning reels or a small video screen mounted within a large metal box. By contrast, the Company's products are "software dominant," in that the attraction and entertainment value of its machines is created by software programs that run SGI's games. SGI's platform is expected to offer the player a selection of different games on a single machine. Furthermore, the Company's 26-inch-diagonal touchscreen display serves both as the play field when the machine is in use and as a source of attraction by displaying sample game highlights and information, when the machine is not in use. Another benefit of a "software dominant" machine is that casino operators can quickly and easily change or upgrade games. The Company expects that casino operators will be able to upgrade SGI's machines simply by installing new software, rather than by replacing an entire slot machine.

  The SGI machine features a number of sophisticated technology components, including a 133-mhz Pentium processor, a 4-gigabyte hard disk drive, state-of-the-art video processing devices and a high speed PCI bus. The software powering the Company's machines is significantly more complex and flexible than the software driving the current generation of slot machines and video gaming devices. The Company believes that the programs driving current generation gaming devices utilize approximately 0.1 megabytes of information. By contrast, each of the Company's games utilizes several hundred megabytes of information, requiring storage on a high capacity hard drive. The Company has completed development of one game, Fort Knox, and expects that, by the time it is approved to ship product in late 1996, it will have completed a suite of six gaming options that are currently in various stages of development, play stoppage entertainment and its Machine Management System.

  The Company's product strategy is initially to develop sophisticated and entertaining highly-themed versions of traditional reel-based slot and video poker machines and SGI versions of other traditional casino games, such as blackjack, craps, roulette and keno, in order to minimize intimidation or confusion of players due to an unfamiliar game format. The Company believes that products currently offered (or, to its knowledge, under development) by other vendors offer few of the multimedia features or game complexity that the Company's games will offer. The Company also intends, over the longer term, to offer sports games such as golf and horse racing and to develop new games that have not previously been presented in a gaming environment. In addition to the six gaming options it expects to have completed by late 1996, the Company currently intends to develop at least six new games per year, beginning in 1997.

  The Company has developed a number of proprietary product attributes and is seeking patent protection for some of them. Although licensing such technologies is not an integral part of the Company's business plan, the Company believes that it may be able to enter into business relationships with other organizations that might want to use these technologies. The Company believes that the proprietary nature of certain of these attributes, particularly its game authentication method, may provide some protection from competitors seeking to use software-based games to replicate the gaming experience offered by the Company's machine.

THREE-PHASE PRODUCT INTRODUCTION

  The Company intends to introduce its product and begin its marketing and sales efforts in a controlled and deliberate manner, following a three-phase program through 1998:

   1996: The Company's first objective will be to complete development of the product and have it licensed and available for sale in one or more jurisdictions before year-end. The Company has received nonbinding commitments to install and evaluate its gaming platform from several leading Las Vegas casinos, subject to prior receipt of regulatory approval.

   1997: The Company intends to sell a limited number of machines in 1997 so that it can carefully monitor the reactions of casino patrons and operators to the Company's platform, game software and product support features, while building a sales and support infrastructure in gaming markets nationwide in preparation for a full roll-out in 1998. During this year, the Company also intends to seek licensing in additional jurisdictions.

   1998: The Company intends to broaden the marketing and distribution of its platform and software games in 1998. Because of the restraints imposed by its product introduction program, the Company currently believes that 1998 will be the first year in which a reasonable assessment of the commercial potential of its products can be made.

  SGI was incorporated in California on July 27, 1993. Its principal offices are located at 2800 W. Bayshore Road, Palo Alto, California 94303. The Company's telephone number is (415) 842-9000.

                                ----------------

  The Silicon Gaming logo and name are trademarks of the Company. This Prospectus also includes trade names, trademarks and service marks of other companies.

                                  THE OFFERING

Common Stock offered by the Company.........  3,500,000 shares
Common Stock to be outstanding after this
 offering................................... 10,619,638 shares(1)(2)
Common Stock to be outstanding after this
 offering, assuming conversion of Series A1
 and Series B1 Redeemable Preferred Stock... 14,875,953 shares(2)
Use of proceeds............................. Continued development, marketing, introduction and roll-out of the
                                             Company's products and general
                                             corporate purposes. See "Use
                                             of Proceeds."
Nasdaq National Market Symbol............... SGIC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                           PERIOD FROM                                THREE          CUMULATIVE
                            INCEPTION      YEAR    NINE MONTHS   MONTHS ENDED(3)   FROM INCEPTION
                         (JULY 27, 1993)   ENDED      ENDED     ------------------ (JULY 27, 1993)
                             THROUGH     MARCH 31, DECEMBER 31, JUNE 30, MARCH 31,    THROUGH
                         MARCH 31, 1994    1995      1995(3)      1995     1996    MARCH 31, 1996
                         --------------- --------- ------------ -------- --------- ---------------
STATEMENT OF OPERATIONS DATA:
Operating Expenses:
Research and
 development............      $  79       $ 1,539    $ 3,137     $  584   $ 1,565      $ 6,320
Selling, general and
 administrative.........         61           312        922        168       772        2,067
                              -----       -------    -------     ------   -------      -------
Loss from operations....       (140)       (1,851)    (4,059)      (752)   (2,337)      (8,387)
Interest income
 (expense)..............        --            (15)        85         17         1           71
                              -----       -------    -------     ------   -------      -------
Net loss................      $(140)      $(1,866)   $(3,974)    $ (735)  $(2,336)     $(8,316)
                              =====       =======    =======     ======   =======      =======
Pro forma net loss per
 share..................                             $ (0.48)    $(0.09)  $ (0.26)
                                                     =======     ======   =======
Shares used in
 computation(4).........                               8,292      7,986     9,002
                                                     =======     ======   =======

                                                     MARCH 31, 1996
                                           ------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(5) AS ADJUSTED(6)
                                           -------  ------------ --------------
BALANCE SHEET DATA:
Cash and equivalents.....................  $ 7,657    $14,866       $49,421
Working capital..........................    7,154     14,363        48,918
Total assets.............................    9,130     16,339        50,894
Long-term debt...........................      706        706           706
Redeemable convertible preferred stock...   15,996      6,455         6,455
Deficit accumulated during the
 development stage.......................   (8,316)    (8,316)       (8,316)
Total shareholders' equity (deficiency)..   (8,277)     8,473        43,028

- --------
(1) Assumes no conversion of the outstanding Series A1 and Series B1 Redeemable Preferred Stock, which may be converted into an aggregate of 4,256,315 shares of Common Stock at the option of the holders with 75 days' notice to the Company.
(2) Assumes no exercise of options or warrants after March 31, 1996. As of May 31, 1996, there were outstanding options and warrants to purchase 607,270 shares of Common Stock at a weighted average exercise price of $3.22 per share. The Company has also agreed to issue the Representatives' Warrants.
(3) Effective April 1, 1995, the Company changed its fiscal year end from March 31 to December 31.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the computation of pro forma net loss per share.
(5) The pro forma balance sheet data gives effect to the April and May 1996 sales of 1,542,000 shares of Series C Redeemable Preferred Stock, the subsequent conversion of 1,998,332 shares of Series A and 4,386,141 shares of Series B Redeemable Preferred Stock on a one-for-one basis into shares of Series A1 and Series B1 Redeemable Preferred Stock, respectively, and the automatic conversion upon the closing of this offering of all outstanding shares of Redeemable Preferred Stock, other than Series A1 and Series B1 Redeemable Preferred Stock, into 3,528,349 shares of Common Stock.
(6) The pro forma as adjusted balance sheet takes into account the pro forma adjustments described in footnote 5 above as adjusted to reflect the sale of 3,500,000 shares of Common Stock at an assumed offering price of $11.00 per share, less estimated underwriting discount and offering expenses.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. Such forward-looking statements may be found in this section and under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business--Industry Background," "--Strategy," "--SGI Paradigm," "--Product Development," "--Sales and Marketing," and "--Gaming Regulation and Licensing." Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

  SINGLE PRODUCT; RISK OF TECHNICAL ERRORS; UNCERTAIN MARKET ACCEPTANCE. The Company's success will depend on the success of a single product. The Company's gaming platform is in the final stages of development and has not been licensed for manufacture, distribution or sale in any jurisdiction, sold to any gaming operator or installed in any casino or other gaming establishment. The Company's gaming platform has not been beta tested because such testing requires prior regulatory approval of the platform in the test jurisdiction. Therefore, there can be no assurance that a substantial technical difficulty with, or an undetected error in, the Company's software or hardware will not arise, possibly resulting in unanticipated costs, production delays or delays in product licensing.

  To achieve commercial success, the Company's gaming platform must be accepted both by casino operators and by gaming patrons. Because acceptance of the platform by casino operators will ultimately depend on win per machine, the Company believes that its ultimate success will depend on player acceptance. The Company has performed only limited market studies to support its belief that its platform design will be perceived by slot players as an improvement in slot machine design, and there can be no assurance that its gaming platform will be accepted by casino patrons. Player preferences are highly subjective, vary substantially among geographic and demographic markets and are subject to unpredictable change. Because the Company's gaming platform contains features not found on traditional slot machines, it may not appeal to the player for whom familiarity and predictability are an important consideration. As a new and relatively small entrant in a market dominated by larger companies, the Company believes that its success will require that its gaming platform demonstrate superior, as opposed to merely comparable, win per machine when compared to traditional slot machines and other gaming platforms offered by more established competitors. Although several casinos have agreed to install and evaluate the Company's gaming platform, any purchases of gaming platforms by such casinos, or others that may conduct similar evaluations in the future, will be subject to the superior performance of the platform on the casino floor. If the Company's gaming platform does not perform well in its initial evaluations, the Company's business, financial condition and results of operation would be materially and adversely affected, and investors would be exposed to the loss of their entire investment.

  REGULATORY APPROVAL. The Company will be required to obtain the necessary licenses, approvals, findings of suitability, and product approvals in all jurisdictions in which it intends to distribute its products. The licensing and approval processes can involve extensive investigation into the Company and its officers, directors, employees, principal shareholders, and product, and can require significant expenditures of time and resources by the Company. The Company and certain of its subsidiaries have been approved to manufacture and distribute gaming devices in Nevada and Mississippi. The Company has also applied for the requisite corporate and individual approvals in Missouri and Colorado and intends to file for the requisite approvals in New Jersey and in other jurisdictions wherein its products can be legally sold. To date, the Company has submitted its product for approval in Nevada. The Company has not yet obtained licensing approval with respect to any of its products and there can be no assurance that the Company will receive such approvals. The regulations relating to company and product licensing are subject to change, and other jurisdictions, including the federal government, may elect to regulate or tax gaming activities. The Company cannot predict the nature of any such changes or their impact on the Company.

  The Company intends to store its game software and Machine Management System on a writeable internal hard disk drive that will enhance data storage and facilitate upgrades to game software. Current technical standards in Nevada prohibit the storage of software affecting game outcome in a medium that can be altered through the circuitry or programming of the gaming device. Accordingly, implementation of the Company's current platform design will require a modification to the applicable technical standard or any similar regulations of any other jurisdictions where the Company intends to sell its machine. Although the Company believes that the Nevada gaming authorities may modify the technical standard in the near future in a manner that will permit the implementation of the Company's current design, there can be no assurance that such modification will occur in the near future or at all, or that a similar modification will be made to the regulations of any other jurisdiction. Moreover, any such modification will be subject to administrative procedures in Nevada that allow for comment by certain parties currently licensed under Nevada gaming regulations. Thus, certain existing or potential competitors of the Company could object to modifications to the technical standard that may be necessary to permit the Company to implement its current design. There can be no assurance that such objection will not affect the outcome of this administrative procedure in a manner that would prevent the Company's implementation of its current platform design. The Company believes that it can alter its product to comply with existing regulations by disabling the write feature of its hard drive in a manner that could not be changed without violating the integrity of the machine. Although this alternative would limit the machine's ability to store substantial quantities of game history data during play and the ease of software upgrades, the Company does not believe that this alternative would affect actual play characteristics of the Company's games or the operation of the Machine Management System. Notwithstanding the foregoing, there can be no assurance that the existing technical standard in Nevada would be interpreted in a manner that would permit the Company to comply by making such modification.

  Any beneficial holder of the Company's Common Stock may be subject to investigation by any gaming authority in any jurisdiction in which the Company does business if such authorities have reason to believe that such ownership may be inconsistent with the gaming policies of that jurisdiction. Persons who acquire beneficial ownership of more than certain designated percentages of the Common Stock may be subject to certain reporting and qualification procedures. In addition, changes in control of the Company and certain other corporate transactions may not be effected without the prior approval of gaming authorities in other jurisdictions in which the Company plans to do business. Such provisions could adversely affect the marketability of the Common Stock or prevent certain corporate transactions, including mergers or other business combinations. See "Business--Gaming Regulation and Licensing."

  DEVELOPMENT STAGE COMPANY; EXPECTATION OF LOSSES; NEGATIVE CASH FLOWS. The Company was founded in July 1993 and, as a development stage company, has not yet generated revenues from the sale of its products. The Company does not expect to generate revenues in 1996. As of March 31, 1996, the Company had cumulative net losses since inception of $8.3 million, and the Company expects to continue to incur substantial losses and negative cash flow at least through mid-1998. There can be no assurance that the Company will become profitable or cash flow positive at any time in the future. The likelihood of the success of the Company must be considered in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive and regulatory environment in which the Company must operate. In particular, the Company's operations to date have focused primarily on product development, and the Company has little or no experience in the areas of manufacturing, sales, product distribution or customer support. It is not possible to estimate future operating expenses and revenues based upon historical operating performance. Operating results will depend, in part, on matters over which the Company has no control, including, without limitation, general economic conditions, gaming regulations and taxes, the ability of the Company to obtain the licenses necessary to conduct its business, competition, the actual number of orders for its products and the availability of talented personnel.

  COMPETITION. The gaming machine industry is characterized by intense competition, which is based on, among other things, a device's ability to generate win per machine through product appeal to players, knowledge of customer requirements such as ease of use, ease of service, support and training, distribution, name recognition and price. In recent years, the gaming machine market has been dominated by IGT which, according to industry sources, captured approximately 70% of the market in 1995. Because of its extensive market presence, distribution capacity, player acceptance and financial, technological and other resources, IGT represents formidable competition. Several other companies, including Bally Gaming International, Inc., are established in or seeking to enter the gaming machine business. Companies in historically unrelated industries, such as Sega Enterprises Ltd. ("Sega"), have technological resources that could offer them a competitive advantage in developing multimedia-based gaming machines. Sega currently offers gaming machines to a limited number of markets and has announced plans to apply for manufacturing and distribution licenses in Nevada. In general, the Company's existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources than the Company, as well as more established customer bases and distribution channels, which may allow them to move rapidly into the Company's market and acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results or financial condition. Furthermore, any success the Company might have may benefit existing competitors and induce new competitors to enter the market. There can be no assurance that the Company will be a successful competitor in the gaming machine industry. See "Business--Competition."

  MANAGEMENT OF GROWTH. Execution of the Company's plan of operation will require significant growth. The Company's current plans for growth will place a significant strain on the Company's financial, managerial and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to attract, motivate and train key employees. If the Company's executives are unable to manage growth effectively, the Company's business, operating results and financial condition would be materially and adversely affected.

  DEPENDENCE ON KEY PERSONNEL. The operations of the Company depend to a great extent on the management efforts of its officers and other key personnel and on the ability to attract new key personnel and retain existing key personnel in the future. Competition is intense for highly skilled product development employees in particular, and there can be no assurance that the Company will be successful in attracting and retaining such personnel, or that it can avoid increased costs in order to do so. In addition, the Company's officers and key employees are not bound by noncompetition agreements that extend beyond their employment at the Company, and there can be no assurance that employees will not leave the Company or compete against the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition. The Company currently maintains a "key-man" life insurance policy in the amount of $3 million on the life of Andrew S. Pascal, the Company's Executive Vice President--Marketing and Game Development. See "Management."

  LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS; RISK OF LITIGATION. The Company regards its products as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that the Company will be able effectively to protect its technology from misappropriation by competitors. In addition, the protections offered by trademark, copyright and trade secret laws would not prevent a competitor from designing games having appearance and functionality that closely resembles the Company's games. At present, the Company's principal proprietary technology consists of its game authentication algorithm, which inhibits the ability of any person to tamper with the game software resident in its products, and its random number generator algorithm, which determines the outcome of each gaming proposition. While the Company believes that these algorithms are unique at present, the algorithms are not patented, and there can be no assurance that a competitor of the Company will not succeed in developing an authentication algorithm or a random number generator algorithm that performs as well as or better than the Company's. Although the Company has applied for a U.S. patent with respect to its authentication algorithm, there can be no assurance that such patent will be issued, or, if issued, that such patent will not be successfully challenged in subsequent litigation.

  As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. The Company may also become subject to infringement claims, with or without merit, that are brought by competitors who are motivated by a desire to disrupt the Company's business. Although the Company is not currently aware of any claim that it is infringing any intellectual property rights, there can be no assurance that the Company will not face claims, with or without merit, in the future. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on the Company's business and financial condition.

  RAPIDLY CHANGING TECHNOLOGY. The Company's products utilize hardware components that have been developed primarily for the personal computer and multimedia industries. These industries are characterized by rapid technological change and product enhancements. The Company's ability to remain competitive and retain any technological lead may depend in part upon its ability to continually develop new slot machine games that take full advantage of the technological possibilities of state-of-the-art hardware. Should any current or potential competitor of the Company succeed in developing a competing software-based gaming platform, such competitor could be in a position to outperform the Company in its ability to exploit developments in microprocessor, video technology or other multimedia technology. The emergence of a suite of slot machine games that is superior to the Company's in any respect could substantially diminish the Company's product sales and thereby have a material adverse effect on the Company's operating results.

  CAPITAL REQUIREMENTS. The Company believes that the net proceeds of this offering, combined with cash on hand, will be sufficient to fund its capital and operating requirements until the Company is capable of generating positive cash flow from operations. No assurance can be given, however, that the Company will not be required to seek additional financing to fund its operations prior to such time. In that event, there can be no assurance that the Company will be able to obtain such financing, or that, if it is able to obtain such financing, it will be able to do so on satisfactory terms or on a timely basis. If additional funds are raised through the issuance of equity, convertible debt or similar securities, the percentage of ownership of the Company's shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights or preferences senior to those of the Common Stock. Moreover, if adequate funds were not available to satisfy the Company's short-term or long-term capital requirements, the Company would be required to limit its operations significantly. The Company's capital requirements will depend on many factors, including, but not limited to, the rate at which the Company can introduce its products, the market acceptance and competitive position of such products, the response of competitors to the products and the ability of the Company, its management and its products to satisfy the licensing requirements in various jurisdictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources."

  LIMITED MANUFACTURING EXPERIENCE. In order for the Company to be successful, its products must be manufactured to meet high quality standards in commercial quantities at competitive prices. Although the Company has produced small quantities of prototype devices for testing, design and licensing purposes, it has never attempted to manufacture its product in commercial quantities. The transition to commercial manufacturing of the Company's product, either by the Company or by a contract manufacturer, will involve various risks and uncertainties including unforeseen costs or assembly difficulties and the possibility that anticipated efficiencies or economies of scale will fail to materialize. A failure by the Company to successfully manage this transition would have a material adverse affect on the Company's business, operating results or financial condition. See "Business--Manufacturing."

  DEPENDENCE ON SINGLE-SOURCE SUPPLIERS. The Company currently obtains a number of its system's components from single-source suppliers. In particular, the touchscreen and picture tube that comprise the video display are supplied by MicroTouch Systems, Inc. and Philips Display Components Company, respectively. The Company does not have long-term supply contracts with these suppliers but rather obtains these components on a purchase order basis. Although the design of these components is not unique or proprietary and the Company believes that it could identify alternative sources of supply, if necessary, there can be no assurance that the Company would be able to procure, substitute or produce such components without a significant interruption in its assembly process in the event that these single sources were unable to supply these components. The failure or delay by any supplier to furnish the Company with any such components thus would have a material adverse effect on the Company's business, financial condition and results of operation. See "Business--Product Development."

  SLOWING IN TREND TO LEGALIZE GAMING. Growth in demand for slot machines historically has been driven by the opening of new casinos, including casinos in jurisdictions where gaming has recently been legalized. The Company believes that the recent trend among U.S. jurisdictions to legalize casino gaming is slowing and that the current prospect of new jurisdictions legalizing gaming has been significantly reduced. Accordingly, the Company believes that demand for slot machines based on new openings largely will be limited to new projects in existing markets, and there can be no assurance that the slot machine industry will sustain the rate of growth that was possible in the first half of this decade. See "Business--Industry Background."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect prevailing market prices for the Common Stock and, in relation thereto, hinder the Company's ability to raise capital in the future without substantial dilution to its existing shareholders. The 3,500,000 shares offered hereby (other than shares purchased by "affiliates" of the Company) will be freely tradable without restriction in the public market as of the date of this Prospectus. Certain shareholders, including affiliates of the Company, who together will own 7,119,638 shares of Common Stock after this offering (representing all of the shares of Common Stock outstanding immediately prior to this offering), have agreed not to offer or sell any Common Stock until the expiration of 180 days following the date of this Prospectus without the prior consent of the Company, Deutsche Morgan Grenfell/C. J. Lawrence Inc. or both. Of these shares, approximately 3,620,524 shares will be available for immediate sale in the public market beginning 180 days after the date of this Prospectus, subject in some cases to the volume and other restrictions of Rule 144 or Rule 701 under the Securities Act. Shareholders of the Company also together own 6,384,473 shares of the Company's Series A1 and Series B1 Redeemable Preferred Stock ("Nonvoting Preferred"), which is convertible into shares of the Company's Common Stock at the rate of two shares of Common Stock for every three shares of Nonvoting Preferred upon 75 days' prior notice and therefore is not counted in the calculation of beneficial ownership of Common Stock under the rules of the Securities and Exchange Commission. These shares of Nonvoting Preferred are convertible into a total of 4,256,315 shares of Common Stock, of which 221,110 shares would be available for immediate sale beginning 180 days after the date of this Prospectus if such shares of Nonvoting Preferred were converted as described above. Approximately 3,499,114 additional shares of outstanding Common Stock and 4,035,205 shares that are issuable upon conversion of Nonvoting Preferred will become eligible for sale following expiration of their two-year holding periods under Rule 144 or vesting periods that may apply to restricted shares, which will expire from January 1997 to May 2000. The holders of approximately 3,528,349 shares of outstanding Common Stock and 4,035,205 shares that are issuable upon conversion of Nonvoting Preferred are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement under the Securities Act approximately 90 days after the date of this Prospectus to register approximately 1,805,278 shares of Common Stock issued or reserved for issuance under the Company's 1994 Stock Option Plan, Employee Stock Purchase Plan and Outside Directors Stock Purchase Plan (collectively, the "Stock Plans"). As of May 31, 1996, there were outstanding options for the purchase of 449,667 shares, of which options for 13,542 shares were vested. All options are immediately exercisable, but all shares issued upon exercise of unvested options are subject to repurchase by the Company until such shares become vested. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  NO MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK. There has been no public market for the Company's Common Stock prior to this offering, and there can be no assurance that an active public market will develop or be sustained. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The public offering price of the Common Stock, however, may not be indicative of prices that may prevail at any future time. Furthermore, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Common Stock.

  CONTROL BY EXISTING SHAREHOLDERS. The Company's officers and directors and their affiliates will, in the aggregate, beneficially own approximately 35.0% of the Company's outstanding shares of Common Stock after this offering (33.4% if the Underwriters' overallotment option is exercised). Certain of these shareholders also hold shares of Nonvoting Preferred, which is convertible into shares of Common Stock upon 75 days' notice and therefore is not included in beneficial ownership calculations under the rules of the Securities and Exchange Commission. Assuming conversion of all outstanding shares of such Nonvoting Preferred, the Company's officers and directors and their affiliates would, in the aggregate, beneficially own approximately 45.9% of the Company's outstanding shares of Common Stock after this offering (44.3% if the Underwriters' overallotment option is exercised). Each group will have the ability to exert significant influence over and control the election of the Company's Board of Directors and determine corporate actions requiring shareholder approval. See "Principal Shareholders" and "Description of Capital Stock."

  DILUTION. Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

  NO DIVIDENDS. The Company has not paid any cash dividends in the past and does not expect to do so in the foreseeable future.

                                USE OF PROCEEDS

  The net proceeds to the Company from this offering are estimated to be approximately $34.6 million ($39.9 million if the Underwriters' over-allotment option is exercised in full), assuming the shares offered hereby are sold at an initial public offering price of $11.00 per share. The Company expects the net proceeds of this offering to be used for the continued development, marketing, introduction and roll-out of its gaming machine and for general corporate purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies. Pending such uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid or declared any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's Amended and Restated Articles of Incorporation prohibit the Company from paying dividends on the Common Stock in any fiscal year unless the holders of Nonvoting Preferred have been paid preferential dividends in specified amounts during such fiscal year. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company as of March 31, 1996, (ii) the pro forma capitalization after giving effect to the sale of 1,542,000 shares of Series C Redeemable Preferred Stock in April and May 1996, the subsequent conversion of 1,998,332 shares of Series A and 4,386,141 shares of Series B Redeemable Preferred Stock on a one-for-one basis into Series A1 and Series B1 Redeemable Preferred Stock, respectively, and the conversion upon the closing of this offering of all outstanding shares of Redeemable Preferred Stock (other than Nonvoting Preferred) into 3,528,349 shares of Common Stock, and (iii) pro forma capitalization as adjusted to reflect the sale of 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                        MARCH 31, 1996
                                                 ------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                 -------  --------- -----------
                                                        (IN THOUSANDS)
Cash and equivalents............................ $ 7,657   $14,866    $49,421
                                                 =======   =======    =======
Current portion of capital lease
 obligations(1)................................. $   141   $   141    $   141
                                                 =======   =======    =======
Long-term obligations less current portion(1)... $   706   $   706    $   706
                                                 -------   -------    -------
Redeemable convertible preferred stock, $0.001
 par value, shares authorized: 20,192,802
 actual; 20,417,802 pro forma; 6,884,473 pro
 forma as adjusted; shares issued and
 outstanding: actual, 10,134,997; pro forma and
 pro forma as adjusted, 6,384,473(2)............. 15,996.    6,455      6,455
                                                 -------   -------    -------
Shareholders' equity (deficiency):
  Common stock, $0.001 par value, 16,666,667
   shares authorized, shares issued and
   outstanding: actual, 3,591,289; pro forma,
   7,119,638; pro forma as adjusted,
   10,619,638(3)................................     233    16,983     51,538
Notes receivable from shareholders..............    (194)     (194)      (194)
Deficit accumulated during the development
 stage..........................................  (8,316)   (8,316)    (8,316)
                                                 -------   -------    -------
    Total shareholders' equity (deficiency).....  (8,277)    8,473     43,028
                                                 -------   -------    -------
      Total capitalization...................... $ 8,425   $15,634    $50,189
                                                 =======   =======    =======

- --------
(1) See Note 5 of Notes to Consolidated Financial Statements.
(2) See Note 6 of Notes to Consolidated Financial Statements. Each share of Nonvoting Preferred remaining outstanding after the closing of the offering is convertible into 0.6667 shares of Common Stock at the option of the holder upon 75 days' notice to the Company.
(3) Excludes 1,805,278 shares of Common Stock reserved for future issuance under the Stock Plans, of which at May 31, 1996 there were outstanding options to purchase 449,667 shares of Common Stock as well as warrants to purchase 157,602 shares of Common Stock, at a combined weighted average exercise price per share of $3.22. The Company has also agreed to issue the Representatives' Warrants. See "Management--Executive Compensation-- Stock Plans," "Description of Capital Stock--Warrants," "Underwriting" and Notes 5, 7 and 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1996 was $8,473,000, or $1.19 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total assets of the Company reduced by the amount of its total liabilities and Redeemable Preferred Stock and divided by the total number of shares of Common Stock outstanding after giving effect to the sale of 1,542,000 shares of Series C Redeemable Preferred Stock in April and May 1996, the subsequent conversion of 1,998,332 shares of Series A and 4,386,141 shares of Series B Redeemable Preferred Stock on a one-for-one basis into shares of Series A1 and Series B1 Redeemable Preferred Stock, respectively, and the conversion of all outstanding shares of Redeemable Preferred Stock (other than Nonvoting Preferred) into 3,528,349 shares of Common Stock upon closing of this offering. Without taking into account any other change in such net tangible book value after March 31, 1996, other than to give effect to the sale by the Company of 3,500,000 shares offered hereby at an assumed initial public offering price of $11.00 per share and receipt of the estimated net proceeds therefrom, the net tangible book value of the Company as of March 31, 1996 would have been approximately $43,028,000, or $4.05 per share. This represents an immediate increase in such net tangible book value of $2.86 per share to existing shareholders and an immediate dilution of $6.95 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $11.00
  Pro forma net tangible book value per share as of March 31,
   1996........................................................... $1.19
  Increase per share attributable to new investors................  2.86
                                                                   -----
Pro forma net tangible book value per share after the offering....       $ 4.05
                                                                         ------
Net tangible book value dilution per share to new investors.......       $ 6.95
                                                                         ======

  The following table sets forth as of March 31, 1996, on a pro forma basis, the differences between the existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (assuming the initial public offering price of the Common Stock offered hereby of $11.00) and the average price per share paid:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                ---------- ------- ----------- ------- ---------
Existing shareholders..........  7,119,638   67.0% $18,034,000   31.9%  $ 2.53
New investors..................  3,500,000   33.0%  38,500,000   68.1%  $11.00
                                ----------  -----  -----------  -----
  Total........................ 10,619,638  100.0% $56,534,000  100.0%
                                ==========  =====  ===========  =====

  The above computations assume no conversion of the outstanding Nonvoting Preferred, which may be converted into an aggregate of 4,256,315 shares of Common Stock at the option of the holders with 75 days' notice to the Company. If all shares of Nonvoting Preferred outstanding as of March 31, 1996 are converted, the net tangible book value per share immediately after completion of the offering would be $3.33. This represents an immediate dilution in net tangible book value of $7.67 per share to purchasers of Common Stock in this offering. In addition, the above computations assume no exercise of options or warrants after March 31, 1996. As of May 31, 1996, there were outstanding options and warrants to purchase 607,270 shares of Common Stock at a weighted average exercise price of $3.22 per share. The Company has also agreed to issue the Representatives' Warrants. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Director Compensation," "Management--Executive Compensation--Stock Plans," "Description of Capital Stock-Warrants," "Underwriting" and Notes 5, 7 and 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (In thousands, except per share amounts)

  The selected consolidated financial data presented below as of March 31, 1995, and December 31, 1995, and for the period from inception (July 27, 1993) through March 31, 1994, the year ended March 31, 1995, and the nine-month period ended December 31, 1995, are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated financial data as of March 31, 1994, has been derived from audited consolidated financial statements that are not included herein. The selected consolidated financial data as of March 31, 1996, and for the three-month periods ended June 30, 1995, and March 31, 1996, and cumulative, are unaudited but have been prepared on the same basis as the audited financial data and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1996, are not necessarily indicative of results to be expected for the full fiscal year. The data should be read in conjunction with management's discussion and analysis of financial condition and statements of operations, the consolidated financial statements, related notes and other financial information included elsewhere in this Prospectus.

                           PERIOD FROM                                               CUMULATIVE
                            INCEPTION      YEAR    NINE MONTHS  THREE MONTHS ENDED FROM INCEPTION
                         (JULY 27, 1993)   ENDED      ENDED     ------------------ (JULY 27, 1993)
                             THROUGH     MARCH 31, DECEMBER 31, JUNE 30, MARCH 31,     THROUGH
                         MARCH 31, 1994    1995      1995(1)      1995     1996    MARCH 31, 1996
                         --------------- --------- ------------ -------- --------- ---------------
STATEMENT OF OPERATIONS DATA:
Operating Expenses:
Research and
 development............      $  79       $ 1,539    $ 3,137     $  584   $ 1,565      $ 6,320
Selling, general and
 administrative.........         61           312        922        168       772        2,067
                              -----       -------    -------     ------   -------      -------
Loss from operations....       (140)       (1,851)    (4,059)      (752)   (2,337)      (8,387)
Interest income
 (expense)..............        --            (15)        85         17         1           71
                              -----       -------    -------     ------   -------      -------
Net loss................      $(140)      $(1,866)   $(3,974)    $ (735)  $(2,336)     $(8,316)
                              =====       =======    =======     ======   =======      =======
Pro forma net loss per
 share(2)...............                             $ (0.48)    $(0.09)  $ (0.26)
                                                     =======     ======   =======
Shares used in
 computation............                               8,292      7,986     9,002
                                                     =======     ======   =======

                                                                 MARCH 31, 1996
                                                          ------------------------------
                                                                              PRO FORMA
                         MARCH 31, MARCH 31, DECEMBER 31,            PRO         AS
                           1994      1995      1995(1)    ACTUAL   FORMA(3)  ADJUSTED(4)
                         --------- --------- ------------ -------  --------  -----------
BALANCE SHEET DATA:
Cash and equivalents....   $  36    $   241    $ 2,399    $ 7,657  $14,866     $49,421
Working capital
 (deficiency)...........    (169)    (1,253)     2,027      7,154   14,363      48,918
Total assets............      67        486      3,486      9,130   16,339      50,894
Long-term debt..........     --         --         272        706      706         706
Redeemable convertible
 preferred stock........     --         967      8,496     15,996    6,455       6,455
Deficit accumulated
 during the development
 stage..................    (140)    (2,006)    (5,980)    (8,316)  (8,316)     (8,316)
Total shareholders'
 equity (deficiency)....    (138)    (2,003)    (5,946)    (8,277)   8,473      43,028

- -------
(1) Effective April 1, 1995, the Company changed its fiscal year end from March 31 to December 31.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the computation of pro forma net loss per share.
(3) The pro forma balance sheet data gives effect to the April and May 1996 sales of 1,542,000 shares of Series C Redeemable Preferred Stock, the subsequent conversion of 1,998,332 shares of Series A and 4,386,141 shares of Series B Redeemable Preferred Stock on a one-for-one basis into Series A1 and Series B1 Redeemable Preferred Stock, respectively, and the conversion upon completion of the offering of all outstanding shares of Redeemable Preferred Stock, other than Nonvoting Preferred, into 3,528,349 shares of Common Stock.
(4) The pro forma as adjusted balance sheet takes into account the pro forma adjustments described in footnote 3 above as adjusted to reflect the sale of 3,500,000 shares of Common Stock at an assumed offering price of $11.00 per share, less estimated underwriting discount and offering expenses.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company was incorporated on July 27, 1993 to design, develop, manufacture, distribute, and market interactive gaming devices that implement advanced multimedia technologies using state-of-the art off-the-shelf components. Since its formation, the Company has been in the development stage, and its principal activities have consisted of assembling a technical, marketing and executive staff, developing its gaming platform, raising capital, and initiating applications for regulatory approvals in Nevada and other jurisdictions to manufacture, distribute and sell its gaming devices. To date, the Company has generated no sales or other revenue and has had negative cash flow.

  Effective April 1, 1995, the Company changed its fiscal year end from March 31 to December 31. Accordingly, the period ended December 31, 1995 is a nine-month period.

  The Company expects its first commercial product to be submitted for licensing approval and approved for shipment in one or more jurisdictions in late 1996. Subject to such approval, the Company expects to commence production of commercial products and customer product evaluations in the fourth quarter of 1996, although the Company does not expect to generate revenue from such activities in 1996. As is industry practice, gaming devices are typically installed on a trial basis on casino floors for a period of 30 to 90 days before a sales decision by the customer. In 1997, the Company intends to transition from the development stage. Future revenue, profits, and cash flows will depend on market acceptance of the Company's products, the ability of such products to generate higher revenues for casinos as compared to competitive products, and the technical performance of the Company's products. Additionally, among other things, the Company must continue to attract, retain and motivate qualified personnel and meet all the initial and ongoing licensing requirements in key jurisdictions. See "Risk Factors."

RESULTS OF OPERATIONS

  The Company is in the development stage and has not generated any revenue to date. As of March 31, 1996, the Company had net losses since inception of $8,316,000. To date, the Company has focused its resources on product development, including system hardware and software, and game concept development and software coding. The Company expects to complete development of the initial version of its gaming device and begin production in the third quarter of 1996. In addition to continuing and increasing expenditures in research and development, the Company will need to incur significant expenses and other costs associated with manufacturing. In 1996, units will be manufactured solely for testing and engineering, continued game development, licensing approval, regulatory field trials and customer evaluations. The Company does not expect any product sales in 1996 and therefore expects to generate no revenue in 1996 and only limited revenue in 1997. Moreover, the Company expects to incur substantial losses and negative cash flows at least through the second quarter of 1998.

  Amounts from inception (July 27, 1993) through March 31, 1994, the year ended March 31, 1995, the nine month period ended December 31, 1995, and the three month periods ended June 30, 1995 and March 31, 1996 may not be comparable due to the different duration of the periods and the Company's change in fiscal year. The Company believes that operating expenses will increase in the future as the Company continues to develop its product and emerges from the development stage to begin commercial operations, including manufacturing, marketing and sales.

 RESEARCH AND DEVELOPMENT

  Research and development ("R&D") expenses include payroll and related costs of employees engaged in ongoing design and development activities, fees to outside contractors, prototype development expenses, overhead costs, equipment depreciation and supplies. To date, the Company has expensed all costs associated with the research, design and development of its products. See Note 1 of Notes to Consolidated Financial Statements. R&D expenses were $79,000, $1,539,000, $3,137,000 and $1,595,000 for the period from inception through March 31, 1994, the year ended March 31, 1995, the nine month period ended December 31, 1995, and the three month period ended March 31, 1996, respectively. Increases over the periods have resulted from the incremental hiring of personnel, increased usage of engineering consultants and fees to acquire outside technologies. The Company believes that a significant level of R&D expenses is required due to the technical nature of the product and the elaborate requirements of the game development process. Accordingly, the Company anticipates devoting substantial resources, including additional personnel, to R&D and that these costs will continue to increase in absolute dollars in future periods.

 SELLING, GENERAL AND ADMINISTRATIVE

  Selling, general and administrative ("SG&A") expenses include payroll and related costs for administrative and executive personnel, overhead costs, legal and associated costs, corporate and product licensing costs in various jurisdictions and fees for professional services. SG&A expenses were $61,000, $312,000, $922,000 and $742,000 for the period from inception through March 31, 1994, the year ended March 31, 1995, the nine month period ended December 31, 1995, and the three month period ended March 31, 1996, respectively. Increases over the periods result from the incremental hiring of personnel and expenses associated with applying for corporate and product licensing in various jurisdictions. SG&A expenses are expected to increase substantially in absolute dollars as the Company invests in sales and marketing activities to launch its products and in administrative personnel to support its growing infrastructure and comply with regulatory requirements.

 INCOME TAXES

  As of March 31, 1996, the Company had net operating loss carryforwards of approximately $8,100,000 for federal purposes and $1,700,000 for state purposes. These loss carryforwards will expire beginning in 2000, if not utilized. The Company also has R&D credit carryforwards of approximately $100,000 for federal purposes and $50,000 for state purposes as of March 31, 1996, which expire beginning in 2000. A valuation allowance has been recorded for these deferred tax assets as a result of uncertainties regarding the realization of these assets due to the lack of earnings history of the Company. Due to changes in ownership, as defined by Section 382 of the Internal Revenue Code, resulting from the sale of Series B and Series C Redeemable Preferred Stock and the Common Stock offered hereby, the annual deductibility of a substantial portion of the federal net operating loss and tax carryforwards will be limited. See Note 8 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has financed its operations primarily through the private placements of Redeemable Preferred Stock and loans from shareholders which were subsequently converted to Redeemable Preferred Stock. As of March 31, 1996, the amounts raised in the private placements of Redeemable Preferred Stock, net of issuance costs, totaled approximately $16.0 million. As of March 31, 1996, the Company had $7.7 million of cash on hand to fund operations. In addition, the Company raised $7.2 million, net of issuance costs, through additional sales of Redeemable Preferred Stock in April and May 1996. See Note 10 of Notes to Consolidated Financial Statements. Adjusted for these sales as of March 31, 1996, the Company's pro forma cash on hand would have been $14.9 million.

  The Company's operating activities used cash of $75,000, $1,696,000, $3,731,000 and $2,145,000 for the period from inception through March 31, 1994, the year ended March 31, 1995, the nine-month period ended December 31, 1995 and the three-month period ended March 31, 1996, respectively. Cash used in operating activities primarily reflected net losses, partially offset by depreciation and amortization and changes to working capital.

  From inception through March 31, 1996, the Company has acquired a total of approximately $1.5 million in fixed assets, primarily computer equipment. The Company has a $1.0 million lease line to finance the acquisition of fixed assets, which has been fully drawn upon as of the date of this offering.

  The Company believes that its cash on hand, together with the net proceeds from this offering will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion through the middle of 1998. However, the Company may need to raise additional funds to finance more rapid expansion, to develop its products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. No assurance can be given that additional financing will be available or that, if available, it will be available on terms acceptable to the Company or its shareholders. If adequate funds are not available to satisfy either the short-term or long-term capital requirements, the Company may be required to limit its operations significantly. The Company's capital requirements will depend on many factors, including, but not limited to, the rate at which the Company can introduce its products, the market acceptance and competitive position of such products, the response of competitors to the Company's products, and the ability of the Company to satisfy the jurisdictional licensing requirements for its officers, directors and products. See "Risk Factors."

RECENT DEVELOPMENTS

  The following table shows certain information relating to the Company's unaudited results of operation for the quarter ended June 30, 1996. This information has been prepared on the same basis as the audited financial data and, in the opinion of management, contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                               THREE MONTHS
                                                                   ENDED
                                                               JUNE 30, 1996
                                                           ---------------------
                                                           (in thousands, except
                                                            per share amounts)
   STATEMENT OF OPERATIONS DATA:
   Operating Expenses:
   Research and development...............................       $  2,680
   Selling, general and administrative....................          1,033
                                                                 --------
   Loss from operations...................................         (3,713)
   Net loss...............................................         (3,647)
   Pro forma net loss per share(1)........................       $  (0.32)
   Shares used in computation(1)..........................         11,564
                                                               JUNE 30, 1996
                                                           ---------------------
                                                              (in thousands)
   BALANCE SHEET DATA:
   Cash and equivalents...................................       $ 11,031
   Working capital........................................         10,504
   Total assets...........................................         13,420
   Long term debt.........................................            830
   Redeemable convertible preferred stock.................         23,203
   Deficit accumulated during the development stage.......        (11,963)
   Total shareholders' equity (deficiency)................        (11,915)

- --------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the computation of pro forma loss per share.

                                   BUSINESS

  The Company is engaged in the design and development of what it believes will be the next generation of interactive slot machines for use in casinos and other gaming establishments. The Company's product combines an advanced multimedia gaming platform with software-based games that the Company believes will be more engaging and entertaining than other gaming devices currently available and will, as a result, generate increased win per machine for the casino operator. The Company has manufactured several fully functioning prototypes and has applied for licensing in Nevada and other jurisdictions, and, if approved, expects to be able to ship its first product for commercial trial in late 1996. As of July 3, 1996 the Company has received nonbinding commitments to install and evaluate its gaming platform from Bally's Las Vegas, Boulder Station Hotel and Casino, Caesars Palace Las Vegas, Circus Circus Hotel & Casino, Excalibur Hotel Casino, the Flamingo Hilton, Grand Casino Biloxi, Grand Casino Gulfport, Grand Casino Tunica, Hard Rock Hotel & Casino, Harrah's Las Vegas, ITT Sheraton Desert Inn, ITT Sheraton Tunica, Luxor Hotel Casino, MGM Grand Hotel/Casino, New York-New York Hotel/Casino, Palace Station Hotel & Casino, Station Casino Kansas City, St. Charles Riverfront Station, Stratosphere Hotel & Casino and Texas Station, each of which has agreed to install and evaluate from eight to 30 of the Company's machines. Collectively, these casinos have agreed to install approximately 400 units.

  The Company's gaming platform features high resolution video presented across the full surface of a large touchscreen display. The games feature high quality animation, video clips, digital sound and a level of visual appeal and interactivity that the Company believes is unattainable by the current generation of slot machines. The Company is attempting to maximize the entertainment value offered by the two-dimensional surface of the video screen by providing multiple levels of achievement within the same game, so that, through successful play over a period of time, a player may advance to a bonusing sequence and win additional jackpots. Utilizing these features, SGI believes that its products will encourage longer and more frequent periods of play by existing slot machine customers and attract new gaming customers who are seeking greater entertainment value than that offered by the current generation of slot machines. In addition, the Company has designed its machines with a number of features, such as play stoppage entertainment, modular components and the Company's Machine Management System software, which provides easy-to-use diagnostics designed to minimize player inconvenience and machine down-time.

INDUSTRY BACKGROUND

  The U.S. gaming machine market is currently dominated by reel-based slot machines, which were broadly introduced in the 1960s, when the free-spinning reel was made possible by advances in electro-mechanical circuitry. The free-spinning reel enabled manufacturers to create different versions of the same product by varying such things as the number of reels, the number of stops on each reel and the number and variety of payoff combinations. The 1980s saw the introduction of "stepper" technology which allowed for a greater number of physical stops, or outcomes, on a reel, enabling casino operators to offer larger jackpots due to the lower likelihood of their being hit. Another significant development was the installation of electronic memory in machines, allowing players to keep an "account" of credits on the machine consisting of initial money inserted plus winnings minus losses. Since the player did not have to reinsert coins for every pull of the handle, the number of pulls per hour was increased significantly, and players tended to rewager much of the amounts won, raising the total win per machine. Except for the addition of features such as bill acceptors and player tracking systems, the technology employed by slot machines in the 1970s and 1980s still predominates in current-generation machines.

  In the 1980s, hardware and software advances allowed for application of video graphics to gaming devices. Using these techniques, IGT was the first company to introduce video poker. Video poker offers slot players two important advantages. First, the game is interactive, since the player has to decide which cards to hold or discard during the hand. This feature allows the outcome to be influenced somewhat by the player, an attribute unavailable on reel-based machines. Second, the use of a video screen allows machine manufacturers to develop more interesting and attractive graphics than are available on reel-based slot machines. Recently, Bally Gaming International, Inc. ("Bally Gaming") expanded the capabilities of video-based devices when it introduced Game Maker, a popular video-based machine which offers the player a choice of up to ten different games on a single machine. The Company believes that the popularity of video poker and multi-game machines suggests that customers may be receptive to a more complex and interactive slot experience.

  In the late 1980s, a category of slot machine games called "progressives" was introduced and became very popular. The progressive configuration generally consists of traditional reel-based machines linked together by a computer network that allows them to share a common jackpot which is usually much larger than the jackpot that a single, unlinked machine could support. Progressive jackpots are usually several million dollars, and have occasionally exceeded $10 million. Progressives may be linked locally within a bank of a few machines, across an entire casino, or, across an entire state. IGT is the dominant competitor in the progressives market. In Nevada, as of September 30, 1995, IGT's eight progressive systems collectively linked approximately 4,700 gaming machines through wide area networks.

  According to industry sources, casino gaming revenues in the United States in 1990, 1991, 1992, 1993 and 1994 were approximately $8.5 billion, $9.0 billion, $9.9 billion, $12.6 billion and $14.0 billion, respectively, and were forecasted for 1995, 1996 and 1997 to be approximately $16 billion, $18 billion and $20 billion, respectively. Slot machines, video gaming machines and similar devices are the dominant source of gaming revenue for casino operators in most U.S. gaming markets. Slot revenue as a percentage of total gaming revenue in 1995 was 56.3% in Nevada and 70.6% in Atlantic City. Jurisdictions where gaming has recently been legalized have reported similar statistics. For example, in 1995, slot machines accounted for 72.7% of casino revenue in Illinois, 66.4% in Louisiana and 77.2% in Iowa. In addition to constituting the largest portion of gaming revenue, slot revenue is more profitable for casino operators, since slot machines require much lower labor costs than table games.

  All casino games offer the same underlying proposition: the opportunity to win money in varying amounts and with varying frequency, but with the statistical certainty of losing money to the casino operator over an extended period of time. With slot machines, the prospect of winning can be varied across the spectrum from many small jackpots won frequently to one very large jackpot won very rarely. Players' risk/reward appetites will determine what type of machine they will want to play, and the nature of the payoffs can be deduced from the "pay table," a chart which graphically shows how much can be won based on various outcomes and various amounts of money wagered. Notwithstanding the differences in jackpot frequency and size, however, all slot machines retain a net amount of the money wagered through them over time. This amount is referred to as the "hold" and is generally expressed as a percentage of the amount of money inserted into the machine, which is called the "handle." The hold percentage in any given machine is preset by the manufacturer based on specifications from the casino, and subject to legal parameters in some jurisdictions, and may differ from machine to machine on a casino floor.

  The return on an investment in slot machines is relatively high. In January 1996, the average win per machine per day on the Las Vegas Strip was $101. A new slot machine from a major manufacturer, equipped with player tracking and slot accounting software, costs approximately $8,000 and generally has a useful life exceeding five years. At this price, a new slot machine earning the Las Vegas Strip average would recoup its purchase price in 80 days. While certain markets have lower average wins per day than the Las Vegas Strip, many other markets have win per day figures that are significantly higher. For example, in January 1996, the Trump Taj Mahal casino in Atlantic City reported win per machine per day of $151, Foxwoods Hotel and Casino in Ledyard, Connecticut reported win per machine per day of $359, and Harrah's riverboat casino in Joliet, Illinois reported win per machine per day of $411.

  Because of the importance of slot win to casino operators and the high returns available from an investment in slot machines, the Company believes that casino operators are willing to try new slot machine products that offer the prospect of higher win per machine per day. At the same time, operators are motivated to remove any machines that are performing significantly below expectations. SGI believes that its machines will generate win per machine per day that will exceed that of the average installed machine, and therefore believes that it will be able to penetrate the market, generate orders for its machines and maintain a share of casino floor space. However, there can be no assurance that SGI's machines will generate such additional win per machine per day.

  Growth in demand for slot machines has historically been driven by the opening of new casinos, including casinos in jurisdictions where gaming has recently been legalized. Since the prospect of new jurisdictions legalizing gaming has been significantly reduced, demand based on new openings will be largely limited to new projects in existing markets. Several new projects are under construction or have been announced in Las Vegas, Atlantic City, on the Gulf Coast and in the Midwest.

  While the physical useful life of a slot machine can be up to a decade or more, casino operators have tended to replace machines on a cycle closer to every five years. Also, the development of certain new features which offer the prospect of significantly increased slot earnings, such as the advent of bill acceptors in the 1990s, can encourage operators to replace machines even more rapidly.

  Because of the slowing in demand from new casino projects, and because the large number of machines installed during the high growth period will be soon reaching their normal replacement time, the Company believes that the new slot machine sales in the replacement category will surpass gaming machine sales for new installations in the near future. The Company believes that it will more easily penetrate the replacement segment of the slot machine market, since the operators of a newly-opening casino may be less likely to risk overall success on the trial of a relatively unproven product.

  The market for slot machines outside of North America is relatively small, with the exception of Australia, and is generally difficult to forecast. In addition, international markets have often served as an outlet for used machines. While SGI intends to take advantage of certain opportunities in international markets, the Company intends to pursue these markets only after successfully establishing itself in North America.

STRATEGY

  Although the gaming industry has enjoyed significant growth over the past five years, the Company believes that most of the investment over this period has been made in physical assets such as large hotels and themed attractions, and that comparatively little has been invested in further developing the actual casino games which, in the aggregate, account for a majority of the average casino's revenue. In contrast, the Company has focused its resources primarily on developing what it believes will be the next generation of interactive slot machines and on implementing its strategy of providing a gaming platform that offers slot machine players a more entertaining and engaging experience than is available from current gaming machines. The Company believes that its machines will encourage casino patrons to play more frequently and for longer periods of time and will also attract new gaming customers, particularly younger patrons who typically are not attracted to current generation slot machines. The Company believes that, as a result, its machines will outperform most existing machines in win per machine and thus motivate casino operators to supplement or replace existing slot machines with SGI products.

SGI PARADIGM

  The Company believes it has identified an underlying structure to the typical slot play session, consisting of four distinct phases: initial attraction; initial play; extended play; and completion. During each of these phases, certain factors determine whether the player advances from one phase to the next. SGI has sought to understand these four phases so that (1) it can maximize the likelihood that a slot customer will play its machine, (2) once playing, the player will stay at the machine for a long period of time, and
(3) the player will return frequently to play the same or similar SGI machines.

    Initial Attraction. The Company believes that the factors that determine whether a customer will initiate play include the machine's visual appeal, the payout structure, promotional graphics and other external attributes that convey the impression that the machine would be entertaining to play.

    Initial Play. Once play commences, the customer makes an initial decision about whether to continue. The Company believes that the factors that affect this decision include whether the game meets the customer's entertainment expectations, conforms to his or her payout expectations, is easy to understand and play, and is relatively trouble-free.

    Extended Play. Extended play occurs when the player has become fully engaged in the entertainment experience provided by the game. Because extended play eliminates idle machine time, extended play is strongly desired by casino operators. Once the player commits to extended play, any interruption in play, such as a fill, malfunction or reset for change service, becomes an excuse to end the session.

    Completion. Completion is the final phase of the play session and can occur, for example, when the customer runs out of money, runs out of time, or achieves a targeted jackpot level. As part of the completion phase, a customer may also form the desire to play the same machine at a later time based on a number of factors, including winnings and entertainment value.

PRODUCTS

  The Company has developed a product that it believes represents the next generation of interactive gaming devices for use in casinos and other gaming establishments in the United States and worldwide. The Company has built several prototypes of its product, which utilizes multimedia technologies to present casino games that the Company believes will be more engaging and entertaining than other gaming devices currently available. The Company's games feature high-resolution video presented across the full surface of a large touchscreen display. The games feature high quality animation, video clips, digital sound and a level of game attractiveness and interaction that the Company believes is unavailable from and unachievable by current generation slot machines. Unlike traditional "hardware dominant" slot machines, the principal features of each of SGI's proprietary games are software based, allowing SGI and its customers to adapt their game offerings to evolving technologies and changing consumer tastes without structural change to, or replacement of, the gaming platform.

 PLATFORM, HARDWARE AND OTHER PHYSICAL ATTRIBUTES

  SGI's gaming platform is designed to resemble a traditional slot machine in many respects. The machine occupies the same footprint as a traditional slot machine and is of roughly the same general size and shape, enabling casino operators to replace traditional slot machines with SGI's machines without any reconfiguration of the casino floor. The most distinctive attribute of the product is its vertically oriented 26-inch-diagonal touchscreen video monitor. A player's sense of interactivity is heightened by the ability to make all the required decisions on the screen, within the game itself. For players who are uncomfortable or unfamiliar with touchscreen devices, all of the traditional slot machine controls have been included as well. Thus, a player can control the game by using the touchscreen, by pushing a series of buttons similar to those found on current slot or video poker machines, or by pulling a handle as on traditional slot machines. Coin handling mechanisms, bill acceptors, card readers and other devices related to cash deposit, credit and win payout are similar to those used in current gaming machines. The music, voice and other audible features of the Company's games are played on a digital sound system.

  The principal electronic hardware used in SGI's gaming platform consists of high-end multimedia and PC components. The central processing unit is an Intel 133-mhz Pentium chip. This processor is accompanied by a variety of video and auxiliary controllers, some of which have been developed exclusively for use with the Company's products. In order to enhance the speed and quality of real-time activities, the Company's machine uses 32 megabytes of random access memory. The density and complexity of the software controlling the machine requires a high capacity 4-gigabyte hard disk drive. These components are connected internally by a high speed PCI bus. SGI's reliance on sophisticated full motion video and high quality audio presentations requires the use of state-of-the-art technology, and SGI expects to upgrade the performance of its platform periodically as higher performance components become available. SGI machines are intended to be easily reconfigurable in the field through the replacement of hardware components such as microprocessors and video and auxiliary controllers, allowing casino operators to upgrade hardware in a cost effective manner.

  The Company's gaming platform is assembled almost entirely from off-the-shelf hardware, which the Company anticipates will reduce the chance of a parts shortage and will enable the Company to continue to manufacture its devices using state-of-the-art components as PC and multimedia technology advance. There can be no assurance, however, that the Company will continue to enjoy a reliable supply of hardware components. Moreover, certain components such as the touchscreen display are manufactured by a single source and may be particularly susceptible to interruptions in supply. See "Risk Factors-- Dependence on Single-Source Suppliers." Although SGI has developed two proprietary application-specific integrated circuits in order to meet certain specialized requirements of its platform, the Company does not expect to develop computer hardware components as a regular part of its product development process.

  SGI's machines have been designed to accept future hardware upgrades that will take advantage of networking capabilities. When networked, two or more machines can be linked, facilitating activities such as group play, tournaments and progressives. For example, a particular group of platforms can be configured to announce to players that a tournament will begin at a particular time and allow each player to opt in. Similarly, platforms can be configured so that when one machine hits a jackpot, a player at another machine can win a bonus award; the two affected platforms then display a coordinated audio/video simulation of a coin flying out of one tray and into the other. The Company believes that features of this kind will promote interaction among players at adjacent platforms and thereby maintain player interest for longer periods of time.

  SGI has incorporated numerous features into its gaming platform that are designed both to attract the player and to maintain his or her interest over an extended period of time. For example, SGI's gaming platform can be programmed to allow for a free spin following a specified number of unsuccessful attempts in order to ensure a minimum level of reward to the player. Similarly, SGI's machines are capable of running promotional or entertainment video programs during play stoppages such as those caused by a hopper refill, malfunction or request for change. These features have been designed to reduce the likelihood that a player will leave the machine during a play stoppage event. This feature may also provide an additional revenue or promotional source to the operator by providing a medium for commercial messages.

  SGI's gaming platform employs modular construction at almost every level, facilitating upgrades and minimizing machine down-time. Such modularity permits the rapid exchange of components as a part of a regular maintenance program, to upgrade integrated circuit components, or to replace defective parts. Using SGI's proprietary Machine Management System, casino personnel can run a variety of diagnostic programs or review detailed performance data directly from the gaming platform itself. In the case of a malfunctioning component, a casino technician can quickly restore play simply by swapping out the failed component with a new one. The modularity of SGI's platform will also facilitate upgrades of hardware components such as card readers and bill validators as new components become available. The Company believes that these features may allow casino operators to reduce platform down-time and shorten the time required to fix any malfunction, thereby increasing the time the platform is available for play and reducing the risk that a player will elect to terminate a gaming session as a result of play stoppage.

  To address the desire of slot machine operators to respond efficiently to service calls that cause stoppages in play, SGI's slot machine incorporates what SGI believes to be a significant improvement over the traditional "candle" (the light on the top of a slot machine). SGI's multi-state candle uses variable color and strobe rate displays to convey more information than a simple call for help. Different colors signify different repair stages, and changes in strobe rate signify how long the customer has been waiting, features that the Company believes will assist the casino floor staff in prioritizing response to customer needs.

 GAMES AND OTHER SOFTWARE

  While SGI believes that the design of its machine and its hardware components are important to its operation and its ability to foster initial and extended play, it believes that the most important factor affecting the success of its platform will be the games themselves and the software that controls those games. The majority of the Company's development efforts to date have been devoted to hardware, system software and game development, and the Company expects that, in the future, game development will be its principal development activity.

  The SGI machine will be a multi-game platform. The Company expects that the initial release of its product will include: six gaming options consisting of four separate game themes and two percentaging-based variations of such themes; play stoppage entertainment; and the Machine Management System. The Company intends to develop at least six new games per year beginning in 1997. See "Product Development."

  The Company's games have been designed to present traditional casino games with the benefit of video and audio enhancements that are afforded by the Company's use of high-end multimedia hardware. While the underlying game may consist of a traditional casino game such as roulette, poker, blackjack, keno or a reel-based slot machine, the game itself is only one aspect of the entertainment experience. SGI's product embeds such games in an engaging and entertaining story. For example, Fort Knox, SGI's basic three-reel slot game, places the experience in the context of a player trying to gain access to Fort Knox, with payouts being depicted as disbursements from a secure vault.

  The Company believes that the combination of its attractive machine, high-level graphics and sound, bonusing features and the pursuit of an interesting and entertaining story will make SGI's product outperform conventional slot machines at each of the four phases of slot machine play--initial attraction, initial play, extended play and completion.

    Initial Attraction. The Company believes that the physical appearance of its machines will be more attractive than conventional machines and will entice customers to play. In addition to the physical attributes of its machines, the Company has included a suite of video images that run when the machine is not being played. These include short vignettes from the Company's games, as well as a menu page identifying all of the games available on that particular machine. Information regarding any game can be viewed through the push of a "?" sign under each game icon. These information segments feature the same quality of graphics, sound, video and animation that distinguish all of SGI's games.

    Initial Play. In the initial play period, SGI believes it is necessary to quickly engage the customer in the story line and to avoid any confusion, unfamiliarity or negative experiences which might cause the customer to discontinue play. For this reason, the Company intends to produce an initial suite of games that consist of enhanced versions of traditional casino games, including reel-based slot games, so that the rules of the game will be well known. SGI intends to present these games using enhanced graphics, sound and storyline that will enhance the play experience, but will not change the fundamental characteristics or objective of the game. In addition, the machine will offer traditional game controls for those players unfamiliar or uncomfortable with the touchscreen interface.

    Extended Play. The Company believes that the enhancements it has made to traditional casino games by the addition of high level graphics, sound, animation and story line will encourage extended play, as well as more frequent play, and thereby generate greater win per machine than the unenhanced versions of these games available in conventional machines.

    A significant feature of SGI's games, which the Company believes will contribute significantly to extended play, is the introduction of advanced play levels in which a player, by virtue of having played a certain amount of time or achieved a certain number of jackpots at one level, gains access to a bonus sequence in which larger jackpots become available. In Fort Knox, for example, a 10-digit master combination to the main vault appears in the play field. At random time intervals during play, another digit on the main vault lock is matched. When the main vault is opened, a player may select from one of three vault drawers to receive an additional bonus.

    To facilitate extended play, the Company has developed sophisticated on line tutorial and help features and play stoppage entertainment. The tutorial and help features generally consist of video inserts designed to provide orientation, instruction and assistance before or during the game. In Fort Knox, for example, Seymour Bucks, the main security guard at Fort Knox, can appear on demand throughout the game to explain the game and to provide assistance. If there is a machine malfunction or a call for change or a machine fill, Professor Jack Potts, the absent-minded slot genius, will appear to explain the cause of the malfunction and present video clips advertising the casino's amenities or upcoming promotions and tournaments, or other commercial material.

    Completion. The Company believes that the principal events that lead to completion of play include the player's running out of money, running out of time or achieving a targeted jackpot level. The Company believes that the unique features and entertainment value of its games will entice players to remain in the extended play phase for longer periods of time than are generally fostered by current generation slot machines. Moreover, the design of the Company's platform and games is intended to provide an entertainment experience that will encourage repeated play.

  In addition to features that are designed to enhance the entertainment value of SGI's machine and its ability to generate incremental revenues for the casino, SGI's platform incorporates proprietary features that are designed to overcome certain hurdles that may be involved in the licensing of a slot machine design, as well as to facilitate easy maintenance and supervision by casino personnel. See "Proprietary Rights and Licenses" and "Gaming Regulation and Licensing." These features are as follows:

    Random Number Generator. At the core of every gaming machine is a random number generator which determines the outcome of every gaming proposition. To eliminate what the Company believes are some of the impediments to randomness that characterize random number generators, SGI engaged Dr. Evangelos Yfantis, a recognized authority in the field of random number algorithms, to develop a proprietary random number generator algorithm for the Company. The Company has filed a U.S. patent application with respect to its algorithm.

    Software Authentication. A critical element of all gaming machines is an authentication mechanism to determine that the software being used is identical to the software that has been approved by regulatory authorities and is operating correctly. This is necessary to ensure that the game being played corresponds exactly to that designed by the manufacturer and approved by regulatory authorities. Traditional slot machine authentication programs operate only following substantial payouts or at periodic intervals. Software-based games, including those designed by the Company, require a different authentication process due to their increased susceptibility to tampering. The Company has developed a proprietary authentication process that verifies the integrity of a game each time it is selected for play. This process combines sophisticated authentication routines developed by RSA Data Security, Inc. with a proprietary methodology developed by the Company. The Company has filed for patent protection for certain aspects of its authentication methodology.

    Machine Management System. The Company's Machine Management System is designed to be a user-friendly maintenance and troubleshooting system that allows casino floor personnel to quickly and effectively assess the cause of a play stoppage or other malfunctions or to examine transaction history where the validity of a jackpot or other transaction must be verified. For example, if a player asserts that the machine has not given full credit for a jackpot or has not properly recorded a cash input, a floor manager, using the touchscreen and a key, can access comprehensive data to review transaction and event history. With this information, the floor manager can rapidly evaluate the merit of the player's claim and take appropriate action. In this way, disputes can be quickly resolved at the machine's location, without the operator having to consult back office records or review surveillance videotape.

PRODUCT DEVELOPMENT

  The Company's product development efforts, particularly its game development efforts, will be critical to its success in the gaming market. Research and development expenses have increased significantly since inception and are expected to continue to increase in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." At May 15, 1996, 36 of the Company's 60 full-time employees were engaged in research and development. The Company expects the number of research and development personnel to increase to approximately 45 by the end of 1996.

  Ideas for new games are derived from customer needs as perceived by the Company or as ascertained through the Company's market research and direct feedback from casino slot machine operators. The initial designs for the Company's games are conceived by a four-person design team, which outlines the appearance and features of each game. A prototype is developed by a production team that includes a producer, artists, computer graphics engineers and entertainment software engineers. The game is then evaluated by SGI's marketing and sales staff, after which it is modified into its final form. The Company estimates that the development of a typical game takes approximately six to eight weeks and costs approximately $200,000 to $300,000.

  SGI is seeking to develop a variety of specific games which management believes will appeal to casino operators and their customers. Currently, the Company is engaged in the development of games based on traditional slot machine games such as animated reel slots and video poker. The Company is also in the process of creating slot machine versions of popular casino games such as blackjack, roulette and keno. These initial products are intended to help customers look beyond the unfamiliar technology to recognizable game types. In addition, the Company is developing a line of Magic WindowsTM type games. The proprietary Magic WindowsTM game type introduces decision making into a traditional reel-slot experience by allowing the player to select from a number of available symbols.

  Some of the games that the Company currently has under development or near completion includes the following:

    Fort Knox--A variation on the traditional three-reel slot game in which the player enters the main vault room of Fort Knox and spins the giant combination reels. If the symbols match those on the play table, a series of vault doors swing open, spilling coins into the tray. If the player matches the numbers to the bonus combination, he will be given access to the main vault's interior, where he can win an additional jackpot.

    Buccaneer Gold--A three-reel slot machine game in which the player aims his cannons at three combination wheels set in the flank of a pirate ship. When symbols on the wheels are matched according to the pay table, the player wins, and the screen displays a jackpot celebration such as gold coins being spilled from a treasure chest or fired from a musket. Upon certain combinations on the reel, a pirate sticks a dagger into the deck railing; an accumulation of five daggers leads to a bonusing sequence.

    Phantom Belle--A game of draw poker played on a 19th century riverboat. In addition to regular play, the game offers a bonusing feature consisting of a stack of chips that grows with each hand played. When the player is dealt a special "playoff" card, a bonus round ensues in which the player can win the entire stack of chips by beating one of the riverboat's "regulars" in a one-hand showdown.

    Krazy Keno--A version of keno in which balls shoot into the air through a transparent tube. If enough of the flying balls land on the spots selected by the player, he wins a jackpot according to the pay table.

    Treasure of the Sphinx--A Magic WindowsTM version of a three-reel game in which the player finds himself in front of a large sphinx uncovered in an archaeological dig. Embedded in the sphinx are nine stone reels, over which stone doors close as the reels begin to spin. The player is required to pick three of the doors to reveal hidden symbols, the object being to match one of the jackpot combinations on the pay table. After the outcome is revealed, the remaining symbols are uncovered and the game is ready to resume.

    Win-O-Matic--A classic three-reel slot game reminiscent of that played on mechanical devices in the 1950's featuring traditional reel symbols like cherries, lemons and plums. Win-O-Matic combines simplicity of play with the flexibility of modern game percentaging technology.

    Meteors--A Magic WindowsTM version of a traditional three-reel game in which the player fires three laser blasts at a meteor field. As the meteors explode and disintegrate, reel symbols are revealed. Symbol combinations matching the pay table win jackpot awards. As a bonus feature, at random intervals, the player is sent into "hyperspace" mode where, for a period of time, all jackpots are doubled.

    Roulette Royale--A version of roulette in which the player can place bets in the same fashion as in a traditional roulette game. The player then "spins" the wheel on the video screen to determine the outcome based on the number or color at which the wheel stops.

  Completion of the foregoing games is subject to various risks and uncertainties. Such games are in various stages of development, and, except for Fort Knox, the Company cannot predict which, if any, of such games will actually be introduced as currently conceived. Such games may be subject to further creative decisions that could alter the game implementation or marketing considerations that could result in a shift of the Company's development focus to different types of games altogether. Successful completion of any game will also be subject to risks typically associated with the creative process, such as the risk that the Company's creative team will be unable to achieve the desired results in terms of the game's entertainment quality.

  Over time, SGI expects to introduce additional games that offer a wider range of gaming experiences as players become more familiar with the capabilities of advanced video gaming platforms. For example, the Company may introduce games with sports attributes such as baseball, football or golf. The Company also anticipates developing some of its games for progressive formats in which the Company's machines would be networked to support a common jackpot that is significantly larger than that which a stand-alone machine could offer.

  During the period from inception through March 31, 1994, the year ended March 31, 1995, the nine month period ended December 31, 1995 and the three month period ended March 31, 1995, the Company's research and development expenses were $79,000, $1,539,000, $3,137,000 and $1,565,000, respectively.

SALES AND MARKETING

  The ultimate success of SGI's gaming platform depends on its acceptance by casino operators and casino patrons. The Company believes that, from the point of view of casino operators, the attractiveness of any gaming platform depends on win per machine, ease of upgrade, maintenance and game change and information management. The Company believes that, from the casino patron's perspective, the attractiveness of a platform is a function of entertainment value. SGI's sales and marketing strategy is to generate product sales by highlighting the advantages presented by its gaming platform to casino operators, such as potential for increased win per machine, and by positioning itself as a partner with casino operators. SGI's marketing strategy also targets casino players and will focus on developing brand recognition for SGI's games, which the Company believes can be accomplished through the development of proprietary games that deliver greater entertainment value for the gaming dollar.

  SGI intends to position itself as a partner with casino operators in establishing the next generation of wagering entertainment. The Company recognizes the important role that casino operations personnel play in establishing market acceptance for new machines and thus will target this group with products, sample game platforms and training. The Company is working to develop close relationships with casino operators, utilizing its marketing representatives as consultants to the casino operators on methods to increase slot machine profitability through the use of SGI's products.

  Because SGI's games are software-based, SGI believes that there will be a significant opportunity for game customization and the development of games for the exclusive use of one or more casino customers. It is already commonplace for casinos to ask that conventional slot machines be customized with the casino's logo or theme. SGI believes that it can significantly exceed this level of customization by inserting the casino's logo or theme right in the game, by presenting images of the casino's other games and amenities, or by creating a new game entirely based on the casino's theme. The Company intends to charge customers a fee for this work.

 THREE-PHASE PRODUCT INTRODUCTION

  The Company intends to introduce its product and begin its marketing and sales efforts in a controlled and deliberate manner, following a three-phase program through 1998:

  1996: In this phase, the Company's primary objective will be to complete development of the product and to have it licensed and available for sale in one or more jurisdictions. The Company currently has targeted a first shipment in late 1996 and a first shipment into Nevada in January 1997. The Company has received nonbinding commitments to install and evaluate its gaming platform from several leading Las Vegas casinos.

  1997: The Company's plan is to deliberately limit the number of machines it sells in 1997 so that it can carefully monitor the reactions of gaming patrons and casino customers to its platform, game software and its product support features. The Company expects to incorporate any changes it deems advisable based on these surveys into revised and new versions of its platform and game. At the same time, the Company will be building its sales and support infrastructure in gaming markets nationwide in order to properly support customers when full roll-out in 1998 takes place.

  1998: In 1998, the Company expects to broadly market and sell its platform and software games. Because of the restraints imposed by its product introduction program, the Company currently believes that 1998 will be the first year in which a reasonable assessment of the commercial potential of its products can be made.

  The successful introduction of the Company's product will be subject to substantial risks and uncertainties, including the risk of technical or manufacturing difficulties, the possibility that the SGI platform will not receive the hoped for market acceptance and possible delays or hurdles associated with licensing of the Company's product in various jurisdictions. See "Risk Factors--Single Product;

Risk of Technical Errors; Uncertain Market Acceptance," "--Regulatory Approval," and "--Limited Manufacturing Experience."

  The Company will be required to be licensed in each jurisdiction in which it expects to sell products. As of July 3, 1996, the Company had filed applications to sell its products in Nevada, Mississippi, Missouri and Colorado. To date, the Company has received corporate approval in Nevada and Mississippi and has also filed an application for approval of its gaming platform in Nevada. The Company had filed or intends to file license applications in the jurisdictions set forth below according to the following schedule:

                                          3RD                                2ND
         CORPORATE                      QUARTER         1ST QUARTER        QUARTER
         APPROVAL        FILED            1996             1997             1997
         ---------       -----          -------         -----------        -------
          Nevada        Colorado       Minnesota        Connecticut        Arizona
        Mississippi     Missouri       New Jersey        Illinois          Indiana
                                                           Iowa           Wisconsin
                                                         Louisiana
                                                         Michigan

  There can be no assurance that the Company will be ready to file future applications in accordance with the above schedule, or that any licenses will be granted on a timely basis, or at all.

 SALES ORGANIZATION

  The Company intends to build a sales and support organization to handle sales and after-sales service to the Company's casino customers. As of May 15, 1996, the Company had five employees in its sales and support area, and the Company plans to have approximately 10 by the end of 1996. The Company intends to sell its products by developing close working relationships with casino operators, using SGI's direct sales representatives as consultants. Where appropriate, the Company may enter into distribution arrangements or other strategic relationships to enter additional markets.

  The Company has begun taking orders for trial shipments from casinos, principally in Las Vegas, for delivery as soon as the Company may legally ship and install such products. In accordance with industry practice, these casinos will accept such units, without payment, for a 60-day installation and evaluation period. During this period, each casino operator will evaluate the performance of the machine against other machines on its floor or available for purchase and will make a determination whether or not to purchase units at the end of the trial period. At the end of the trial period, such customers may purchase the trial machines. If a casino declines to purchase a machine, SGI will be unable to record a sale for financial reporting purposes and will remove the machine from that casino's premises. The Company has received nonbinding commitments to install and evaluate its gaming platform from Bally's Las Vegas, Boulder Station Hotel & Casino, Caesars Palace Las Vegas, Circus Circus Hotel & Casino, Excalibur Hotel Casino, the Flamingo Hilton, Grand Casino Biloxi, Grand Casino Gulfport, Grand Casino Tunica, Hard Rock Hotel & Casino, Harrah's Las Vegas, ITT Sheraton Desert Inn, ITT Sheraton Tunica, the Luxor Hotel Casino, the MGM Grand Hotel/Casino, New York-New York Hotel/Casino, Palace Hotel & Casino, Station Casino Kansas City, St. Charles Riverfront Station, Stratosphere Hotel & Casino and Texas Station, each of which has agreed to install and evaluate from eight to 30 of the Company's machines. Collectively, these casinos have agreed to install approximately 400 units. The Company has targeted additional Nevada and Mississippi operators as well as casino operators in other markets, such as New Jersey, Missouri and Colorado, for initial evaluations.

 PRICING

  The Company intends to offer its product to casino operators and other potential purchasers using two alternative purchase programs, consisting either of (i) the outright sale of the unit bundled with a specific package of games and other software for a fixed price, or (ii) the sale of a stand-alone machine combined with a term license of the software, including games. The Company expects that the price of both the bundled package described in (i) above and the price of the machine on a stand-alone basis will be higher than the prices generally charged for most conventional slot machines. The Company may also consider cost and revenue sharing arrangements. Because software-based gaming machines represent a new development for the casino industry, potential purchasers' preferences in this area have not been established. The Company plans to evaluate its pricing and sales methods and to incorporate changes as appropriate. The Company believes that license revenue from game software may eventually constitute a substantial portion of its revenue.

COMPETITION

  The current slot machine market is highly competitive and is dominated by a small number of manufacturers, all of whom have significantly greater financial and other resources than the Company. The Company believes that the principal competitive factors in this market are the appeal of the machine to players, knowledge of customer requirements and player preferences, service, support and training, distribution, name and product recognition and price. The principal competitors in the slot machine market are IGT and Bally Gaming. IGT may be viewed as a dominant competitor, with a 1995 market share estimated at 70%; Bally Gaming's 1995 market share is estimated at 15%. Additional competitors or potential competitors include WMS Industries Inc., Video Lottery Consultants, Aristocrat Leisure Industries, Universal Distributing, Sigma Games, Casino Data Systems, Acres Gaming Inc. and Innovative Gaming Corporation of America. Companies in historically unrelated industries, such as Sega, have technological resources that could offer them a competitive advantage in developing multimedia-based gaming machines. Sega currently offers gaming machines to a limited number of markets and has announced plans to apply for manufacturing and distribution licenses in Nevada. There can be no assurance that other companies in the video game or multimedia market will not successfully enter the market for video slot machines, nor can there be any assurance that the manufacturers of traditional slot machines will not develop products that are superior to, or that achieve greater market acceptance, than the Company's products. In general, the Company's existing competitors, as well as many potential new competitors, have significantly greater financial and technical resources than the Company, as well as more established customer bases and distribution channels, which may afford them competitive advantages. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results or financial condition. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSES

  The Company's computer programs and technical know-how are both novel and proprietary, and management believes that they can best be protected by use of technical devices to protect the computer programs and by enforcement of contracts and covenants not to compete with certain employees and others with respect to the use of the Company's proprietary information and trade secrets. The Company has registered copyrights with respect to various aspects of its games, and has filed several U.S. patent applications for protection of certain technology it has created or licensed. These patent applications cover various aspects of the gaming machine hardware and software. No assurance can be given that the pending applications will be granted, nor can there be any assurance that the patents will not be infringed or that others will not develop technology that does not violate such patents. See "Risk Factors-- Limited Protection of Intellectual Property Rights; Risk of Litigation."

  SGI has developed a proprietary method of authentication for disk drive-based gaming machines, for which it has submitted a patent application. Since modern gaming technology requires the handling and processing of large amounts of on-line data, establishing a method for storing and retrieving data that meets the approval of the regulatory authorities while meeting adequate standards of internal performance requires use of a comprehensive authentication system to assure both the casino operator and requisite gaming authorities that the software is an exact copy of what was generated by SGI and approved by such gaming authorities.

  In addition, SGI owns exclusive rights to the algorithm for its random number generator, the key component of the Company's gaming machines which determines the outcome of each proposition. SGI's algorithm, which may have uses outside the gaming industry, was developed by Dr. Evangelos A. Yfantis, a professor of Computer Science at the University of Nevada, Las Vegas.

  In developing its games, the Company relies on certain software that it licenses from Duck Corporation ("Duck") on a nonexclusive basis. This license may be terminated by Duck only in the event of a material breach of its terms by the Company or in the event of a bankruptcy petition with respect to the Company.

EMPLOYEES

  As of May 15, 1996, the Company had 60 full-time employees, including 36 in product development. The Company also retains independent contractors to provide certain services, primarily in connection with its product development activities. The Company and its full-time employees are not subject to any collective bargaining agreements and the Company believes that its relations with its employees are good. From time to time the Company has retained actors and/or "voice over" talent to perform in certain of the Company's products, and expects to continue this practice in the future. The Company's future success depends in large part on its ability to attract and retain management and other key personnel. See "Risk Factors--Dependence on Key Personnel."

MANUFACTURING

  After receipt of regulatory approval and licensing with respect to its gaming platform, the Company intends to manufacture products in-house or contract product assembly to a licensed manufacturer. All of the Company's initial manufacturing will be performed at the Palo Alto facility, where the Company intends to invest approximately $750,000 in leasehold improvements and manufacturing equipment. The Company believes that the manufacturing process will consist primarily of assembly of components obtained from third-party suppliers and testing software systems and applications.

FACILITIES

  In February 1996, the Company moved from its facilities in Saratoga, California to a 28,000 square foot leased facility in Palo Alto, California consisting of 17,000 square feet of office space and 11,000 square feet of manufacturing space. The Company believes that its existing manufacturing facility is adequate to meet its production requirements through 1998. The Company intends to lease a facility in Las Vegas during the third quarter of 1996 as it begins to build its sales and support organization.

GAMING REGULATION AND LICENSING

  General Regulation of Shareholders of Publicly Traded Corporations. In most jurisdictions, any beneficial owner of the Company's Common Stock is subject on a discretionary basis to being required to file applications with gaming regulatory authorities, be investigated and found suitable or qualified as such. In addition, shareholders whose holdings of Common Stock exceed certain designated percentages are subject to certain reporting and qualification requirements imposed by state and federal gaming regulators and, any shareholder, if found to be unsuitable, may be required to immediately dispose of its holdings of Common Stock. See "--Nevada Regulatory Matters," "-- Missouri Regulatory Matters," "--Colorado Regulatory Matters," "--New Jersey Regulatory Matters," and "--Mississippi Regulatory Matters."

  Nevada Regulatory Matters. The Company must obtain a registration, license, approval or finding of suitability, and equipment approval in all jurisdictions before it can offer gaming devices for sale to licensed gaming operations within those jurisdictions. The licensing process usually involves the licensing or approval of certain officers, directors, and shareholders of the corporation, and approval of the specific products that the Company wants to offer for sale. In many jurisdictions, including the State of Nevada, every shareholder of a private corporation that manufactures and distributes gaming devices must complete an application, undergo an extensive background and financial investigation, and be approved by the Nevada Gaming Commission (the "Nevada Commission") upon the recommendation of the Nevada State Gaming Control Board (the "Nevada Board"). Given the number of current shareholders in SGI and the time and expense associated with receiving these approvals, this is not a viable licensing structure for SGI. In most jurisdictions, including Nevada, certain shareholders of publicly-traded corporations that have been registered with or licensed by the applicable gaming authorities are not necessarily required to file applications, undergo investigation, or receive approvals to be shareholders. SGI will apply in all gaming jurisdictions as a publicly-traded corporation and will seek approval to become registered or licensed as a publicly-traded corporation in all gaming jurisdictions. In order to facilitate the corporate licensing process, SGI has filed the appropriate documentation with the Nevada Board to become a "publicly-traded corporation" as defined in the Nevada Gaming Control Act. On June 19, 1996 the Nevada Commission registered SGI and approved Silicon Gaming-Nevada ("SGI-Nevada"), a wholly-owned subsidiary of SGI formed in February 1996 as a manufacturer, distributor and operator of a slot machine route. The Company's proposed initial public offering was also approved by the Nevada Commission on June 19, 1996.

  The manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacture and distribution of associated equipment for use in Nevada, and the ownership and operation of slot machine routes in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local ordinances and regulations. Such activities are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board, and various local, city and county regulatory agencies (collectively referred to as the "Nevada Gaming Authorities").

  The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of pubic policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from have a direct or indirect involvement with gaming, or manufacturing or distribution of gaming devices at any time or in any capacity; (ii) the strict regulation of all persons locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (v) the prevention of cheating and fraudulent practices; and (vi) to provide a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's operations.

  On June 19, 1996 the Company was registered by the Nevada Commission as a publicly-traded corporation (a "Registered Corporation"), and SGI-Nevada was approved as a manufacturer, distributor and operator of a slot machine route. Such gaming approvals require the periodic payment of fees and taxes and are not transferable. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a shareholder of, or receive any profit from SGI-Nevada without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and SGI-Nevada have applied for, and in some cases received, the various registrations, approvals, permits and licenses in order to engage in manufacturing, distribution and slot route activities in Nevada.

  All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or its subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company and SGI-Nevada are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position. On June 19, 1996 SGI's Chief Executive Officer, Chief Financial Officer, the required directors and SGI-Nevada's sole officer and director were found suitable by the Nevada Commission.

  If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with SGI or SGI-Nevada, the Company would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or SGI-Nevada to terminate the employment of any person who refuses to file appropriate applications. Determination of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

  The Company and SGI-Nevada will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company will be required to be reported to or approved by the Nevada Commission.

  If it were determined that the Nevada Act was violated by the Company or SGI-Nevada, the registration and gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, SGI-Nevada and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of any gaming license could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

  Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability determined as a beneficial holder of the Registered Corporation's voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The

Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10% but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by shareholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

  Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any shareholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a shareholder or to have any other relationship with the Company or SGI-Nevada, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,
(iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

  The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

  The Company will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company will also be required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of the Company to bear a legend indicating that the securities are subject to the Nevada Act. However, it is unknown whether the Nevada Commission will impose such a requirement on the Company.

  As a Registered Corporation, the Company may not make a public offering of its securities, such as an IPO, without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Approval of a public offering, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

  Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

  The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purposes of acquiring control of the Registered Corporation.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which gaming operations are to be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; or (ii) the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer, distributor and operator of a slot machine route.

  Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

  In the future, SGI intends to seek the necessary registrations, licenses, approvals, and findings of suitability for the Company, its products and its personnel in other jurisdictions throughout the world. However, there can be no assurances that such registrations, licenses, approvals or findings of suitability will be obtained. Many other jurisdictions in which the Company wishes to do business require various licenses, permits, and approvals in connection with the manufacture and/or distribution of gaming devices, typically involving restrictions similar in most respects to those of Nevada.

  Missouri Regulatory Matters. Gaming was originally authorized in the state of Missouri in November 1992. On April 29, 1993, new legislation (the "Missouri Act") was enacted which replaced the 1992 legislation. In January 1994 the Missouri Supreme Court handed down a decision which held that the operation of certain games of chance such as traditional slot machines was prohibited by the constitution of the state of Missouri. On November 8, 1994, the people of Missouri voted in favor of an amendment to the Missouri constitution to allow slot machine gaming in the state. The Missouri Act provides for the licensing and regulation of excursion gambling boat operations on the Mississippi and Missouri Rivers in the state of Missouri and the licensing and regulation of persons who distribute gaming equipment and supplies to gaming licensees. An excursion gambling boat is a boat, ferry or other floating facility on which gaming is allowed. The Missouri Act limits the loss per individual on each excursion to $500, but does not otherwise limit the amount which may be wagered on any bet or the amount of space in the vessel which may be utilized for gaming.

  The Missouri Act is to be implemented and enforced by a five-member Missouri Commission. The Missouri Commission is empowered to issue such number of riverboat gaming licenses as it determines to be appropriate. A gaming license cannot be granted to any gaming operator unless the voters in such operator's "home dock" city or county have authorized gaming activities on gaming riverboats.

  On September 1, 1993, the Missouri Commission adopted rules and regulations (the "Missouri Regulations") governing the licensing, operation and administration of riverboat gaming in the state of Missouri and the form of application for such licensure. The Missouri Regulations generally provide for four types of licenses--a Class A owner's license; a Class B operator's license; a supplier's license; and an occupational license. The Company and its subsidiary, Silicon Gaming-Missouri, Inc. ("SGI-Missouri") currently are preparing an application for a supplier's license. There can be no assurance that the Company or SGI-Missouri will be licensed. In addition, the Missouri Regulations remain subject to amendment and interpretation, and may further limit or otherwise adversely affect the Company and its Missouri gaming operations.

  Directors and certain officers and key persons of the Company and SGI-Missouri must file personal disclosure forms with the gaming license application and must be found suitable by the Missouri Commission. Further, the Missouri Regulations require that all employees of SGI-Missouri who are involved in gaming operations and who are employed on the licensed premises must file applications for and receive Missouri gaming occupational licenses. The Missouri regulations require disclosure by the Company and SGI-Missouri of any person or entity holding any direct or indirect ownership interest in SGI-Missouri. SGI-Missouri is also required to disclose the names of the holders of all of the Company's and SGI-Missouri's debt including a description of the nature and terms of such debt. The Missouri Commission may, in its sole discretion, request additional information with respect to such holders. Missouri suppliers' gaming licenses must be renewed annually for a fee of $5,000 or such greater amount as may be determined by the Commission.

  Under Missouri law, gaming licenses are not transferable, and under the Missouri Regulations the transfer of (i) any ownership interest in a privately held business entity or (ii) a 5% or greater interest in a publicly traded company directly or indirectly holding a Missouri gaming license is prohibited without the approval of the Missouri Commission. Further, without the prior approval of the Missouri Commission, the Missouri Regulations prohibit withdrawals of capital, loans, advances or distribution of any assets in excess of 5% of accumulated earnings by a license holder to anyone with an ownership interest in the license holder.

  The Missouri Regulations specifically provide that any action of the Missouri Commission shall not indicate or suggest that the Missouri Commission has considered or passed in any way on the marketability of the applicant or licensee's securities, or on any other matter, other than the applicant or licensee's suitability for licensure under Missouri law. A Missouri gaming license holder can be disciplined in Missouri for gaming related acts occurring in another jurisdiction which results in disciplinary action in the other jurisdiction.

  The Missouri Commission has broad powers to require additional disclosure by an applicant during the processing of a gaming application, to deny gaming licensure and to administratively fine or suspend or revoke a gaming license for failure to comply with or for violation of the Missouri Act or Missouri Regulations.

  Colorado Regulatory Matters. The State of Colorado created the Division of Gaming (the "Division") within the Department of Revenue to license, implement, regulate and supervise the conduct of limited gaming. The Director of the Division, under the supervision of a five-member Colorado Commission, has been granted broad power to ensure compliance with the Colorado Regulations. The Director may inspect, without notice, impound or remove any gaming device. He may examine and copy any licensee's records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. He also may conduct detailed background investigations of persons who loan money to the Company.

  The Colorado Commission is empowered to issue five types of gaming and gaming-related licenses. The failure or inability of the Company or Silicon Gaming-Colorado, Inc. (the "Colorado Subsidiary"), the Colorado subsidiary, or others associated with the Company or the Colorado subsidiary, to obtain or maintain necessary gaming licenses will have a material adverse affect on the operations of the Company. All persons employed by the Company and the Colorado subsidiary and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed annually.

  In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines may have an interest in any casino operator, allow any of its officers to have such an interest, employ any person if such person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer's or distributor's business. The Commission has ruled that a person does not have a "substantial interest" if it directly or indirectly has less than a five percent (5%) interest of such voting securities of a licensee. Some Division Staff informally have interpreted the Regulations to prohibit a casino operator from having any interest in a slot machine manufacturer or distributor.

  Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, the Company and shareholders of the Company, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his interest for any other party, and fingerprints. Such information, investigation and licensing as an "associated person" automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly own ten percent (10%) or more of a direct or indirect legal, beneficial or voting interest in the Colorado subsidiary, through their ownership in the Company. Such persons must report their interest and file appropriate applications within 45 days after acquiring such interest. Persons directly or indirectly having a five percent (5%) or more interest (but less than 10%) in the Colorado Subsidiary, through their ownership in the Company, must report their interest to the Colorado Commission within ten (10) days after acquiring such interest and may be required to provide additional information and to be found suitable. If certain institutional investors provide certain information to the Colorado Commission, such investors, at the Colorado Commission's discretion, may be permitted to own up to 14.99% of the Colorado Subsidiary, through their ownership in the Company, before being required to found suitable. All licensing and investigation fees will have to be paid for by the person in question. The associated person investigation fee currently is $48.00 per hour.

  The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of (i) all persons licensed pursuant to the Colorado Limited Gaming Act, (ii) all officers, directors and shareholders of a licensed privately held corporation, (iii) all officers, directors and shareholders holding either a five percent (5%) or greater interest or a controlling interest in a licensed publicly traded corporation, (iv) all general partners and all limited partners of a licensed partnership, (v) all persons which have a relationship similar to that of an officer, director or shareholder of a corporation (such as members and managers of a limited liability company), (vi) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming, and (vii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment, devices or premises.

  In addition, under the Colorado Regulations, every person who is a party to a "gaming contract" with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Director, promptly must provide to the Colorado Commission or Director all information which may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community, and all other information which might be relevant to a determination whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Director or the Colorado Commission to require a licensee or applicant to terminate its "gaming contract" (as defined below) with any person who failed to provide the information requested. In addition, the Director or the Colorado Commission may require changes in "gaming contracts" before an application is approved or participation in the contract is allowed. A "gaming contract" is defined as an agreement in which a person does business with or on the premises of a licensed entity.

  An application for licensure or suitability may be denied for any cause deemed reasonably by the Colorado Commission or the Director, as appropriate. Specifically, the Colorado Commission and the Director must deny a license to any applicant who (i) fails to prove by clear and convincing evidence that the applicant is qualified, (ii) fails to provide information and documentation requested; (iii) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (iv) has been, or has any director, officer, general partner, shareholder, limited partner or other person who has a financial or equity interest in the applicant who has been, convicted of certain crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (v) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses.

  If the Colorado Commission determines that a person or entity is unsuitable to own interests in the Company, then the Company or the Colorado Subsidiary may be sanctioned, which may include the loss by the Company or the Colorado Subsidiary of their respective approvals and licenses.

  The Colorado Commission does not need to approve in advance a public offering of securities, but rather requires a filing of notice and additional documents with regard to such public offering prior to such public offering. The Company has filed the required notice with the Colorado Commission. Under the regulations, the Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.

  In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as the Company, from paying dividends, interest or other remuneration to any unsuitable person, or recognizing the exercise of any voting rights by any unsuitable person. Further, the Company may repurchase the shares of anyone found unsuitable at the lesser of the cash equivalent to the original investment in the Company or the current market price. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, such as the Company, to file for a finding of suitability if required by the Colorado Commission.

  In addition to its authority to deny an application for a license or suitability, the Colorado Commission has jurisdiction to disapprove a change in corporate position of a licensee and may have such authority with respect to any entity which is required to be found suitable by the Colorado Commission. The Colorado Commission has the power to require the Company and the Colorado Subsidiary to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities, and may have such power with respect to any entity which is required to be found suitable.

  A person or entity may not sell, lease, purchase, convey or acquire a controlling interest in the Company without the prior approval of the Colorado Commission. The Company may not sell any interest in the Colorado Subsidiary without the prior approval of the Colorado Commission.

  Limited gaming facilities in Colorado must not exceed certain gaming square footage limits as a total of each floor and the full building. Casinos in Colorado may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 years or older to gamble in the casino. The law permits slot machines, blackjack and poker, with a maximum single bet of $5.00. Casinos may not provide credit to its gaming patrons.

  The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds. The Colorado Commission has set a gaming tax rate of 2% on adjusted gross gaming proceeds of up to and including $2 million, 8% over $2 million and including $4 million, 15% over $4 million up to and including $5 million and 18% on adjusted gross gaming proceeds in excess of $5 million. The Colorado Commission also has imposed an annual device fee of $75 per gaming device. The Colorado Commission may revise the gaming tax rate and device fee from time to time. Central City Black Hawk and Cripple Creek each have imposed annual device fees of approximately $1,000 per gaming device and may revise the same from time to time.

  Colorado has certain unique regulatory laws which, if adversely interpreted or not modified, may limit or adversely affect the ability of the Company to enter in, or compete within, the Colorado market. First, as noted, gaming in Colorado constitutionally is limited to slot machines, blackjack and poker. Although no manufacturer or distributor has attempted to distribute the Company's type of interactive game, it should be included within the definition of "slot machine." In preliminary discussions, Division personnel have stated that the device likely is a "slot machine," although neither the Division nor the Commission have formally ruled on the issue and will not do so until the game is submitted to the Division for approval.

  Second, Colorado constitutionally limits the maximum single bet to $5.00. Colorado statutes define a bet to be an amount placed as a wager in a game of chance. If the Company's product permits multiple rounds of betting at $5.00 per round, it would be unclear whether Colorado would permit such betting. If Colorado does not permit multiple round bets in excess of $5.00, then the Company would need to adjust its machines to limit the total bets to $5.00, including all rounds.

  Third, Commission Regulations define the requirements of slot machines, including limitations on the ability to alter the slot machine's program and the internal requirements of the slot machine itself. The Company's proposed machines do not comply with existing Regulations. Although the Company intends to seek a change in the Commission's Regulations, there can be no assurance that such changes will be made. If the Regulations are not changed, then the Company will need to modify its machines to conform to Colorado requirements. Even as so modified, the Company's machines must be approved by the Division as meeting existing Regulations and there is no assurance that the Company will receive such approval or will receive such approval in a timely basis.

  New Jersey Regulatory Matters. Casino gaming in New Jersey is regulated by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., and regulations promulgated thereunder (the "NJCCA"). The NJCCA created the New Jersey Casino Control Commission ("NJCCC"), which is authorized to decide all license applications and other matters and to promulgate regulations, and created the New Jersey Division of Gaming Enforcement (the "NJDGE"), which is authorized to investigate all license applications, make recommendations to the NJCCC, and prosecute violations of the NJCCA. Under the NJCCA, any enterprise providing goods or services to a casino must register with or be licensed by the NJCCC.


  Business enterprises providing goods or services directly related to casino gaming or simulcast wagering must be licensed as a gaming related Casino Service Industry ("CSI") prior to conducting business with New Jersey casino licensees or must have filed a complete application for CSI licensure with the NJCCC and received the permission of the NJCCC for each business transaction.

  A CSI license application consists of a Business Entity Disclosure Form for the applicant and each of its holding companies and Personal History Disclosure Forms for each individual required to be found qualified. The application fee consists of a non-refundable deposit of $5,000 and an obligation to pay an additional $5,000 if the processing of the application requires more than 1,000 but less than 2,000 hours and a further $5,000 if the processing of the application exceeds 2,000 hours. The same fee structure applies to any renewal application.

  In connection with a license application, the NJDGE conducts an investigation of the Company to determine its suitability for licensure. In order for the requisite CSI license to be issued by the NJCCC to the Company and maintained, the Company's officers, directors and key employees and all beneficial owners of more than five percent (5%) of the Company's Common Stock must be found qualified by the NJCCC. In order to be found qualified, the Company, its officers, directors, key employees and five percent (5%) shareholders must demonstrate by clear and convincing evidence their good character, honesty and integrity, their financial stability, integrity and responsibility and their business ability. Any other stock holder or other person associated with the Company whom the NJCCC deems appropriate, in its discretion, is also required to be qualified. If a person is required to and fails to submit to qualification or submits to qualification and is found disqualified by the NJCCC, the NJCCC may prohibit casinos in New Jersey from doing business with the Company.

  However, "institutional investors" (as defined in the NJCCC) may be granted a waiver of the requirement to be found qualified by the NJCCC. An institutional investor includes any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees, investment company registered under the Investment Company Act of 1940, collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency, closed end investment trust, chartered or licensed life insurance company or property and casualty insurance company, banking and other chartered or licensed lending institution, and investment advisor registered under The Investment Advisors Act of 1940. In the discretion of the NJCCC, a waiver of qualification may be granted to such institutional investors provided the securities are owned for investment purposes only and the institutional investor certifies that it has no intention of influencing or affecting the affairs of the issuer or its holding companies.

  After 30 days following the filing of a CSI license application with the NJCCC, the Company may seek permission from the NJCCC to conduct certain business transactions with a New Jersey casino. Such "transactional waivers" will only be granted in the absence of an objection by the NJDGE. Such approvals are granted for a maximum term of six (6) months subject to renewal.

  A CSI license is issued for an initial period of two (2) years and is thereafter renewable for four (4) year periods. There is no guarantee that the Company will be granted an initial license or that, following the issuance of an initial CSI license or any renewal thereof, the Company will continue to be granted renewals of the license. Additionally, upon application of the NJDGE, the NJCCC may at any time review any license issued by it and determine to suspend, revoke or place conditions on such license.

  In addition to the required licensure from the NJCCC, the gaming equipment manufactured, distributed or sold by the Company to New Jersey casinos is subject to a technical examination by the NJDGE and approval by the NJCCC for, at a minimum, quality, design, integrity, fairness, honesty and suitability. The approval process includes the submission of a model of the machine to the NJDGE for testing, examination and analysis and for comparison with documentation of the schematics, block diagram, circuit analysis and written explanation of the method of operation, odds determination and all other pertinent information. The model remains in the custody of the NJDGE unless otherwise directed by the NJCCC. All costs of such testing, examination and analysis are borne by the Company. As part of this approval process, the NJCCC may require that the manufacturer of any component of the gaming equipment which the NJCCC, in its discretion, determines is essential to the gaming operation of the device submit to licensing. Such components would include the computer control circuitry which causes or allows the device to operate as a gambling device. The failure or refusal of such a manufacturer to submit to licensing or the denial of a license by the NJCCC to such manufacturer would result in the inability of the Company to distribute and market that gambling device to New Jersey casinos. Prior to a decision by the NJCCC to approve a particular model of machine, it may require up to 60 days trial period to test the machine in a licensed casino. During the trial period, the manufacturer or distributor of the machine shall not be entitled to receive revenue of any kind whatsoever. Once a model is approved by the NJCCC, all machines of that model placed in operation in licensed casinos shall operate in conformity with the model tested by the NJDGE. Any changes in the design, function or operation of the machine are subject to prior approval by the NJCCC in consultation with the NJDGE.

  Mississippi Regulatory Matters. The manufacture, sale and distribution of gaming devices for use or play in Mississippi are subject to the Mississippi Gaming Control Act and the regulations promulgated thereunder (collectively, the "Mississippi Act"). Such activities are subject to the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission (collectively referred to as the "Mississippi Gaming Authorities"). Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act and regulations promulgated thereunder.

  On June 20, 1996 the Company was registered by the Mississippi Commission as a publicly traded corporation (a "Registered Corporation") and the holding company of Silicon Gaming-Mississippi, Inc. (the "Mississippi Subsidiary"). Also on June 20, 1996 the Mississippi Subsidiary was licensed as a manufacturer and distributor. SGI and the Mississippi Subsidiary are required to periodically submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. The Company and the Mississippi Subsidiary have received the various registrations, approvals, permits and licenses in order to engage in manufacturing, distribution and gaming activities as presently conducted in Mississippi. Such licenses, registrations and approvals are not transferable, are initially issued for a two-year period and must be renewed periodically thereafter.

  Similar to Nevada, the Mississippi Commission may investigate and find suitable any individual who has a material relationship to, or material involvement with, the Company or the Mississippi Subsidiary, including record or beneficial holders of any of the voting securities of the Company, holders of debt obligations, and officers, directors and employees of the Company and the Mississippi Subsidiary. The Company and the Mississippi Subsidiary are required to maintain a current stock ledger in Mississippi which may be examined by the Mississippi Commission at any time. The Company believes that all required findings of suitability currently required have been applied for or obtained. Any applicant for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

  The Mississippi Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Mississippi Commission and such person may be required to be found suitable. The Mississippi Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Mississippi Commission for a finding of suitability. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a Registered Corporation's common stock. Under certain circumstances, an "institutional investor," as defined by Mississippi Commission policy, which acquires more than 5%, but not more than 10%, of the Registered Corporation's voting securities may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

  The Company may not make a public offering of its securities without the approval of the Mississippi Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Mississippi, or to retire or extend obligations incurred for such purposes.

  If it were determined that the Mississippi Act was violated by the Mississippi Subsidiary, the licenses it holds could be limited, condition, suspended or revoked, subject to compliance with certain statutory and regulatory procedures, which action, if taken, could materially adversely affect the Company's manufacturing and distribution.

  Federal Regulation. The Federal Gambling Devices Act of 1962 (the "Federal Act") makes it unlawful, in general, for a person to manufacture, deliver, or receive gaming machines, gaming machine type devices and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. The Company is required to register and renew its registration annually. The Company has complied with such registration requirements. In addition, various record keeping equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties.


  Native American Gaming. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, the Indian Gaming Regulatory Act of 1988 ("IGRA"), which is administered by the National Indian Gaming Commission (the "NIGC") and the Secretary of the U.S. Department of the Interior (the "Secretary"), and also may be subject to the provisions of certain statutes relating to contracts with Native American tribes, which are administered by the Secretary. As a precondition to gaming involving gaming machines, IGRA requires that the tribe and the state have entered into a written agreement (a "tribal-state compact") that specifically authorizes such gaming, and that has been approved by the Secretary, with notice of such approval published in the Federal Register. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state and/or the tribe and some impose background check requirements on the officers, directors, and shareholders of gaming equipment suppliers. Under IGRA, tribes are required to regulate all commercial gaming under ordinances approved by the NIGC. Such ordinances may impose standards and technical requirements on gaming hardware and software, and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors, and shareholders.

  Application of Future or Additional Regulatory Requirements. In the future, the Company intends to seek the necessary registrations, licenses, approvals and findings of suitability for the Company, its products and its personnel in other jurisdictions throughout the world where significant sales are anticipated to be made. However, there can be no assurance that such registrations, licenses, approvals or findings of suitability will be obtained and will not be revoked, suspended or conditioned or that the Company will be able to obtain the necessary approvals for its future products as they are developed in a timely manner, or at all. If a registration, license, approval or finding of suitability is required by a regulatory authority and the Company fails to seek or does not receive the necessary registration, license, approval or finding of suitability, the Company may be prohibited from selling its products for use in the respective jurisdiction or may be required to sell its products through other licensed entities at a reduced profit to the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

  NAME                                   AGE               POSITION
  ----                                   ---               --------
Donald J. Massaro.......................  53 President, Chief Executive Officer
                                              and Director
Andrew S. Pascal........................  30 Executive Vice President--Marketing
                                              and Game Development
Allan E. Alcorn.........................  48 Senior Vice President--Chief
                                              Technical Officer
Thomas E. Carlson.......................  42 Vice President--Chief Financial
                                              Officer
Karen M. Katz...........................  30 Vice President--Sales and Support
Paul D. Mathews.........................  31 Vice President--Government Affairs
Jeffrey D. Friedberg....................  37 Vice President--Engineering
H. Paul Kurth...........................  59 Vice President--Manufacturing
David S. Morse(1).......................  53 Chairman of the Board of Directors
Robert M. Fell(2).......................  53 Director
William Hart(2).........................  56 Director
Kevin R. Harvey(1)......................  31 Director

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Donald J. Massaro has served as a director of the Company since May 1995 and its President and Chief Executive Officer since June 1995. Mr. Massaro has over 20 years of general management experience and has been a director and/or chairman of the board of directors for a number of public and private Silicon Valley based technology companies. Prior to joining SGI, Mr. Massaro was Executive Vice President and General Manager of Worldwide Sales and Marketing for Conner Peripherals Inc. ("Conner"), a disk drive manufacturer, from July 1994 to May 1995. From January 1991 to June 1994, Mr. Massaro was Chief Executive Officer of Sjoberg Industries ("Sjoberg"), and Inversion Development Corporation ("Inversion"), manufacturers of environmental products. Sjoberg filed for protection under federal bankruptcy statutes in December 1992 and was acquired by Inversion in March 1993. Prior thereto, he served as President and Chief Executive Officer of Metaphor Computer Systems ("Metaphor"), a company he co-founded in 1982 to develop and manufacture client-server based management information systems. Mr. Massaro's other prior experience includes positions as Corporate Vice President and President of Xerox Corporation's Office Products Division and President and Chief Executive Officer of Shugart Associates, a computer peripherals company he co-founded in 1972.

  Andrew S. Pascal has over 10 years of gaming industry experience with an emphasis in slot marketing, slot merchandising and slot operations. He joined SGI in October 1994 from Mirage Resorts, Incorporated ("Mirage"), where he worked from June 1985 to October 1994. Mr. Pascal held the position of Director of Slot Operations and Marketing at The Mirage Hotel and Casino, managing a division consisting of 350 employees and annual revenues in excess of $110 million. Mr. Pascal served on Mirage's eight-member Operating Committee, which set operating policy and established the strategic direction for Mirage and its 7,300 employees, from September 1992 to October 1994. Prior to the opening of The Mirage Hotel and Casino, Mr. Pascal served as the Director of Slot Marketing for the Golden Nugget Casino-Hotel.

  Allan E. Alcorn joined SGI in November 1993 from Digital F/X, Inc., a developer of professional video equipment, where from December 1991 to October 1993 he was Vice President of Development responsible for designing and developing video authoring tools for broadcast and industrial markets.

From 1986 to 1991, Mr. Alcorn was a Fellow at Apple Computer, Inc. ("Apple"), where he was responsible for investigating new personal computer technologies. Prior to joining Apple, he was a founder and Vice President of Engineering for Atari, Inc. ("Atari"), where he designed and built PONG, the first commercially successful video game.

  Thomas E. Carlson joined SGI in May 1995 from Conner, where from November 1994 to February 1995 he held the position of Worldwide Research and Development and Launch Manufacturing Controller. From January 1991 to October 1994 he was Chief Financial Officer of Sjoberg and Inversion. Sjoberg filed for protection under federal bankruptcy laws in December 1992 and was ultimately acquired by Inversion in March 1993. From 1984 to 1990 Mr. Carlson held various positions at Metaphor, including Director of Financial Planning and Corporate Controller.

  Karen M. Katz joined SGI in July 1995 from Conner, where from August 1994 to July 1995 she held the position of Director of Strategic Programs and was responsible for developing and implementing the programs and systems for managing its $2.5 billion disk drive and tape drive businesses. Prior to her promotion to Director of Strategic Programs, from July 1993 to July 1994 Ms. Katz served as Conner's Director of Corporate Sales and was responsible for the global sales management of the Sun Microsystems, Inc. and Digital Equipment Corporation accounts. Prior to joining Conner in October 1991, Ms. Katz was a member of the technical staff at AT&T Bell Laboratories.

  Paul D. Mathews joined SGI November 1995 from Casino Data Systems, a designer and manufacturer of casino management information systems and gaming devices, where from March 1995 to November 1995 he was Director of Regulatory Compliance responsible for corporate and product licensing in all gaming jurisdictions. Prior to joining Casino Data Systems, Mr. Mathews spent five years with the Nevada State Gaming Control Board in the Corporate Securities and Investigation Divisions.

  Jeffrey D. Friedberg joined SGI in March 1995 as Director of Software Development, a position he held until May 1996, when he was elected Vice President-Engineering. From December 1994 to March 1995, he worked at Apple as a consultant identifying third party graphics acceleration strategies. From May 1991 to November 1994, Mr. Friedberg worked at Kubota Graphics Corporation, a manufacturer of graphics supercomputers and workstations where he held various positions including Director of Graphics Software Development. From October 1986 to May 1991, Mr. Friedberg served as a Principal Engineer with Digital Equipment Corporation.

  H. Paul Kurth joined SGI in November 1995 from Edge Diagnostic Systems, a manufacturer of computerized automotive diagnostic systems, where he was the founder and Vice President of Operations responsible for product design, fabrication and manufacturing from January 1988 to June 1994. Prior to joining Edge Diagnostic Systems, Mr. Kurth founded Vertex Peripherals, a manufacturer of high-performance, high-capacity disk drives.

  David S. Morse is a founder of the Company and has served as Chairman of the Board of Directors since its inception. Mr. Morse also currently serves in the same capacity for LBE Technologies, Inc., a company he founded to develop virtual reality based auto racing simulations. Mr. Morse is a founder and has served as Chief Executive Officer of Crystal Dynamics, Inc., an interactive video game developer and publisher, from July 1992 to June 1993 and from December 1994 to May 1995. Mr. Morse was founder, President and Chief Executive Officer of New Technologies Group, Inc. ("NTG"), the company which developed the original video game technology employed in games developed by The 3DO Company ("3DO"). NTG was one of the founding partners of 3DO and was subsequently acquired by 3DO. Mr. Morse served with NTG from July 1989 to June 1993. Prior to founding NTG, Mr. Morse was Chairman of Epyx, Inc. ("Epyx"), a video game developer, where he led the development of the Lynx portable game platform, now marketed by Atari. Epyx filed for protection under federal bankruptcy statutes in October 1989. Mr. Morse was also the founder, President and Chief Executive Officer of Amiga Computer, Inc., prior to its acquisition by Commodore Business Machines, Inc. in 1984. Mr. Morse was a founding general partner of Interactive Partners, a firm specializing in the creation of interactive media companies.

  Robert M. Fell has served as a director of the Company since its inception. Mr. Fell is also a founding General Partner of Interactive Partners. Mr. Fell has also served as the Chairman, President and Chief Executive Officer of Archon Capital Partners, a merchant banking firm from June 1994 to the present. Since 1978, Mr. Fell has also served as President and Chief Executive Officer of Fell & Company, Inc., and since 1982 as General Partner of Fell & Nicholson Technology Resources, both management consulting firms. Mr. Fell is also a director of Premiere Radio Networks, Inc., a radio programming syndicator, and several private companies.

  William Hart has served as a director of the Company since May 1994. In addition, Mr. Hart is a general partner of Technology Partners, a venture capital investment firm founded by Mr. Hart in 1980, which currently manages $100 million in funds for early stage venture capital investments. Prior to founding Technology Partners, Mr. Hart held positions with Cresap, McCormick and Paget, a management consulting firm, and with IBM Corporation. Mr. Hart serves as a director of Cellnet Data Systems, Inc., Mobex Communications, Inc., Qualix Group Inc., LBE Technologies, Inc. and Trimble Navigation Ltd.

  Kevin R. Harvey has served as a director of the Company since August 1995. In addition, Mr. Harvey is a General Partner of Benchmark Capital Management LLC ("Benchmark"), a Silicon Valley venture capital firm founded by Mr. Harvey in February 1995 which currently manages a $90 million fund. Prior to joining Benchmark, Mr. Harvey served as the General Manager of the Approach Database Division of Lotus Development Corporation ("Lotus") from July 1993 to January 1995. He was also the founder and Chief Executive Officer of two software companies, StyleWare Inc., which was sold to Claris Corporation in July 1988, and Approach Software Corporation, where Mr. Harvey served as Chief Executive Officer from August 1990 to July 1993, when it was sold to Lotus. Mr. Harvey serves as a director of PointCast, Inc. and Broadbase, Inc.

BOARD COMMITTEES

  The Compensation Committee, which has responsibility for reviewing the performance of the officers of the Company and making recommendations to the Board concerning salaries and incentive compensation for such officers, currently consists of Messrs. Harvey and Morse.

  The Audit Committee, which has responsibility for reviewing the Company's financial statements and its audit and accounting practices with the Company's independent auditors and making recommendations to the Board of Directors with respect thereto, currently consists of Messrs. Hart and Fell.

DIRECTOR COMPENSATION

  Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings. In April 1995, Madeline Canepa, who was a director of the Company at the time, was granted an option to purchase 33,333 shares of Common Stock of the Company under the Company's 1994 Stock Option Plan (the "1994 Option Plan") at an exercise price of $0.11 per share. The option has a term of 10 years and vests at the rate of one-fourth of the shares one year after the date of grant and one-forty-eighth of the shares each month thereafter. The option is fully exercisable, subject to the Company's right to repurchase unvested shares at the original exercise price upon termination of Ms. Canepa's status as a director or consultant. Ms. Canepa resigned as a director in May 1996 but is continuing to render consulting services to the Company. The Company has adopted the 1996 Outside Directors Stock Option Plan, which provides for formula-based grants of options to non-employee directors. See "--Executive Compensation--Stock Plans."

EXECUTIVE COMPENSATION

  This section discusses compensation earned by certain executive officers of the Company during the Company's last full fiscal year. Because of a change in the Company's fiscal year-end, the last full fiscal year covered the nine-month period from April 1 through December 31, 1995. Where appropriate, supplemental information is provided concerning compensation earned during the entire 1995 calendar year.

 SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received for services rendered to the Company during the fiscal year ended December 31, 1995, by the Chief Executive Officer of the Company and each of the two other most highly compensated executive officers whose total salary for calendar year 1995 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                  LONG-TERM
                                   ANNUAL        COMPENSATION
                                COMPENSATION        AWARDS
                                ------------  ------------------
                                              SHARES UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION     SALARY(1)    OPTIONS GRANTED(2) COMPENSATION(3)
 ---------------------------    ------------  ------------------ ---------------
Donald J. Massaro(4)..........    $139,262         416,666            $913
 President and Chief Executive
 Officer
Andrew S. Pascal .............    $ 93,750(5)       49,999            $991
 Executive Vice President--
 Marketing and Game
 Development
Allan E. Alcorn ..............    $ 93,750(5)       16,666            $991
 Senior Vice President--Chief
 Technical Officer

- --------
(1) Salary amounts include all compensation deferred under the Company's 401(k) Plan.
(2) Also represents options granted during calendar year 1995.
(3) Represents life insurance premiums paid by the Company for the benefit of the Named Executive Officer during calendar year 1995.
(4) Mr. Massaro became an executive officer of the Company in June 1995. Mr. Massaro's compensation reflects an annual salary of $250,000. No individual served as Chief Executive Officer or acted in a similar capacity prior to June 1995. Before Mr. Massaro assumed that role, the duties of the Company's Chief Executive Officer were performed by Interactive Partners, a partnership of which Robert M. Fell and David S. Morse, founders and directors of the Company, are general partners. See "Certain Transactions."
(5) The salary earned by the Named Executive Officer during calendar year 1995 was $125,000.

 OPTION GRANTS

  The following table provides information concerning grants of options to purchase the Company's Common Stock made to each of the Named Executive Officers during the fiscal year ended December 31, 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                           NUMBER OF   % OF TOTAL                       ANNUAL RATES OF STOCK
                            SHARES      OPTIONS                        PRICE APPRECIATION FOR
                          UNDERLYING   GRANTED TO EXERCISE                 OPTION TERM(4)
                            OPTIONS    EMPLOYEES  PRICE PER EXPIRATION -----------------------
NAME                     GRANTED(1)(2)  IN 1995   SHARE(3)     DATE        5%          10%
- ----                     ------------- ---------- --------- ---------- ----------- -----------
Donald J. Massaro.......    283,333      26.82%     $0.11    06/27/05  $    19,601 $    49,672
                            133,333      12.62%     $0.17    10/23/05  $    14,255 $    36,125
Andrew S. Pascal........     16,666       1.58%     $0.11    06/27/05  $     1,153 $     2,922
                             33,333       3.16%     $0.17    12/11/05  $     3,564 $     9,031
Allan E. Alcorn.........     16,666       1.58%     $0.11    06/27/05  $     1,153 $     2,922

- --------
(1) The number of shares also represents shares underlying options granted during calendar year 1995. All options granted in 1995 were granted under the 1994 Option Plan. The Board of Directors has discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. See "--Stock Plans."
(2) Each option is fully exercisable from the time of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares vest at the rate of 1/4 of the shares after one year and then 1/48 of the total number of shares each month thereafter.
(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board of Directors. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Executive Officers.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided pursuant to the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

 OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information regarding unexercised stock options held by each of the Named Executive Officers as of December 31, 1995:

                          1995 YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING              VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                           SHARES                    DECEMBER 31, 1995 (#)        DECEMBER 31, 1995 (1)
                         ACQUIRED ON    VALUE     ---------------------------- ----------------------------
          NAME            EXERCISE   REALIZED (2) EXERCISABLE(3) UNEXERCISABLE EXERCISABLE(3) UNEXERCISABLE
          ----           ----------- ------------ -------------- ------------- -------------- -------------
Donald J. Massaro.......   283,333     $17,000       133,333          --           $8,000          --
Andrew S. Pascal........   183,333     $11,000        33,333          --           $2,000          --
Allan E. Alcorn.........    83,333     $ 5,000           --           --              --           --

- --------
(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1995, as determined by the Company's Board of Directors, minus the aggregate exercise price.
(2) All options exercised had exercise prices of $0.11 per share. At the time of exercise of each option, the fair market value of the Company's Common Stock, as determined in good faith by the Board of Directors, was $0.17 per share.
(3) All options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares vest in accordance with the vesting provisions described above in Note 2 to the table entitled "Option Grants in 1995."

 EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement dated May 25, 1995 with Donald J. Massaro, pursuant to which Mr. Massaro is employed as the Company's President and Chief Executive Officer. The agreement entitles Mr. Massaro to a salary of $20,833.33 per month and an option to purchase 283,333 shares of Common Stock under the Company's 1994 Stock Option Plan. Under the agreement, Mr. Massaro has agreed to serve on the Board of Directors while serving as Chief Executive Officer and to resign from the Board at such time as his employment is terminated. The Company has also agreed to make two loans to Mr. Massaro of up to $75,000 per year for living expenses, secured by any Common Stock of the Company owned by him. The agreement is subject to termination at will by either party.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not have a compensation committee until December 12, 1995, prior to which all decisions concerning executive compensation were made by the entire Board, of which Mr. Massaro is a member. Mr. Massaro abstained from all deliberations concerning his own compensation during this period. The Compensation Committee currently consists of David S. Morse and Kevin R. Harvey. The Company has entered into certain transactions with Mr. Morse and with entities affiliated with Messrs. Morse and Harvey. See "Certain Transactions."

 STOCK PLANS

  1994 Stock Option Plan. The Board of Directors has reserved a total of 2,866,667 shares of Common Stock for issuance under the 1994 Option Plan, which amount will automatically be increased on the first day of each fiscal year of the Company beginning on and after January 1, 1998 by a number of shares equal to 4% of the number of shares of the Company's Common Stock issued and outstanding on the last day of the preceding fiscal year. The 1994 Option Plan permits the grant of options intended to qualify as "incentive stock options" ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, as well as nonstatutory stock options. Without further shareholder approval, no more than 2,777,779 shares may be available cumulatively for issuance upon exercise of ISOs (the "ISO Share Limit"), including ISOs that have been granted previously. As of May 31, 1996, 1,316,819 shares subject to repurchase by the Company had been issued upon the exercise of options granted under the 1994 Option Plan, 449,667 shares were subject to outstanding options granted under the 1994 Option Plan at a weighted average exercise price of $2.24 and 1,004,278 shares remained available for future grant under the 1994 Option Plan. Options may be granted to employees (including directors and officers who are also employees), consultants and prospective employees and consultants, although only employees (including directors and officers who are also employees) may receive incentive stock options. The exercise price per share in the case of a nonstatutory stock option must equal at least 85% of the fair market value of a share of Common Stock on the date of grant, and in the case of ISOs must be no less than the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value in the case of an ISO granted to any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (a "10% Shareholder"). Generally, options granted under the 1994 Option Plan are immediately exercisable and must be exercised within ten years (or five years in the case of an ISO granted to a 10% Shareholder), and shares subject to an option generally vest over four years from the date of grant. In the event an optionee's service is involuntarily or constructively terminated within 12 months after a change in control (other than for cause or as a result of death or disability), all shares subject to his or her option will become fully vested unless such acceleration of vesting would make "pooling of interests" accounting treatment unavailable in connection with the change in control. The 1994 Option Plan does not have an expiration date, except that ISOs may not be granted under the 1994 Option Plan later than May 26, 2006, which date will automatically be extended for 10 years from each date when the Company's shareholders approve an increase in the share reserve.

  1996 Employee Stock Purchase Plan. A total of 300,000 shares of Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), none of which have yet been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount, but only through accumulated payroll deductions, during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods, and participants will purchase shares on the last day of each purchase period. The price at which shares are purchased under the Purchase Plan is equal to 85% of the fair market value of a share of Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

  1996 Outside Directors Stock Option Plan. A total of 200,000 shares of Common Stock have been reserved for issuance under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan"). Prior to the effective date of this offering, no options have been granted under the Directors Plan. The Directors Plan provides for the automatic grant of nonstatutory stock options to directors of the Company who are not employees of the Company ("Outside Directors"). On the effective date of this offering, each Outside Director automatically will be granted under the Directors Plan an option to purchase 15,000 shares of Common Stock. Thereafter, each new Outside Director elected after the effective date of this offering automatically will be granted on the date of his or her initial election an option to purchase 15,000 shares of Common Stock. In addition, each Outside Director that has served on the Board for at least six months will thereafter be granted automatically an option to purchase 5,000 shares of Common Stock at each annual meeting of the shareholders, provided the Outside Director continues to serve in such capacity following the annual meeting. The exercise price per share of options granted under the Directors Plan will be equal to the fair market value of a share of Common Stock on the date of grant. Shares subject to an option granted under the Directors Plan will vest over three years, and options granted under the Directors Plan must be exercised within ten years from the date of grant.

                             CERTAIN TRANSACTIONS

  In May 1994, Technology Partners Fund V, L.P. ("Technology Partners"), of which William Hart, a director of the Company, is Managing Partner, purchased 666,666 shares of Series A Preferred Stock of the Company for an aggregate consideration of $499,999.

  In December 1994, January 1995 and March 1995, Technology Partners loaned the Company the sums of $300,000, $500,000 and $450,000, respectively. The loans bore interest at 10% per annum. In June 1995, Technology Partners canceled this indebtedness, along with warrants for 125,000 shares of the Company's Common Stock at $0.07 per share, in exchange for 1,666,666 shares of Series A Preferred Stock issued by the Company.

  In March 1995, May 1995 and June 1995, Technology Partners loaned the Company the sums of $50,000, $200,000 and $300,000. The loans bore interest at 10% per annum. All principal and interest under these loans was converted to Series B Preferred Stock in August 1995, as described below.

  In August 1995, Kleiner Perkins Caufield & Byers VII and related entities purchased 2,192,982 shares of Series B Preferred Stock of the Company for an aggregate consideration of $2,499,999, Technology Partners purchased 1,105,178 shares of Series B Preferred Stock for an aggregate consideration of $1,259,902 (including cancellation of indebtedness) and Benchmark Capital Partners, L.P., and related entities purchased 2,192,982 shares of Series B Preferred Stock for an aggregate consideration of $2,499,999.

  In March 1996, Kleiner Perkins Caufield & Byers VII and related entities purchased 133,334 shares of Series C Preferred Stock of the Company for an aggregate consideration of $666,670, Technology Partners purchased 133,334 shares of Series C Preferred Stock for an aggregate consideration of $666,670 and Benchmark Capital Partners, L.P., and related entities purchased 133,332 shares of Series C Preferred Stock for an aggregate consideration of $666,660.

  From November 1993 through June 1995, Interactive Partners, a partnership of which Robert M. Fell and David S. Morse are general partners, provided management services and administrative support to the Company. For the period from November 1993 through March 31, 1994, the year ended March 31, 1995 and the nine-month period ended December 31, 1995, the Company paid Interactive Partners approximately $30,000, $166,000 and $23,000, respectively, in exchange for such services.

  During the period from November 1993 through June 1995 Morse & Co., of which Mr. Morse is an executive officer, administered the Company's payroll and also paid the Company's rent, utility and other expenses, for which it was reimbursed by the Company. For the period from November 1993 through March 31, 1994, the year ended March 31, 1995, and the nine-month period ended
December 31, 1995, payroll and other expenses, including rent, utilities and travel, amounting to $106,000, $467,000 and $71,100, respectively, were paid on behalf of the Company.

  The Company has entered into an employment agreement with Donald J. Massaro, its President and Chief Executive Officer. Under this agreement, the Company has agreed to loan Mr. Massaro up to $75,000 per year for living expenses, secured by Common Stock of the Company owned by Mr. Massaro. As of May 29, 1996, $75,000 in principal was outstanding. The loan bears interest at 8% per annum. See "Management--Employment Agreements."

  The Company believes that all transactions between the Company and its officers, directors, principal shareholders or their affiliates have been on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of May 31, 1996 by: (i) each of the directors and Named Executive Officers of the Company; (ii) all directors and executive officers of the Company as a group; and (iii) each other person known by the Company to own beneficially more than 5% of the Company's Common Stock;

                                                   PERCENTAGE OF SHARES
                                       NUMBER OF      OUTSTANDING(1)
                                         SHARES    ------------------------
                                      BENEFICIALLY  PRIOR TO       AFTER
                                       OWNED (1)    OFFERING      OFFERING
                                      ------------ ----------    ----------
Robert M. Fell(2)...................   1,133,333           15.9%         10.7%
 15260 Ventura Boulevard, Suite 300
 Sherman Oaks, CA 91403
David S. Morse(3)...................     660,000            9.3%          6.2%
 P.O. Box 7119
 Incline Village, NV 89450
SMALLCAP World Fund, Inc. ..........     426,666            6.0%          4.0%
 c/o Capital Research and Management
 Company
 333 South Hope Street
 Los Angeles, CA 90071
Donald J. Massaro...................     416,666            5.9%          3.9%
 c/o Silicon Gaming, Inc.
 2800 West Bayshore Road
 Palo Alto, CA 94303
Technology Partners Fund V,              408,889            5.7%          3.9%
 L.P.(4)............................
William Hart(4)
 1550 Tiburon Blvd., Suite A
 Belvedere, CA 94920
Benchmark Capital Management             408,888            5.7%          3.9%
 LLC(5).............................
Kevin R. Harvey(5)
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025
Kleiner Perkins Caufield &               408,888            5.7%          3.9%
 Byers(6)...........................
 2750 Sand Hill Road
 Menlo Park, CA 94025
Andrew S. Pascal....................     216,666            3.0%          2.0%
Allan E. Alcorn.....................      83,333            1.2%            *
All current directors and executive
 officers as a group
 (12 persons)(7)....................   3,745,839           52.0%         35.0%

- --------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 1996 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In general, options granted under the 1994 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. See "Management--Executive Compensation-- Stock Plans." The information set forth in this table does not include among shares beneficially owned or outstanding shares of Common Stock issuable upon conversion of Nonvoting Preferred, which is convertible only upon 75 days' prior notice to the Company. See "Description of Capital Stock--Preferred Stock." Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Consists of shares held by Mr. Fell as trustee of the Robert M. Fell Living Trust, Dated 6/14/95.
(3) Includes 626,666 shares held by Mr. Morse and his spouse as Trustees of the Morse Family Trust dated 12/20/84 and 33,332 shares of Common Stock held by Mr. Morse's children.

(4) Mr. Hart, a director of the Company, is the Managing Partner of TPW Management V, L.P. ("TPW"), the general partner of Technology Partners Fund V, L.P. ("Technology Partners"), and may be deemed to share voting or investment power with respect to these shares. The other general partners of TPW are John Ardell and Roger Quy. Each of Messrs. Hart, Ardell and Quy disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 1,972,340 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Technology Partners would be the beneficial owner, prior to and after the offering, of 20.9% and 16.0%, respectively, of the Company's outstanding Common Stock.
(5) Consists of 399,616 shares held by Benchmark Capital Partners L.P., and 9,272 shares held by Benchmark Founders' Fund, L.P. Mr. Harvey, a director of the Company, is a member of Benchmark Capital Management LLC ("BCM"), the general partner of each of these entities, and may be deemed to share voting or investment power with respect to shares held by such entities. The other members of BCM are Andrew Rachleff, Robert Kagle, Bruce Dunlevie and Val Vaden. Each of Messrs. Harvey, Rachleff, Kagle, Dunlevie and Vaden disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 1,141,986 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, BCM would be the beneficial owner, prior to and after the offering, of 13.6% and 10.4%, respectively, of the Company's outstanding Common Stock.
(6) Includes 398,133 shares held by Kleiner Perkins Caufield & Byers VII, 8,533 shares held by KPCB VII Founders Fund and 2,222 shares held by KPCB Information Sciences Zaibatsu Fund II. KPCB VII Associates, an affiliate of Kleiner Perkins Caufield & Byers, is general partner of each of these entities. Excludes 1,141,987 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Kleiner Perkins Caufield & Byers would be the beneficial owner, prior to and after the offering, of 13.6% and 10.0%, respectively, of the Company's outstanding Common Stock.
(7) Includes 83,332 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after May 31, 1996. Also includes 408,889 shares held by Technology Partners and 408,888 shares beneficially owned by BCM. Messrs. Hart and Harvey may be deemed to share voting or investment power with respect to the shares owned by Technology Partners and BCM, respectively, but disclaim beneficial ownership of these shares except to the extent of their proportionate interest therein. See footnotes (4) and (5) above. Excludes 1,972,340 shares and 1,141,986 shares, respectively of Nonvoting Preferred beneficially owned by Technology Partners and BCM. Assuming conversion of all outstanding shares of Nonvoting Preferred, the Company's directors and executive officers as a group would be deemed to be the beneficial owner, prior to and after the offering, of 59.9% and 45.9%, respectively, of the Company's outstanding Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  SGI has authorized capital of 50,000,000 shares of Common Stock, par value $0.001 per share, and 6,884,473 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

  As of May 31, 1996, there were 7,119,638 shares of Common Stock outstanding and held of record by approximately 155 shareholders, as adjusted to reflect the conversion of the outstanding shares of Series A, B and C Redeemable Preferred Stock upon the closing of the offering. The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") provide that holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of the holders of Common Stock. The holders of Common Stock are entitled to receive such cash dividends, if any, as may be declared by the Board of Directors out of legally available funds, subject to dividend preferences of Nonvoting Preferred, as discussed below. Upon liquidation, dissolution or winding up of the Company, after payment of all debts and liabilities and after payment of the liquidation preferences described below of all shares of Nonvoting Preferred then outstanding, the holders of the Common Stock will be entitled to all assets that are legally available for distribution. The disposition of all or substantially all of the Company's assets, or a merger or consolidation of the Company after which the shareholders of the Company immediately prior to such merger or consolidation possess less than 50% equity ownership of the combined entity will be treated as a liquidation, dissolution or winding up of the Company for such purpose. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  Upon the consummation of this offering, the shares of Series A, Series B and Series C Preferred outstanding as of May 31, 1996, will be converted automatically into 3,528,349 shares of Common Stock, while 6,384,473 shares of Nonvoting Preferred will remain outstanding after this offering. All of such shares of Nonvoting Preferred are fully paid and nonassessable. The Company will also have an additional 500,000 authorized shares of Preferred Stock, which may be issued from time to time in one or more series. The Board of Directors has authority to issue the shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock after the consummation of this offering.

  The Nonvoting Preferred has the following rights and preferences:

  Voting. Except as required by law, the Nonvoting Preferred has no voting rights.

  Conversion. Each share of Nonvoting Preferred is convertible at the option of the holder, upon at least 75 days' prior written notice to the Company, into 0.6667 shares of Common Stock, subject to certain antidilution adjustments described below. The number of shares of Common Stock into which each share of Nonvoting Preferred may be converted is equal to the ratio of the original purchase price of such share of Nonvoting Preferred to the "conversion price" of such share (which is initially equal to the original purchase price). The conversion price of each share is subject to adjustment in proportion to any stock split, reverse stock split or similar event and is also subject to downward adjustment pursuant to a weighted-average formula in the event the Company effects a financing transaction in which it sells Common Stock or equivalents at a price per share less than such conversion price as then in effect. The Nonvoting Preferred is currently convertible into two shares of Common Stock for every three shares of Nonvoting Preferred.

  Dividend Preference. The holders of Nonvoting Preferred are entitled to receive in any fiscal year, when and if declared by the Board of Directors, out of any assets then legally available therefor, non-cumulative dividends at the rate of $0.075 per share of Series A1 Redeemable Preferred Stock and $0.114 per share of Series B1 Redeemable Preferred Stock, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events, before any dividends may be paid to the holders of Common Stock in such fiscal year.

  Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets and funds of the Company available for distribution to shareholders shall be distributed first to the holders of Nonvoting Preferred at the rate of $0.75 per share of Series A1 Redeemable Preferred Stock and $1.14 per share of Series B1 Redeemable Preferred Stock, plus all declared but unpaid dividends, and then ratably to the holders of Common Stock. In the event the assets to be distributed are insufficient to satisfy the foregoing preferences, such assets will be distributed pro rata on the basis of the total preference amount to which each shareholder is entitled. The merger or consolidation of the Company into or with another corporation in which the shareholders of the Company shall own less than 50% of the voting securities of the surviving corporation, or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of triggering this liquidation preference.

  Redemption. The Nonvoting Preferred is redeemable in three equal installments at the option of the holders of a majority of the outstanding Nonvoting Preferred, beginning any time on or after February 28, 2002, at a price equal to the original purchase price of each share of Nonvoting Preferred plus an amount equal to all declared but unpaid dividends.

WARRANTS

  On October 31, 1995, the Company issued warrants to purchase 40,936 shares of Common Stock (the "1995 Warrants") to an equipment lessor. All of the 1995 Warrants remained outstanding as of May 31, 1996. The 1995 Warrants have an exercise price of $1.71 per share and expire on October 31, 2002.

  The Company has issued warrants (the "1996 Warrants") to certain financial advisors in connection with its Series C Preferred Stock financing. The 1996 Warrants are exercisable for 116,666 shares of Common Stock at an exercise price of $7.50 per share.

  In connection with this offering, the Company has agreed to issue warrants to purchase an aggregate of 177,777 shares of Common Stock (the
"Representatives' Warrants") to Deutsche Morgan Grenfell/C. J. Lawrence Inc., Bear, Stearns & Co. Inc., Montgomery Securities and Oppenheimer & Co., Inc. See "Underwriting."

REGISTRATION RIGHTS

  The Company has granted to the holders of approximately 3,528,349 shares of Common Stock, shares of Nonvoting Preferred that are convertible into approximately 4,035,205 shares of Common Stock, the 1995 Warrants and the 1996 Warrants (the "Holders") certain rights with respect to the registration of the shares of Common Stock held by such Holders or issuable upon conversion of such shares of Nonvoting Preferred or exercise of such warrants ("Registrable Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Holders of at least 30% of the Registrable

Shares then outstanding shall have the right, at any time after the earlier of six months after the effective date of the Registration Statement of which this Prospectus is a part or May 6, 1999, to require the Company, on not more than two occasions, to file a registration statement covering such Registrable Shares, provided that such registration covers at least 30% of the aggregate number of Registrable Shares then outstanding or that such Registrable Shares have an aggregate offering price of at least $5,000,000. In addition, the Holders of an aggregate of at least 30% of the Registrable Shares not already registered may require the Company to file a registration statement on Form S-3 covering such Registrable Shares, at any time when the Company is entitled to use such form, provided that such Registrable Shares have an aggregate offering price of at least $500,000, and provided, further, that the Company shall not be required to file such a registration statement more than twice in any 12-month period. Any requested registration also shall be subject to the Company's right to defer the registration under certain circumstances. Finally, in the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Holders are entitled to notice of such registration and to include their Registrable Shares in such registration at the Company's expense, subject to marketing and other limitations, provided that after the Company's initial public offering the underwriters shall not reduce the number of Registrable Shares included in such registration to fewer than 20% of all shares included in such registration without the prior consent of at least a majority of the Holders who have requested their shares to be included in such registration and underwriting.

  The Company has agreed to maintain an effective registration statement at its expense to the extent necessary to permit the sale of the securities underlying the Representatives' Warrants at any time during the period in which the Representatives' Warrants are exercisable. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 10,619,638 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options, and 6,384,473 shares of Nonvoting Preferred, which is convertible into shares of Common Stock, at the rate of two shares of Common Stock for every three shares of Nonvoting Preferred, upon 75 days' prior notice and therefore is not counted in the calculation of beneficial ownership of Common Stock under the rules of the Securities and Exchange Commission. Of these shares, the 3,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

  The remaining shares of Common Stock and Nonvoting Preferred outstanding upon completion of this offering and any of the 4,256,315 shares of Common Stock that may be issued upon exercise of Nonvoting Preferred will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Certain shareholders, including officers, directors and principal shareholders of the Company, who together will own 7,119,638 shares of Common Stock after this offering (representing all of the shares of Common Stock outstanding immediately prior to this offering), have agreed to contractual "lock-up" provisions set forth in agreements between such shareholders and the Company and, in some cases, set forth in agreements between such shareholders and Deutsche Morgan Grenfell/C. J. Lawrence Inc. providing that they will not offer or sell any Common Stock until the expiration of 180 days following the date of this Prospectus without the prior consent of the Company, Deutsche Morgan Grenfell, or both. Of these shares, approximately 3,620,524 shares will be available for immediate sale in the public market beginning 180 days after the date of this Prospectus, subject in some cases to the volume and other restrictions of Rule 144 or Rule 701 under the Securities Act. The foregoing shareholders also have the right to acquire, upon conversion of shares of Nonvoting Preferred as described above, an aggregate of 4,256,315 shares of Common Stock, of which 221,110 shares would be available for immediate sale beginning 180 days after the date of this Prospectus. Approximately 3,499,114 additional shares of outstanding Common Stock and 4,035,205 shares that are issuable upon conversion of Nonvoting Preferred will become eligible for sale following expiration of their two-year holding periods under Rule 144 or vesting periods that may apply to restricted shares, which will expire from January 1997 to May 2000.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 106,196 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  In general, under Rule 701 as currently in effect, beginning 90 days after the effective date of this offering, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provision of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  As of May 31, 1996, options to purchase a total of 449,667 shares of Common Stock were outstanding under the 1994 Plan, of which options for 13,542 shares were vested. All options are immediately exercisable, but all shares issued upon exercise of unvested options are subject to repurchase by the Company until such shares become vested. Upon expiration of the lock-up provisions 180 days after the effective date of this offering, holders of outstanding vested options to purchase approximately 21,875 shares will be entitled to sell shares issued upon exercise of such options. The Company intends to file a registration statement under the Securities Act approximately 90 days after the date of this Prospectus to register approximately 1,805,278 shares of Common Stock issued or reserved for issuance under the Stock Plans.

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  The underwriters named below (collectively, the "Underwriters"), for whom Deutsche Morgan Grenfell/C. J. Lawrence Inc., Bear, Stearns & Co. Inc., Montgomery Securities and Oppenheimer & Co., Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement with the Company (the "Underwriting Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:

                                                                        NUMBER
      UNDERWRITER                                                      OF SHARES
      -----------                                                      ---------
   Deutsche Morgan Grenfell/C. J. Lawrence Inc. ......................
   Bear, Stearns & Co. Inc............................................
   Montgomery Securities..............................................
   Oppenheimer & Co., Inc. ...........................................
                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any such shares are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The Representatives also have advised the Company that sales to certain dealers that are the members of the National Association of Securities Dealers, Inc.,
may be made at such price less a concession of $    per share. After the
offering, the initial public offering price, concessions and other selling terms may be varied by the Representatives. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby on a discretionary basis.

  The Company has granted an option to the Underwriters, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to total number of shares offered hereby, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sale of shares of Common Stock offered hereby. The Underwriters will offer such additional shares, if purchased, on the same terms as those on which the 3,500,000 shares are being offered hereby.

  The Company has agreed to issue the Representatives' Warrants to Deutsche Morgan Grenfell/ C. J. Lawrence Inc., Bear, Stearns & Co. Inc., Montgomery Securities and Oppenheimer & Co., Inc. The Representatives' Warrants will be exercisable for an aggregate of 177,777 shares of Common Stock at an exercise
price equal to $    (120% of the initial public offering price of the Common
Stock offered hereby). Alternatively, the Representatives' Warrants will be convertible into a number of shares of Common Stock having a market value equal to the spread between the exercise price and the then effective market price of the shares of Common Stock issuable upon exercise of the Representatives' Warrants. The Representatives' Warrants will be exercisable or convertible for a period of four years beginning one year from the date of this Prospectus. The Representatives' Warrants will be nontransferable except to one of the Underwriters or to any individual who is either a partner or an officer of an Underwriter, or by will or the laws of descent and distribution. Any profit realized by the holders of Representatives' Warrants upon sale thereof or of the securities for which they may be exercised may be deemed to be additional underwriting compensation. The Company has agreed to maintain an effective registration statement at its expense to the extent necessary to permit the sale of the securities underlying the Representatives' Warrants at any time during the period in which the Representatives' Warrants are exercisable.

  Certain shareholders, including affiliates of the Company (as that term is defined in the Securities Act), have agreed not to offer or sell any Common Stock until the expiration of 180 days following the closing of this offering without the prior written consent of Deutsche Morgan Grenfell/C. J. Lawrence Inc.

  The Underwriting Agreement provides for reciprocal indemnification and contribution between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

  Deutsche Morgan Grenfell/C. J. Lawrence Inc. acted as a co-manager of a private placement of Series C Redeemable Preferred Stock of the Company and, in connection with that placement is entitled to receive compensation consisting of cash and warrants to purchase Common Stock. In addition, in April 1996 certain senior investment banking, research and other executives of Deutsche Morgan Grenfell/C. J. Lawrence Inc. purchased 30,000 shares of the Series C Redeemable Preferred Stock on the same terms as those on which such securities were offered to other investors in the Series C placement. These shares will convert automatically into 20,000 shares of Common Stock upon the completion of this offering. In May 1996, Oppenheimer & Co., Inc. purchased from Robert M. Fell, a director of the Company, 150,000 shares of the Company's Series A Redeemable Preferred Stock at a per share price equivalent to that at which the Series C Redeemable Preferred Stock was purchased by third party investors. These shares, which were subsequently purchased from Oppenheimer & Co., Inc. by certain of its senior investment banking, research and other executives, will convert automatically into 100,000 shares of Common Stock upon the completion of this offering.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representatives. The principal factors considered in determining the public offering price included the information set forth in this Prospectus and otherwise available to the Representatives; the history and the prospects for the industry in which the Company will compete; the ability of the Company's management; the prospectus for future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities markets at the time of the offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of this offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and general corporate legal matters will be passed upon for the Company by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. Stoel Rives LLP, Portland, Oregon is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby. The validity of the statements as to matters of law and legal conclusion concerning Colorado regulatory matters included under the caption "Business-- Gaming Regulation and Licensing--Colorado Regulatory Matters" in this Prospectus have been passed upon by Brownstein, Hyatt, Farber & Strickland, P.C., Denver, Colorado, Colorado gaming counsel for the Company.

                                    EXPERTS

  The consolidated financial statements of Silicon Gaming, Inc. as of March 31, 1995 and December 31, 1995, for the period from inception (July 27, 1993) through March 31, 1994, the year ended March 31, 1995 and the nine months ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The statements as to matters of law and legal conclusion concerning Nevada gaming laws included under the caption "Business--Gaming Regulation and Licensing--Nevada Regulatory Matters" have been prepared by Lionel Sawyer & Collins, Las Vegas, Nevada, Nevada gaming counsel for the Company, and are included in reliance upon such firm as experts in the gaming laws of the state of Nevada. Certain partners of Lionel, Sawyer & Collins own an aggregate of 30,000 shares of the Company's Common Stock.

  The statements as to matters of law and legal conclusions concerning Missouri gaming laws included under the caption "Business--Gaming Regulation and Licensing--Missouri Regulatory Matters" have been prepared by Green, Schaaf & Margo, P.C., St. Louis, Missouri, Missouri gaming counsel for the Company, and are included in reliance upon such firm as experts in the gaming laws of the state of Missouri.

  The statements as to matters of law and legal conclusions concerning New Jersey gaming laws included under the caption "Business--Gaming Regulation and Licensing--New Jersey Regulatory Matters" have been prepared by Horn, Goldberg, Gorny, Daniels, Plackter, Weiss & Casiello, Atlantic City, New Jersey, New Jersey gaming counsel for the Company, and are included in reliance upon such firm as experts in the gaming laws of the state of New Jersey.

  The statements as to matters of law and legal conclusions concerning Mississippi gaming laws included under the caption "Business--Gaming Regulation and Licensing--Mississippi Regulatory Matters" have been prepared by Waycaster & Warren, Jackson, Mississippi, Mississippi gaming counsel for the Company, and are included in reliance upon such firm as experts in the gaming laws of the state of Mississippi.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE

  In November 1995, the Company engaged Deloitte & Touche LLP ("Deloitte") as its independent auditor and dismissed its former auditor, Coopers & Lybrand L.L.P. ("Coopers"). The decision to change auditors was approved by the Company's Board of Directors. Since the Company's inception, there has been no auditors' report on the Company's financial statements containing an adverse opinion or disclaimer of opinion or that was qualified or modified as to uncertainty, audit scope or accounting principles. During such period, there were no disagreements with Coopers on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Coopers' satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Further, during this period, there were no events of the type required to be reported pursuant to Item 304(a)(1)(v) of Regulation S-K. During the period from inception through November 1, 1995, the Company did not consult Deloitte on items that involved either the Company's accounting principle or the form of its audit opinion.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Units offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including the exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                              SILICON GAMING, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Shareholders' Deficiency..................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Shareholders of Silicon Gaming, Inc.:

  We have audited the accompanying balance sheets of Silicon Gaming, Inc. (a development stage company) as of March 31, 1995 and December 31, 1995, and the related statements of operations, shareholders' deficiency and cash flows for the period from inception (July 27, 1993) through March 31, 1994, the year ended March 31, 1995 and the nine months ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Silicon Gaming, Inc. at March 31, 1995 and December 31, 1995, and the results of its operations and its cash flows for the periods stated above in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Jose, California February 9, 1996 (July 25, 1996 as to Note 10)

                              SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                MARCH 31, DECEMBER 31,
                                  1995        1995       MARCH 31,  1996
                                --------- ------------ --------------------
                                                       ACTUAL    PRO FORMA
                                                       -------  -----------
                                                                (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and equivalents.........  $   241    $ 2,399    $ 7,657     14,866
  Prepaids and other...........       28        292        202        202
                                 -------    -------    -------    -------
    Total current assets.......      269      2,691      7,859     15,068
PROPERTY AND EQUIPMENT, Net....      211        734      1,217      1,217
OTHER ASSETS, Net..............        6         61         54         54
                                 -------    -------    -------    -------
TOTAL..........................  $   486    $ 3,486    $ 9,130    $16,339
                                 =======    =======    =======    =======
LIABILITIES AND SHAREHOLDERS'
 DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable.............  $    37    $   365    $   430    $   430
  Payable to related party.....       37          5        --         --
  Accrued liabilities..........      148        239        134        134
  Current portion of capital
   lease obligations...........      --          55        141        141
  Notes payable to sharehold-
   ers.........................    1,300        --         --         --
                                 -------    -------    -------    -------
    Total current liabilities..    1,522        664        705        705
                                 -------    -------    -------    -------
CAPITAL LEASE OBLIGATIONS......      --         272        706        706
                                 -------    -------    -------    -------
COMMITMENTS (Notes 4 and 5)
REDEEMABLE CONVERTIBLE PRE-
 FERRED STOCK--
  20,192,802 shares authorized;
   shares outstanding: March
   31, 1995--1,349,998; Decem-
   ber 31, 1995--8,534,997;
   March 31, 1996--10,134,997;
   March 31, 1996 pro forma--
   6,384,473...................      967      8,496     15,996      6,455
                                 -------    -------    -------    -------
SHAREHOLDERS' DEFICIENCY:
  Common stock, $.001 par val-
   ue; 16,666,667 shares autho-
   rized; shares outstanding:
   March 31, 1995--2,000,000;
   December 31, 1995--
   2,737,989; March 31, 1996--
   3,591,289; March 31, 1996
   pro forma--7,119,638........        3        109        233     16,983
  Notes receivable from share-
   holders.....................      --         (75)      (194)      (194)
  Deficit accumulated during
   the development stage.......   (2,006)    (5,980)    (8,316)    (8,316)
                                 -------    -------    -------    -------
    Total shareholders' defi-
     ciency....................   (2,003)    (5,946)    (8,277)     8,473
                                 -------    -------    -------    -------
TOTAL..........................  $   486    $ 3,486    $ 9,130    $16,339
                                 =======    =======    =======    =======

                See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     CUMULATIVE
                          PERIOD FROM                                                   FROM
                           INCEPTION                                                  INCEPTION
                           (JULY 27,                              THREE MONTHS        (JULY 27,
                             1993)      YEAR    NINE MONTHS           ENDED             1993)
                            THROUGH     ENDED      ENDED     -----------------------   THROUGH
                           MARCH 31,  MARCH 31, DECEMBER 31,  JUNE 30,    MARCH 31,   MARCH 31,
                             1994       1995        1995        1995        1996        1996
                          ----------- --------- ------------ ----------- ----------- -----------
                                                             (UNAUDITED) (UNAUDITED) (UNAUDITED)
OPERATING EXPENSES:
  Research and
   development..........     $ 79      $1,539      $3,137      $  584      $1,565      $6,320
  Selling, general and
   administrative.......       61         312         922         168         772       2,067
                             ----      ------      ------      ------      ------      ------
    Loss from
     operations.........      140       1,851       4,059         752       2,337       8,387
  Interest income.......      --           (7)        (85)        (17)        (13)       (105)
  Interest expense......      --           22         --                       12          34
                             ----      ------      ------      ------      ------      ------
NET LOSS................     $140      $1,866      $3,974      $  735      $2,336      $8,316
                             ====      ======      ======      ======      ======      ======
PRO FORMA NET LOSS PER
 COMMON SHARE...........                           $(0.48)     $(0.09)     $(0.26)
                                                   ======      ======      ======
SHARES USED IN COMPUTING
 PRO FORMA PER SHARE
 DATA...................                            8,292       7,986       9,002
                                                   ======      ======      ======


                See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY
          PERIOD FROM INCEPTION (JULY 27, 1993) THROUGH MARCH 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DEFICIT
                                                   NOTE     ACCUMULATED
                                COMMON STOCK    RECEIVABLE  DURING THE
                              ----------------     FROM     DEVELOPMENT
                               SHARES   AMOUNT SHAREHOLDERS    STAGE     TOTAL
                              --------- ------ ------------ ----------- -------
September 1993--Sale of com-
 mon stock to founders at
 $.001 per share ...........  2,000,000  $  3     $  (1)                $     2
Net loss....................                                  $  (140)     (140)
                              ---------  ----     -----       -------   -------
BALANCES, March 31, 1994....  2,000,000     3        (1)         (140)     (138)
Collection of notes receiv-
 able.......................                          1                       1
Net loss....................                                   (1,866)   (1,866)
                              ---------  ----     -----       -------   -------
BALANCES, March 31, 1995....  2,000,000     3       --         (2,006)   (2,003)
Options exercised during the
 year for cash and notes re-
 ceivable...................    716,222    77       (75)                      2
Common stock and warrants
 issued to employees and
 vendors for services at
 $.18 per share.............     21,767     4                                 4
Warrants issued to vendors..               25                                25
Net loss....................                                   (3,974)   (3,974)
                              ---------  ----     -----       -------   -------
BALANCES, December 31,
 1995.......................  2,737,989   109       (75)       (5,980)   (5,946)
Options exercised for cash
 and notes receivable*......    845,167   122      (119)                      3
Common stock issued to
 vendors for services at
 $.25 per share*............      8,133     2                                 2
Net loss*...................                                   (2,336)   (2,336)
                              ---------  ----     -----       -------   -------
BALANCES, March 31, 1996*...  3,591,289  $233     $(194)      $(8,316)  $(8,277)
                              =========  ====     =====       =======   =======

- --------
* Unaudited


                See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    CUMULATIVE
                         PERIOD FROM                                                   FROM
                          INCEPTION                                                  INCEPTION
                          (JULY 27,                              THREE MONTHS        (JULY 27,
                            1993)      YEAR    NINE MONTHS           ENDED             1993)
                           THROUGH     ENDED      ENDED     -----------------------   THROUGH
                          MARCH 31,  MARCH 31, DECEMBER 31,  JUNE 30,    MARCH 31,   MARCH 31,
                            1994       1995        1995        1995        1996        1996
                         ----------- --------- ------------ ----------- ----------- -----------
                                                            (UNAUDITED) (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............     $(140)    $(1,866)   $(3,974)     $ (735)     $(2,336)    $(8,316)
 Reconciliation to net
  cash used in
  operating activities:
 Depreciation and
  amortization.........         1          47        136          26          105         289
 Deferred rent.........       --          --         --          --            32          32
 Common stock issued
  for services.........       --          --           4         --             2           6
 Accrued interest
  exchanged for
  preferred stock......       --          --          10         --           --           10
 Changes in assets and
  liabilities:
  Prepaids and other...       --          (28)      (264)         (1)          90        (202)
  Other assets, net....        (5)         (2)       (30)          2            7         (30)
  Accounts payable.....        10          27        328         218           65         430
  Payable to related
   party...............        43          (6)       (32)        (37)          (5)        --
  Accrued liabilities..        16         132         91        (125)        (105)        134
                            -----     -------    -------      ------      -------     -------
   Net cash used in
    operating
    activities.........       (75)     (1,696)    (3,731)       (652)      (2,145)     (7,647)
                            -----     -------    -------      ------      -------     -------
CASH FLOWS FROM
 INVESTING ACTIVITIES--
 Acquisition of
  property and
  equipment............       (27)       (231)      (659)        (55)        (586)     (1,503)
                            -----     -------    -------      ------      -------     -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Sale of redeemable
  convertible preferred
  stock, net of
  issuance costs.......       --          967      5,457         --         7,499      13,923
 Sale of common stock,
  net of notes
  receivable...........         2         --           2           2            2           6
 Collection of note
  receivable...........       --            1         12          13                       13
 Proceeds from notes
  payable to
  shareholders.........       136       1,300        750         500                    2,186
 Payment on notes
  payable to
  shareholders.........       --         (136)       --          --                      (136)
 Proceeds from
  sale/leaseback of
  property and
  equipment............       --          --         333         --           508         841
 Repayment of capital
  lease obligation.....       --          --          (6)        --           (20)        (26)
                            -----     -------    -------      ------      -------     -------
   Net cash provided by
    financing
    activities.........       138       2,132      6,548         515        7,989      16,807
                            -----     -------    -------      ------      -------     -------
NET INCREASE (DECREASE)
 IN CASH AND
 EQUIVALENTS...........        36         205      2,158        (192)       5,258       7,657
CASH AND EQUIVALENTS:
 Beginning of period...       --           36        241         241        2,399         --
                            -----     -------    -------      ------      -------     -------
 End of period.........     $  36     $   241    $ 2,399      $   49      $ 7,657     $ 7,657
                            =====     =======    =======      ======      =======     =======
SUPPLEMENTARY
 DISCLOSURES OF CASH
 FLOW INFORMATION--
 Cash paid during the
  period for interest..     $ --      $     1    $    11      $  --       $   --      $    12
                            =====     =======    =======      ======      =======     =======
NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Issuance of common and
  preferred stock for
  note receivable......     $   1     $    25    $    75      $  --       $   119     $   220
                            =====     =======    =======      ======      =======     =======
 Cancellation of
  preferred stock and
  related noted
  receivable...........     $ --      $   --     $    12      $   12      $   --      $    12
                            =====     =======    =======      ======      =======     =======
 Conversion of note
  payable to
  shareholder to
  preferred stock......     $ --      $   --     $ 2,050      $1,250      $   --      $ 2,050
                            =====     =======    =======      ======      =======     =======
 Issuance of common
  warrants.............     $ --      $   --     $    25      $  --       $   --      $    25
                            =====     =======    =======      ======      =======     =======

                See notes to consolidated financial statements.

                             SILICON GAMING, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business--Silicon Gaming, Inc. (the Company) was incorporated on July 27, 1993 to develop and market innovative gaming devices through the use of advanced multimedia and interactive technologies.

  As of December 31, 1995, the Company was a development stage company. Successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, obtaining regulatory approval of its products, and achieving a level of sales adequate to support the Company's cost structure.

  Fiscal Year End--Effective April 1, 1995, the Company changed its fiscal year end to December 31 from March 31. Accordingly, the period ended December 31, 1995 is a nine-month period.

  Consolidation--The consolidated financial statements include the Company and its wholly owned subsidiaries (formed in February 1996) after elimination of intercompany accounts and transactions.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to five years.

  Research and Development Expenses--Research and development expenses are charged to operations as incurred. In connection with the Company's product development efforts, it develops software applications which are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility and/or development of the related hardware.

  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial reporting of income taxes.

  Pro Forma Net Loss Per Share--In connection with the filing by the Company of a Registration Statement with the Securities and Exchange Commission (SEC) for a proposed offering of Common Stock (See Note 10), certain shares of Redeemable Preferred Stock will automatically convert to 3,528,349 shares of Common Stock. During the twelve-month period prior to the filing of this Registration Statement, the Company has sold Redeemable Convertible Preferred Stock and issued

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

options and warrants to purchase Preferred and Common stock at prices less than the initial filing price. Accordingly, the Company has included pro forma net loss per share information as it believes this information is the most meaningful under the circumstances. Pro forma net loss per share is presented for the most recent fiscal year and interim period and is based on (i) the weighted average number of shares of Common Stock outstanding; (ii) the weighted average number of shares of Redeemable Convertible Preferred Stock issued more than one year prior to the filing date on an as-converted basis and (iii) all Redeemable Convertible Preferred Stock issued, Common Stock issued and options and warrants to purchase shares of Common and Preferred Stock granted during the twelve-month period preceding the filing date which, under the Rules and Regulations of the SEC, must be considered outstanding (using the treasury stock method at the assumed offering price) for all periods presented.

  Pro Forma Balance Sheet--The unaudited pro forma balance sheet gives effect to the April and May 1996 sale of 1,542,000 shares of Series C Redeemable Preferred Stock for cash and other consideration, the subsequent conversion of 1,998,332 shares of Series A and 4,386,141 shares of Series B Redeemable Preferred Stock on a one-for-one basis into Series A1 and Series B1 Redeemable Preferred Stock, respectively, and the conversion upon the completion of the offering of all outstanding shares of Redeemable Preferred Stock, other than Series A1 and Series B1 Redeemable Preferred Stock, into 3,528,349 shares of Common Stock. --See Note 10.

  Recently Issued Accounting Standard--In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning in 1996, and requires measurement of awards made beginning in 1995. The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the company had applied the new method of accounting. The Company intends to follow these disclosure requirements for its employee stock plans. As a result, adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

  Interim Financial Statements (Unaudited)--The accompanying balance sheet as of March 31, 1996, statement of shareholders' deficiency for the three-month period ended March 31, 1996, and the statements of operations and cash flows for the three-month periods ended June 30, 1995, March 31, 1996, and cumulative are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments and accruals, necessary for the fair presentation of the financial position and operating results as of such date and for such periods. The information disclosed in these notes to financial statements related to these periods is unaudited.

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                             MARCH 31, DECEMBER 31, MARCH 31,
                               1995        1995       1996
                             --------- ------------ ---------
                                      (IN THOUSANDS)
   Furniture and fixtures..    $ 37       $  57      $  230
   Office equipment........      52          79          95
   Computer equipment......     169         781       1,099
   Leasehold improvements..     --          --           76
                               ----       -----      ------
                                258         917       1,500
   Accumulated depreciation
    and amortization.......     (47)       (183)       (283)
                               ----       -----      ------
                               $211       $ 734      $1,217
                               ====       =====      ======

3. NOTES PAYABLE TO SHAREHOLDER

  At March 31, 1995, the Company had $1,300,000 of notes payable to shareholders which bore interest at 10% per annum with principal and interest due in fiscal 1996. In conjunction with obtaining the notes, the Company issued a warrant to purchase 125,000 shares of its common stock for $0.07 per share. In June 1995, $1,250,000 of the notes payable were converted to Series A redeemable convertible preferred stock and the warrant was canceled. Between April and August 1995, the Company borrowed an additional $750,000 from existing shareholders, evidenced by notes payable bearing interest at 10% with principal and interest payable on demand. In August 1995, the remaining $800,000 notes payable and $10,000 of accrued interest were converted to Series B redeemable convertible preferred stock.

4. COMMITMENTS

  As of December 31, 1995, the Company had entered into two agreements to license patented core technologies and product development services essential to the development and production of the Company's product. In connection with these agreements, upon meeting certain product development milestones (as defined), the Company is obligated to pay license and development fees totaling $770,000, of which $140,000 and $560,000 had been paid and $35,000 and $57,000 was included in accrued liabilities as of March 31, 1995 and December 31, 1995, respectively. These costs have been expensed as incurred.

5. LEASES

  In October 1995, the Company obtained a lease line of credit to acquire up to $1,000,000 of equipment under capital leases with a term of 48 months. The Company granted the leasing company a warrant to purchase 61,404 shares of its Series B preferred stock at a price of $1.14 per share; such warrant expires in the year 2002 and may be net-exercised by the holder. The estimated fair value of the warrant, $25,000, has been recorded as a deferred financing cost in other assets, and will be amortized over the term of the related leases. In December 1995, the Company entered into a sale/leaseback arrangement under this lease line for equipment with an original cost of $333,000; no gain or loss was recorded on this transaction. In addition, $508,000 of equipment was subject to sale/leaseback arrangements in the three-month period ended March 31, 1996.

  In September 1995, the Company entered into a lease agreement for new facilities which it expects to occupy in February 1996. The lease expires in 2006 and requires the Company to incur at least $175,000 for net leasehold improvements in the first three years of occupancy. The Company has found a sublessee for its current facility.

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

  Future minimum operating and capital lease commitments at December 31, 1995 are as follows:

                                                               OPERATING CAPITAL
                                                                LEASES    LEASE
                                                               --------- -------
                                                                (IN THOUSANDS)
   1996.......................................................  $  304    $ 84
   1997.......................................................     299     101
   1998.......................................................     299     112
   1999.......................................................     422     103
   2000.......................................................     445     --
   Thereafter.................................................   2,575     --
                                                                ------    ----
   Total minimum lease payments...............................  $4,344     400
                                                                ======
   Amount representing interest...............................             (73)
                                                                          ----
   Present value of lease payments............................             327
   Current portion............................................             (55)
                                                                          ----
   Long-term portion..........................................            $272
                                                                          ====

  Total rent expense (including prorated common area maintenance charges and utilities) for the period from inception through March 31, 1994, the year ended March 31, 1995, the nine-month period ended December 31, 1995 and the three-month period ended March 31, 1996 was $4,000, $49,000, $58,000 and $117,000, respectively.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Redeemable convertible preferred stock consists of:

                                                                   AMOUNT, NET
                                                                     OF NOTES
                                          DESIGNATED OUTSTANDING    RECEIVABLE
                                          ---------- -----------  --------------
                                                                  (IN THOUSANDS)
Series A:
  Issued May 1994 at $.75 per share for
   cash..................................  2,999,997  1,299,998      $   967
  Issued October 1994 at $.75 for notes..                50,000          --
                                                     ----------      -------
Balances, March 31, 1995.................             1,349,998          967
  Cancellation of shares and note in June
   1995..................................               (16,667)         --
  Collection of notes receivable.........                                 12
  Conversion of notes payable at $.75 per
   share in June 1995....................             1,666,666        1,250
                                                     ----------      -------
Balance, Series A........................             2,999,997        2,229
Series A1, designated and unissued.......  2,999,997        --           --
Series B--
  Issued August 1995 at $1.14 per share
   for cash and conversion of $800,000
   notes payable and related accrued
   interest..............................  5,596,404  5,535,000        6,267
Series B1, designated and unissued.......  5,596,404        --           --
                                                     ----------      -------
Balances, December 31, 1995..............             8,534,997        8,496
Series C (see Note 10)--
  Issued March 1996 at $5.00 per share
   for cash..............................  3,000,000  1,600,000        7,500
                                          ---------- ----------      -------
Balances, March 31, 1996................. 20,192,802 10,134,997      $15,996
                                          ========== ==========      =======

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

  Significant terms of the Series A and B redeemable convertible preferred stock are as follows:

  . Each share of Series A and B redeemable preferred stock is convertible into 0.6667 shares of common stock (subject to adjustment for anti-dilution) at the election of the holder. Such conversion shall be automatic in the event of an initial public offering of stock meeting certain criteria.

  . Each share of Series A and B redeemable preferred stock is convertible at any time into one share of Series A1 and B1 redeemable preferred stock, respectively, at the option of the holder.

  . Each share of Series A and Series B redeemable preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. Shares of Series A1 and B1 redeemable preferred stock have no voting rights except as required by law.

  . At any time after August 2000, the holders of a majority of the then outstanding shares of preferred stock may require the Company to redeem for cash the preferred shares outstanding over a three-year period at a per share purchase price equal to the original issue price (subject to certain anti-dilution adjustments) plus all declared but unpaid dividends on such shares. The Company shall redeem the shares of preferred stock ratably from the preferred shareholders of record on that date.

  . Dividends may be declared at the discretion of the Board of Directors and are noncumulative. To the extent declared, dividends of $0.075 per share for Series A and A1 and $0.114 per share for Series B and B1 redeemable preferred stock must be paid prior to any dividends on common stock. No dividends have been declared through December 31, 1995.

  . In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders shall receive the initial issue price per share plus all declared but unpaid dividends. If the assets and funds to be distributed are insufficient to permit full payment, then the funds shall be distributed on a pro rata basis. Upon completion of this distribution, the holders of the common stock will receive a pro rata distribution of any remaining assets of the Company.

  . Holders of the preferred stock have certain registration rights.

7. COMMON STOCK

  Common stock was reserved for issuance as follows:

                                                        DECEMBER 31, MARCH 31,
                                                            1995       1996
                                                        ------------ ---------
   Conversion of outstanding redeemable convertible
    preferred stock...................................   5,689,998   6,756,664
   Issuable under stock purchase warrants (see Notes 5
    and 10)...........................................      40,936     274,269
   Stock Option Plan..................................   1,340,445     495,278
                                                         ---------   ---------
                                                         7,071,379   7,526,211
                                                         =========   =========

 Stock Option Plan

  Under the 1994 Stock Option Plan (the "1994 Option Plan"), the Company may grant incentive or nonstatutory stock options. Up to 2,056,667 shares of common stock have been authorized for issuance under the 1994 Option Plan. The 1994 Option Plan allows the Company to grant incentive stock options and nonstatutory stock options to key employees, directors and consultants at not less

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

than the fair market value at the date of grant as determined by the Board of Directors. Nonstatutory options may be granted at prices ranging from 85% to 110% of fair market value at the date of grant. The options generally expire five to ten years from the date of grant. Incentive stock options and nonstatutory options normally vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter but may be exercised at any time, subject to the Company's right to repurchase unvested shares at the original exercise price upon termination. During the nine-month period ended December 31, 1995, employees exercised options in exchange for notes payable to the Company of $75,000. Of the 693,333 exercised shares, 562,536 shares were not vested at December 31, 1995. (As of March 31, 1996, of the 1,043,703 exercised shares, 925,750 shares were not vested.)

  Details of option activity under the Plan are as follows:

                                                NUMBER
                                                  OF       EXERCISE
                                                SHARES       PRICE      TOTAL
                                               ---------  ----------- ---------
Granted.......................................   406,667     $0.11    $  42,700
                                               ---------              ---------
Outstanding March 31, 1995....................   406,667     $0.11       42,700
Granted....................................... 1,096,333  $0.11-$0.17   141,255
Exercised.....................................  (716,222) $0.11-$0.17   (77,203)
Canceled......................................   (61,111)    $0.11       (6,417)
                                               ---------              ---------
Outstanding, December 31, 1995................   725,667  $0.11-$0.17   100,335
Granted.......................................   178,000  $0.17-$1.50    51,620
Exercised.....................................  (845,167) $0.11-$0.17  (122,353)
Canceled......................................    (4,000) $0.11-$0.17      (477)
                                               ---------              ---------
Outstanding, March 31, 1996...................    54,500  $0.11-$1.50 $  29,125
                                               =========              =========

  No stock options were granted during the period ended March 31, 1994.

  At December 31, 1995, 133,686 options were exercisable and 615,311 shares were available for future grant. At March 31, 1996, 440,778 shares were available for future grant.

8. INCOME TAXES

  The Company has had losses since inception and therefore has not provided for income taxes.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant components of the Company's deferred income tax assets as of March 31, 1995 and December 31, 1995 are as follows:

                                                          MARCH 31, DECEMBER 31,
                                                            1995        1995
                                                          --------- ------------
                                                              (IN THOUSANDS)
Net deferred tax assets:
  Net operating losses...................................   $778       $2,031
  Research and development credits.......................    112          150
  Capitalized research and development costs.............     81          428
  Accruals deductible in different periods...............     24         (183)
  Depreciation and amortization..........................     (1)          53
                                                            ----       ------
                                                             994        2,479
Valuation allowance......................................   (994)      (2,479)
                                                            ----       ------
Total....................................................   $--        $  --
                                                            ====       ======

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

  Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of March 31, 1995 and December 31, 1995, respectively.

  At December 31, 1995, the Company has net operating loss carryforwards of approximately $5,800,000 and $1,000,000 for federal and state income tax purposes, respectively ($8,100,000 and $1,700,000, respectively as of March 31, 1996). These carryforwards begin to expire in 2000. The net operating loss carryforwards available for state tax purposes are substantially less than for federal tax purposes, primarily because research and development costs have been capitalized for state income tax purposes.

  The Company also has research and development credit carryforwards of approximately $100,000 and $50,000 available to offset future federal and state income taxes, respectively, as of December 31, 1995 and March 31, 1996. These carryforwards begin expiring in 2000.

  Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss and tax credit carryforwards if there is a change in ownership, as defined, within any three-year period. As a result of certain stock offerings, approximately $3,500,000 of federal net operating loss carryforwards are limited to an annual deduction of approximately $650,000, until utilized or expired.

9. RELATED PARTIES

  For the period from inception through March 31, 1994, the year ended March 31, 1995 and the nine-month period ended December 31, 1995, the Company paid approximately $30,000, $166,000 and $23,000, respectively, to a partnership in which a founder is a partner in exchange for management services and administrative support. Additionally, for the period inception through March 31, 1994, the year ended March 31, 1995, and the nine-month period ended December 31, 1995, payroll and other expenses, including rent, utilities and travel, amounting to $106,000, $467,000 and $71,000, respectively, were paid on behalf of the Company by affiliated companies and were subsequently reimbursed by the Company.

10. SUBSEQUENT EVENTS

  In March 1996, the Company restated its articles of incorporation to increase the number of authorized common shares to 16,666,667 shares, to increase the number of authorized preferred shares to 20,192,802 and to designate 3,000,000 shares of preferred stock as Series C redeemable preferred stock. Each share of Series C redeemable preferred stock is convertible into
0.6667 shares of common stock at the election of the holder (subject to anti-dilution adjustment) and will automatically convert upon an initial public offering of stock meeting certain criteria, has voting rights equal to the number of shares of common stock into which it is convertible, is entitled to a non-cumulative dividend of $0.50 per share to the extent declared by the Board of Directors, and has a liquidation preference consistent with, and ranking equally with all outstanding preferred stock. The Company also has the right up to March 1, 1997 to repurchase all of the shares of Series C redeemable preferred stock held by any stockholder for the original issuance price in order to facilitate the Company's attempt to obtain a gaming license in any jurisdiction. In addition, the date upon which all classes of preferred stockholders may require the Company to redeem their outstanding shares was extended to February 28, 2002.

                             SILICON GAMING, INC.

        (INFORMATION AS OF MARCH 31, 1996, FOR THE THREE-MONTH PERIODS ENDED JUNE 30, 1995 AND MARCH 31, 1996, AND CUMULATIVE IS UNAUDITED.)

  On March 22, 1996, the Company sold 1,600,000 shares of Series C redeemable convertible preferred stock for cash consideration of $8,000,000. The Company incurred issuance costs of approximately $500,000 and issued to the placement agent warrants to purchase 116,667 shares of common stock at $7.50 per share.

  During April 1996, holders of 1,998,332 Series A redeemable convertible shares converted their shares into Series A1 Redeemable Preferred Stock, and holders of 4,386,141 Series B redeemable preferred stock converted their shares into Series B1 Redeemable Preferred Stock.

  In May 1996, the Board of Directors of the Company approved an increase in the number of authorized shares of preferred stock to 20,417,802 and the designated number of shares of Series C redeemable convertible preferred stock to 3,225,000. During April and May 1996, the Company sold an additional 1,492,000 shares of Series C redeemable convertible preferred stock for cash consideration of $7,460,000, issued 50,000 shares of Series C redeemable convertible preferred stock for other consideration of $250,000 and incurred an additional $500,000 of issuance costs.

  On May 28, 1996, the Board of Directors adopted the following, which was approved by shareholders on June 12, 1996 and effected on July 25, 1996:

  . A three-for-two reverse split of the outstanding shares of common stock
    (the "Reverse Split"). All share and per share amounts in these financial statements have been adjusted to reflect this split.

  . An increase in the number of shares of authorized shares of Common Stock to 50,000,000.

  . The authorization of 500,000 additional shares of preferred stock having such rights, preferences and privileges as may be determined from time to time by the Board of Directors, subject to the effectiveness of the Registration Statement described below.

  . An increase in the number of shares reserved under the 1994 Stock Option
    Plan to 2,866,667.

  . The 1996 Employee Stock Purchase Plan and reserved 300,000 shares of
    Common Stock for sale to employees at a price no less than 85% of the lower of fair market value at the beginning of the 24-month offering period or the end of each six-month purchase period.

  . The 1996 Outside Directors Stock Option Plan and reserved 200,000 shares of Common Stock for grants of options to each outside directors to purchase 15,000 shares of Common Stock at fair market value as of the grant date, as well as additional option grants for 5,000 shares to be issued in each subsequent year.

  On May 30, 1996, the Company filed a Registration Statement with the SEC for the sale of 3,500,000 shares of Common Stock (excluding the underwriters' over-allotment option for an additional 525,000 shares). Upon the effectiveness of this offering:

  . All outstanding shares of Redeemable Preferred Stock, other than Series
    A1 and B1 Nonvoting Redeemable Preferred Stock, will convert to 3,528,349 shares of Common Stock.

  . The number of authorized shares of Preferred Stock will be reduced to 6,884,473 including the additional 500,000 shares described above.

        Photographs depicting sample screens from the Company's Machine Management System, an on-line help and information system, with the accompanying text, "Our proprietary, touch-screen controlled Machine Management System offers a full range of simple, intuitive system diagnostics and game performance assessment tools."

        Sample images from the entertainment video that is projected on the screen of the platform during play stoppages with the accompanying text, "Designed to keep players engaged during service delays, the Silicon Gaming platform plays a series of attention-grabbing entertainment and promotional videos."

        Images of the slot machine's "candle" illuminated in different colors with the accompanying text, "An informative, multi-state "candle" atop the Silicon Gaming machine utilizes different colors and flash rates to help casino floor personnel prioritize their response to customers in need of assistance."

Additional text on this page reads as follows: "SLOT MACHINES and similar devices are the dominant source of revenue for casino operators in most U.S. gaming markets.

At Silicon Gaming, our knowledge of the casino industry and its needs has shaped the entire design of our innovative gaming platform. The machine's modular construction makes it quick and easy both to service and to upgrade, ensuring minimal down-time, high serviceability, and a long life. Three service doors provide quick, ready access to the most frequently serviced components, so disruptions to players' enjoyment and operators' revenue streams are kept to a minimum. And our propriety Machine Management System enables casino personnel to run diagnostic programs on each unit and review detailed performance data collected from each machine."

UNDERSTANDING OUR CUSTOMER...THE CASINO OPERATOR.

- --------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, INFORMATION OR SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHER-WISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGIS-TRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HERE-UNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

- --------------------------------------------------------------------------------
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary.....................................................    3
  Risk Factors...........................................................    7
  Use of Proceeds........................................................   13
  Dividend Policy........................................................   13
  Capitalization.........................................................   14
  Dilution...............................................................   15
  Selected Consolidated Financial Data...................................   16
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................   17
  Business...............................................................   20
  Management.............................................................   45
  Certain Transactions...................................................   52
  Principal Shareholders.................................................   53
  Description of Capital Stock...........................................   55
  Shares Eligible for Future Sale........................................   58
  Underwriting...........................................................   60
  Legal Matters..........................................................   62
  Experts................................................................   62
  Changes in and Disagreements with Accountants..........................   63
  Additional Information.................................................   63
  Index to Financial Statements..........................................  F-1

 UNTIL       , 1996, (25 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS
 EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS
 IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING
 AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- --------------------------------------------------------------------------------
[LOGO OF SILICON GAMING APPEARS HERE]

 3,500,000 SHARES
 COMMON STOCK

 DEUTSCHE MORGAN GRENFELL

 BEAR, STEARNS & CO. INC.

 MONTGOMERY SECURITIES

 OPPENHEIMER & CO., INC.

 PROSPECTUS

     , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

      Registration fee.............................................. $   16,656
      NASD filing fee...............................................      5,330
      Nasdaq National Market fee....................................     50,000
      Blue sky qualification fees and expenses......................      4,125
      Printing and engraving expenses...............................    165,000
      Legal fees and expenses.......................................    200,000
      Accounting fees and expenses..................................    100,000
      Director and Officer Liability Insurance......................    300,000
      Transfer agent and registrar fees.............................     10,000
      Miscellaneous.................................................    398,889
                                                                     ----------
        Total....................................................... $1,250,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability to the Registrant for monetary damages, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexercised pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as injunctive relief or other forms of non-monetary relief would remain available under California law.

  Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Exchange Act.

  These indemnification provisions permit indemnification of the Registrants' officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  (a) Since inception (July 27, 1993), the Registrant has sold and issued the following unregistered securities:

    (1) In September 1993, the Registrant issued 3,000,000 shares of Common Stock to its founders for aggregate cash consideration of $3,000.

    (2) In May 1994, the Registrant issued 1,299,998 shares of Series A Preferred Stock to sophisticated investors for aggregate cash consideration of $974,999.

    (3) In October 1994, the Registrant issued 50,000 shares of Series A Preferred Stock to a member of the Company's Board of Directors in exchange for a promissory note in the principal amount of $37,500.

    (4) In June 1995, the Registrant issued 1,666,666 shares of Series A Preferred Stock to Technology Partners in exchange for cancellation of $1,250,000 in indebtedness and termination of warrants to purchase 125,000 shares of Common Stock at $0.07 per share.

    (5) In August 1995, the Registrant issued 5,535,000 shares of Series B Preferred Stock to sophisticated investors for aggregate consideration of $6,309,900, of which $5,500,000 was paid in cash and $809,900 represented cancellation of indebtedness.

    (6) In October 1995, in connection with an equipment lease, the Registrant issued to Lighthouse Capital Partners, L.P. warrants to purchase 61,404 shares of Series B Preferred Stock at an exercise price of $1.14 per share.

    (7) In March, April and May 1996, the Registrant issued 3,142,000 shares of Series C Preferred Stock to sophisticated investors for aggregate consideration of $15,710,000, of which $15,460,000 was paid in cash and $250,000 represented a fully paid-up software license. In connection with these transactions, the Registrant issued warrants (the "1996 Warrants") to purchase an aggregate of 350,000 shares of Common Stock to certain financial advisors, including certain of the Representatives, in partial consideration for services rendered by such advisors in the transaction. As originally agreed, the 1996 Warrants consisted of warrants to purchase 150,000 shares at an exercise price of $5.00 per share and warrants to purchase 200,000 shares at an exercise price equal to (i) the offering price of the Registrant's Common Stock in an initial public offering ("IPO"), or (ii) if, prior to an IPO or December 31, 1996, the Registrant is acquired through a merger with an entity whose Common Stock is publicly traded (a "Merger"), the average trading price of the shares of the surviving entity during as specified period following such Merger, or (iii) if neither an IPO nor a Merger occurs prior to December 31, 1996, $5.00 per share. In July 1996, in consideration for the Company's agreement to issue the Representatives' Warrants upon the closing of the sale of Common Stock in its IPO, the 1996 Warrants were amended such that they are exercisable for an aggregate of 175,000 shares at an exercise price of $5.00 per share.

    (8) From July 27, 1993, to December 31, 1995, the Registrant issued options to purchase an aggregate of 2,254,500 shares of Common Stock under the Option Plan, of which options to purchase 1,074,333 shares have been exercised.

  (b) The issuances of securities described in Item 15(a)(1) through (6) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of securities described in Item 15(a)(7) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D promulgated thereunder. The issuances of securities described in Item 15(a)(8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) THE FOLLOWING IS A LIST OF EXHIBITS FILED HEREWITH AS A PART OF THIS REGISTRATION STATEMENT.

    EXHIBIT
    NUMBER                         DESCRIPTION OF DOCUMENT
   ---------                       -----------------------
    1.1 (2)  Form of Underwriting Agreement.
    1.2      Form of Representatives' Warrant, as amended.
    3.1 (2)  Third Amended & Restated Articles of Incorporation of the
              Registrant, as proposed to be amended.
    3.2 (1)  Bylaws of the Registrant.
    3.3 (2)  Proposed Amended and Restated Articles of Incorporation of the
              Registrant (to be effective after the offering).
    5.1 (2)  Opinion of Gray Cary Ware & Freidenrich, A Professional
              Corporation.
    7.1 (1)  Opinion of Gray Cary Ware & Freidenrich, A Professional
              Corporation, regarding liquidation preferences.
   10.1 (1)  Amended and Restated 1994 Stock Option Plan, as amended.
   10.2 (1)  Lease Agreement dated September 14, 1995, between the Registrant and Demmon Family Partnership.
   10.3 (1)  Founders Stock Purchase Agreements dated September 14, 1993, between the Registrant and Robert M. Fell and David S. Morse,
              respectively.
   10.4 (1)  Series A Preferred Stock Purchase Agreement dated as of May 12,
              1994.
   10.5 (1)  Series B Preferred Stock Purchase Agreement dated as of August 10,
              1995.
   10.6 (2)  Series C Preferred Stock Purchase Agreement dated as of March 21,
              1996, as amended May 29, 1996.
   10.7 (1)  Second Amended and Restated Rights Agreement dated as of March 21,
              1996.
   10.8 (1)  Master Equipment Lease Agreement dated October 6, 1995, between the Registrant and Lighthouse Capital Partners, L.P.
   10.9 (1)  Letter agreement dated December 8, 1994, between the Registrant and IDEO Product Development providing for product development.
   10.10 (1) Side Letter Agreement dated March 21, 1996, between the Registrant and the Interpublic Group of Companies, Inc.
   10.11 (1) Side Letter Agreement dated March 21, 1996, between the Registrant and Station Casinos, Inc.
   10.12 (1) ASIC Design and Development Agreement dated January 1995 between the Registrant and RAVIcad, Inc.
   10.13 (1) License Agreement dated February 6, 1995, between the Registrant and RAVIcad, Inc.
   10.14 (1) ASIC Design and Development Agreement dated February 15, 1995, between the Registrant and RAVIcad, Inc.
   10.15 (1) OEM Master License Agreement dated April 17, 1996, between the
              Registrant and RSA Data Security, Inc.
   10.16 (1) Agreement dated March 26, 1996, between the Registrant and MICROID
              Research.
   10.17 (1) Management Services Agreement by and between the Registrant and
              Interactive Partners.
   10.18 (2) Employment Agreement dated May 25, 1995, by and between the
              Registrant and Donald J. Massaro.
   10.19 (1) 1996 Employee Stock Purchase Plan.
   10.20 (1) 1996 Outside Directors Stock Option Plan.
   10.21     Software Licence Agreement dated June 20, 1996 between the
              Registrant and Duck Corporation.
   11.1 (1)  Statement of Computation of Loss Per Share.
   16.1 (1)  Letter re change in certifying accountant.
   21.1 (2)  Subsidiaries of the registrant.
   23.1      Consent of Deloitte & Touche LLP.
   23.2 (2)  Consent of Horn, Goldberg, Gorny, Daniels, Plackter, Weiss &
              Casiello, P.C.
   23.3 (2)  Consent of Green, Schaff & Margo, P.C.
   23.4 (2)  Consent of Waycaster & Warren.
   23.5 (2)  Consent of Lionel, Sawyer & Collins.
   23.6 (2)  Consent of Gray Cary Ware & Freidenrich, A Professional
              Corporation. Reference is made to Exhibit 5.1.
   24.1 (2)  Power of Attorney (included on page II-5 hereof).
   27 (1)    Financial Data Schedule.

- --------

(1) Incorporated by reference to identically numbered exhibit to Registrant's Registration Statement on Form 10 (No. 0-28294) filed with the Commission on April 24, 1996, as amended by Form 10-A Amendment No. 1 filed with the commission on June 13, 1996.

(2) Previously Filed.

  (B) FINANCIAL STATEMENT SCHEDULES.

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING THIS AMENDMENT ON FORM S-1 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF PALO ALTO, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 29TH DAY OF JULY 1996.

                                          Silicon Gaming, Inc.

                                                   /s/ Donald J. Massaro
                                          By: _________________________________
                                             DONALD J. MASSAROCHIEF EXECUTIVE
                                              OFFICER AND DIRECTOR(PRINCIPAL
                                                    EXECUTIVE OFFICER)


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                         TITLE                DATE

        /s/ Donald J. Massaro           President, Chief
- -------------------------------------    Executive Officer      July 29, 1996
          DONALD J. MASSARO              and Director
                                         (Principal
                                         Executive Officer)

        /s/ Thomas E. Carlson           Vice President--
- -------------------------------------    Chief Financial        July 29, 1996
          THOMAS E. CARLSON              Officer (Principal
                                         Financial and
                                         Accounting Officer)

            David Morse*                Director
- -------------------------------------                           July 29, 1996
             DAVID MORSE

                                        Director
- -------------------------------------                            July  , 1996
           ROBERT M. FELL

            William Hart*               Director
- -------------------------------------                           July 29, 1996
            WILLIAM HART

                                        Director                 July  , 1996
- -------------------------------------
           KEVIN R. HARVEY

        /s/ Donald J. Massaro
*BY: ________________________________
  DONALD J. MASSARO, AS ATTORNEY-IN-
                 FACT

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                         DESCRIPTION OF DOCUMENT
   ---------                       -----------------------
    1.1 (2)  Form of Underwriting Agreement.
    1.2      Form of Representatives' Warrant, as amended.
    3.1 (2)  Third Amended & Restated Articles of Incorporation of the
              Registrant, as proposed to be amended.
    3.2 (1)  Bylaws of the Registrant.
    3.3 (2)  Proposed Amended and Restated Articles of Incorporation of the
              Registrant (to be effective after the offering).
    5.1 (2)  Opinion of Gray Cary Ware & Freidenrich, A Professional
              Corporation.
    7.1 (1)  Opinion of Gray Cary Ware & Freidenrich, A Professional
              Corporation, regarding liquidation preferences.
   10.1 (1)  Amended and Restated 1994 Stock Option Plan, as amended.
   10.2 (1)  Lease Agreement dated September 14, 1995, between the Registrant and Demmon Family Partnership.
   10.3 (1)  Founders Stock Purchase Agreements dated September 14, 1993, between the Registrant and Robert M. Fell and David S. Morse,
              respectively.
   10.4 (1)  Series A Preferred Stock Purchase Agreement dated as of May 12,
              1994.
   10.5 (1)  Series B Preferred Stock Purchase Agreement dated as of August 10,
              1995.
   10.6 (2)  Series C Preferred Stock Purchase Agreement dated as of March 21,
              1996, as amended May 29, 1996.
   10.7 (1)  Second Amended and Restated Rights Agreement dated as of March 21,
              1996.
   10.8 (1)  Master Equipment Lease Agreement dated October 6, 1995, between the Registrant and Lighthouse Capital Partners, L.P.
   10.9 (1)  Letter agreement dated December 8, 1994, between the Registrant and IDEO Product Development providing for product development.
   10.10 (1) Side Letter Agreement dated March 21, 1996, between the Registrant and the Interpublic Group of Companies, Inc.
   10.11 (1) Side Letter Agreement dated March 21, 1996, between the Registrant and Station Casinos, Inc.
   10.12 (1) ASIC Design and Development Agreement dated January 1995 between the Registrant and RAVIcad, Inc.
   10.13 (1) License Agreement dated February 6, 1995, between the Registrant and RAVIcad, Inc.
   10.14 (1) ASIC Design and Development Agreement dated February 15, 1995, between the Registrant and RAVIcad, Inc.
   10.15 (1) OEM Master License Agreement dated April 17, 1996, between the
              Registrant and RSA Data Security, Inc.
   10.16 (1) Agreement dated March 26, 1996, between the Registrant and MICROID
              Research.
   10.17 (1) Management Services Agreement by and between the Registrant and
              Interactive Partners.
   10.18 (2) Employment Agreement dated May 25, 1995, by and between the
              Registrant and Donald J. Massaro.
   10.19 (1) 1996 Employee Stock Purchase Plan.
   10.20 (1) 1996 Outside Directors Stock Option Plan.
   10.21     Software Licence Agreement dated June 20, 1996 between the
              Registrant and Duck Corporation.
   11.1 (1)  Statement of Computation of Loss Per Share.
   16.1 (1)  Letter re change in certifying accountant.
   21.1 (2)  Subsidiaries of the registrant.
   23.1      Consent of Deloitte & Touche LLP.
   23.2 (2)  Consent of Horn, Goldberg, Gorny, Daniels, Plackter, Weiss &
              Casiello, P.C.
   23.3 (2)  Consent of Green, Schaff & Margo, P.C.
   23.4 (2)  Consent of Waycaster & Warren.
   23.5 (2)  Consent of Lionel, Sawyer & Collins.
   23.6 (2)  Consent of Gray Cary Ware & Freidenrich, A Professional
              Corporation. Reference is made to Exhibit 5.1.
   24.1 (2)  Power of Attorney (included on page II-5 hereof).
   27 (1)    Financial Data Schedule.

- --------

(1) Incorporated by reference to identically numbered exhibit to Registrant's Registration Statement on Form 10 (No. 0-28294) filed with the Commission on April 24, 1996, as amended by Form 10-A Amendment No. 1 filed with the commission on June 13, 1996.

(2) Previously Filed.